Exhibit 10.1

EXECUTION

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

May 31, 2013

among

SANCHEZ ENERGY CORPORATION,

SEP HOLDINGS III, LLC

SN MARQUIS LLC,

And

SN COTULLA ASSETS, LLC
as Borrowers,

ROYAL BANK OF CANADA
as Administrative Agent,

CAPITAL ONE, NATIONAL ASSOCIATION

as Syndication Agent

RBC CAPITAL MARKETS
as Sole Lead Arranger and
Sole Book Runner

and

THE LENDERS PARTY HERETO

Sanchez Energy Amended

And Restated Credit Agreement

i

Section 12.08	Right of Setoff	115
Section 12.09	GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS	116
Section 12.10	Headings	117
Section 12.11	Confidentiality	117
Section 12.12	EXCULPATION PROVISIONS	118
Section 12.13	No Third Party Beneficiaries	118
Section 12.14	Collateral Matters; Swap Agreements	118
Section 12.15	US Patriot Act Notice	119
Section 12.16	Interest Rate Limitation	119
Section 12.17	Intercreditor Agreement	120
Section 12.18	Termination and Release	120
Section 12.19	Release	120
Section 12.20	Resignation of Predecessor Administrative Agent and Predecessor Issuing Bank; Appointment of Successor Administrative Agent and Successor Issuing Bank; Assignment	121
Section 12.21	Amendment and Restatement	121
Section 12.22	Termination of Commitment under Original Credit Agreement	122
Section 12.23	No Novation, Etc.	122
Section 12.24	Joint and Several Liability	122
Section 12.25	Keepwell	124

Annex 1	List of Maximum Credit Amounts

Exhibit A	Form of Note
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Interest Election Request
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Assignment and Assumption
Exhibit F	U.S. Tax Compliance Certificates (F-1 through F-4)
Exhibit G	Form of Guaranty
Exhibit H	Form of Joinder

Schedule 7.01	Corporate Organizational Chart
Schedule 7.05	Litigation
Schedule 7.14	Subsidiaries
Schedule 7.16	Title Exceptions to Properties
Schedule 7.18	Gas Imbalances
Schedule 7.19	Marketing Contracts
Schedule 7.20	Swap Agreements
Schedule 7.26	Purchasers of Production
Schedule 9.02	Existing Debt
Schedule 9.03	Liens
Schedule 9.05	Investments
Schedule 9.17	Existing Shell Swap Agreements

This Amended and Restated Credit Agreement, dated as of May 31, 2013, is among SANCHEZ ENERGY CORPORATION, a Delaware corporation (“Sanchez”), SEP HOLDINGS III, LLC, a Delaware limited liability company (“SEP”) and SN MARQUIS LLC, a Delaware limited liability company (“SN Marquis”, together with Sanchez and SEP, hereinafter collectively called the “ Original Borrowers”, and each individually “Original Co-Borrower”), SN COTULLA ASSETS, LLC, a Texas limited liability company (“SN Cotulla”, together with Sanchez, SEP and SN Marquis, hereinafter collectively called the “Borrowers”, and each individually “Co-Borrower”), ROYAL BANK OF CANADA (in its individual capacity, “RBC”), as administrative agent for the Lenders (hereinafter defined) (in such capacity, together with its successors in such capacity, the “Administrative Agent”), Capital One, National Association (in its individual capacity, “Capital One”), as administrative agent under the Original Credit Agreement (hereinafter defined) (in such capacity, the “Predecessor Administrative Agent”) solely for purposes of evidencing its agreement with Section 12.20 and the matters set forth in Recitals G and I, Capital One, as issuing bank under the Original Credit Agreement (in such capacity, the “Predecessor Issuing Bank”) solely for purposes of evidencing its agreement with Section 12.20 and the matters set forth in Recital J,  Capital One, as syndication agent, and each of the Lenders from time to time party hereto.

RECITALS

A.                                    The Original Borrowers, the Predecessor Administrative Agent and the lenders party thereto, including certain of the Lenders (the “Original Lenders”) were parties to that certain Credit Agreement dated as of November 15, 2012 originally entered into by the Predecessor Administrative Agent, the Original Lenders, and Original Borrowers (the “Original Credit Agreement”).

B.                                    Contemporaneously with the Original Credit Agreement, the Original Borrowers and Macquarie Bank Limited (in its individual capacity, “Macquarie”), as administrative agent (the “Second Lien Administrative Agent”) and lenders party thereto, entered into that certain Second Lien Term Credit Agreement (as from time to time amended, the “Second Lien Credit Agreement”).

C.                                    In order to secure the full and punctual payment and performance of the obligations of the Original Borrowers and other Original Loan Parties (hereinafter defined) under the Original Credit Agreement, the other Loan Documents (as defined in the Original Credit Agreement) and the Original Secured Swap Agreements (hereinafter defined), the Original Borrowers executed and delivered mortgages, deeds of trust, collateral assignments, security agreements, pledge agreements and financing statements in favor of the Predecessor Administrative Agent (collectively, the “Original First Lien Security Documents”) granting first priority mortgage liens and continuing security interests in and to the collateral described in such Original First Lien Security Documents.

D.                                    In order to secure the full and punctual payment and performance of the obligations under the Second Lien Credit Agreement and other Loan Documents (as defined in the Second Lien Credit Agreement), the Original Borrowers executed and delivered mortgages, deeds of trust, collateral assignments, security agreements, pledge agreements and financing statements in favor of the Second Lien Administrative Agent (collectively, the “Original Second Lien Security Documents”) granting second priority mortgage liens and continuing security interests in and to the collateral described in such Original Second Lien Security Documents.

E.                                     The Predecessor Administrative Agent, Second Lien Administrative Agent and the Original Borrowers entered into that certain Intercreditor Agreement dated as of November 15, 2012.

F.                                      Pursuant to the provisions of Section 12.04 of the Original Credit Agreement, of even date herewith but effective immediately prior to the effectiveness of this Agreement, the following Assignments and Assumptions (the “Original Credit Agreement Assignments and Assumptions”) were entered into and in connection therewith the respective assignor has been paid in full for all amounts owing to it as of the Effective Date, including principal, accrued interest and all fees and expenses incurred through such date:

(i)                                     Assignment and Assumption whereby Capital One assigned a 100% interest in and to all of its rights and obligations under the Original Credit Agreement including, without limitation, such percentage interest in its Commitment (as defined in the Original Credit Agreement), the Loans (as defined in the Original Credit Agreement) owing to it and the Note (as defined in the Original Credit Agreement) held by it, to RBC;

(ii)                                  Assignment and Acceptance Agreement whereby Macquarie assigned a 100% interest in and to all of its rights and obligations under the Original Credit Agreement including, without limitation, such percentage interest in its Commitment (as defined in the Original Credit Agreement), the Loans (as defined in the Original Credit Agreement) owing to it and the Note (as defined in the Original Credit Agreement) held by it to RBC;

G.                                    The Predecessor Administrative Agent accepted and recorded such assignments and, to the extent required under the Original Credit Agreement, the Original Borrowers also consented to such assignments.  The Predecessor Administrative Agent waived, and hereby waives, the $3,500 administrative fee for each assignment provided for in Section 12.04(b)(ii) of the Original Credit Agreement.

H.                                   The Original Borrowers have requested certain amendments to the Original Credit Agreement including, among other things, (i) the replacement of Capital One as administrative agent and issuing bank by RBC, (ii) an increase in the Maximum Credit Amount to $500,000,000, (iii) an increase in the Borrowing Base to $175,000,000, and (iv) certain other amendments, and the Lenders have agreed to amend and restate in its entirety the Original Credit Agreement on the terms and conditions set forth herein, to renew, extend and rearrange the Debt outstanding under the Original Credit Agreement (but not to repay or pay off such Debt), to adjust the Applicable Percentages of the Lenders, to increase the Maximum Credit Amount to $500,000,000 and to increase the Borrowing Base as of the Effective Date (hereinafter defined) to $175,000,000.

I.                                        Pursuant to Section 12.20(a) hereof, Capital One, has resigned as Administrative Agent in accordance with Section 11.06 of the Original Credit Agreement (and by their execution hereof, the Lenders and Original Borrowers waive any requirement of notice of such resignation) and RBC, pursuant to Section 12.20(a) hereof and in accordance with Section 11.06 of the Original Credit Agreement, has become the Successor Administrative Agent (hereinafter defined) thereby succeeding to all the rights, powers, privileges and duties of the Predecessor Administrative Agent other than, with respect to actions taken prior to the Effective Date in its capacity as Predecessor Administrative Agent, the rights and privileges of the Predecessor Administrative Agent in Article 11 and Section 12.03 of the Original Credit Agreement, which rights and privileges shall continue to inure to the benefit of the Predecessor Administrative Agent, and by their execution hereof, the Lenders and Borrowers hereby consent to and approve the appointment of RBC as successor Administrative Agent.

J.                                        Pursuant to Section 12.20(b) hereof, Capital One, has resigned as Issuing Bank in accordance with Section 2.08(i) of the Original Credit Agreement (and by their execution hereof, the Lenders acknowledge notice of such resignation and the appointment of RBC as the Successor Issuing Bank (hereinafter defined)) and RBC, pursuant to Section 12.20(b) hereof and in accordance with Section 2.08(i) of the Original Credit Agreement, has become the Successor Issuing Bank thereby succeeding to all the rights and obligations of the Predecessor Issuing Bank other than, with respect to actions taken prior to the Effective Date in its capacity as Predecessor Issuing Bank, the rights and privileges of the Predecessor Issuing Bank in Article 11 and Section 12.03 of the Original Credit Agreement, which rights and privileges shall continue to inure to the benefit of the Predecessor Issuing Bank, and by their execution hereof, the Borrowers hereby consent to and approve the appointment of RBC as Successor Issuing Bank.  The Original Credit Issuing Bank has confirmed, and by its execution hereof confirms, that there are no Letters of Credit issued and outstanding under the Original Credit Agreement.

K.                                   The Original Borrowers, the Successor Administrative Agent, the Successor Issuing Bank and the Lenders desire to amend and restate the Original Credit Agreement in its entirety as hereinafter set forth through the execution of this Agreement.

L.                                     SN Cotulla desires to become a party to this Agreement as a “Borrower” and a “Co-Borrower” and to receive all of the benefits of and to become subject to all of the obligations thereof as a Borrower and Co-Borrower.

M.                                 In consideration of the premises and the agreements, provisions and covenants herein contained, the Original Borrowers, SN Cotulla, the Successor Administrative Agent, the Successor Issuing Bank and the Lenders do hereby agree that the Original Credit Agreement is amended and restated in its entirety as set forth herein.  It is the intention of the Borrowers, the Lenders, the Issuing Bank, and the Administrative Agent that this Agreement supersede and replace the Original Credit Agreement in its entirety; provided, that, (a) such amendment and restatement shall operate to renew, amend and modify the rights and obligations of the parties under the Original Credit Agreement, as applicable and as provided herein, but shall not effect a novation thereof, (b) unless otherwise provided for herein and evidenced by a separate written agreement, amendment or release, no other Loan Document, as defined in, and executed and/or delivered pursuant to the terms of, the Original Credit Agreement (collectively, the “Existing First Lien Loan Documents”) shall be amended, terminated or released in any respect and all of such other Existing First Lien Loan Documents shall remain in full force and effect except that the Borrowers and the Lenders agree that by executing this Agreement the definition of “Credit Agreement” contained in such Existing First Lien Loan Documents shall be amended to include this Agreement and all future amendments hereto, and (c) the Liens (hereinafter defined) securing the Obligations (hereinafter defined) under and as defined in the Original Credit Agreement and granted pursuant to the Existing First Lien Loan Documents and the liabilities and obligations of the Borrowers shall not be extinguished, but shall be carried forward, and such Liens shall secure such Obligations, in each case, as renewed, amended, restated, extended and modified hereby.

N.                                    Contemporaneous with the amendment and restatement of the Original Credit Agreement by this Agreement (i) SN Cotulla has become a party to the Second Lien Credit Agreement as a “Borrower” and a “Co-Borrower” thereunder, (ii) SN Cotulla has become a party to the Intercreditor Agreement, (iii) SN Cotulla has granted first priority mortgage liens and continuing security interests in all of its assets including the Oil and Gas Properties acquired by SN Cotulla in the Eagle Ford Acquisition to the First Lien Collateral Agent,  (iv) SN Cotulla has granted second priority mortgage liens and continuing security interests in all of its assets including the Oil and Gas Properties acquired by SN Cotulla in the Eagle Ford Acquisition to the Second Lien Administrative Agent, and (v) Sanchez, the owner of 100% of the Equity Interests in SN Cotulla’s, has added the Equity Interest in SN Cotulla to the collateral pledged by Sanchez (A) to the First Lien Collateral Agent under the Original First Lien Security Documents, and (B) to the Second Lien Administrative Agent under the Original Second Lien Security Documents, all subject to the Intercreditor Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree that the Original Credit Agreement is amended and restated in its entirety to read as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING MATTERS

Section 1.01                            Terms Defined Above.

As used in this Agreement, each term defined above has the meaning indicated above.

Section 1.02                            Certain Defined Terms.

As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” has the meaning given in the introductory paragraph.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

 “Affected Loans” has the meaning assigned to such term in Section 5.05.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Maximum Credit Amount” at any time shall equal the sum of the Maximum Credit Amounts, as the same may be increased, reduced or terminated pursuant to Section 2.06.  The initial Aggregate Maximum Credit Amount of the Lenders is $500,000,000.

“Agreement” means this Credit Agreement, as the same may from time to time be amended, modified, supplemented or restated.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month interest period in effect on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective day of such change in the Prime Rate, the Federal Funds Effective Rate and the Adjusted LIBO Rate, respectively.

“Annualized Consolidated EBITDA” means, for the purposes of calculating the financial ratio set forth in Section 9.01(b):

(i)                                     for the Rolling Period ending on June 30, 2013, the product of (x) four times (y) the First Testing Period Pro Forma Consolidated EBITDA;

(ii)                                  for the Rolling Period ending on September 30, 2013, the product of (x) two times (y) the sum of (i) the First Testing Period Pro Forma Consolidated EBITDA plus (ii) actual Consolidated EBITDA for quarter ending September 30, 2013;

 (iii)                            for the Rolling Period ending on December 31, 2013, the product of (x) the fraction 4/3 and (y) the sum of (i) the First Testing Period Pro Forma Consolidated EBITDA plus (ii) actual Consolidated EBITDA for the two quarters ending December 31, 2013; and

(iv)                              for the Rolling Period ending on March 31, 2014, the sum of (x) the First Testing Period Pro Forma Consolidated EBITDA plus (y) the actual Consolidated EBITDA for the three quarters ending March 31,2014.

 “Applicable Margin” means, for any day, with respect to any ABR Loan or Eurodollar Loan, or with respect to the Letter of Credit Fee Rate or Commitment Fee Rate, as the case may be, the rate per annum set forth in the Borrowing Base Utilization Grid below based upon the Borrowing Base Utilization Percentage then in effect:

Borrowing Base Utilization Grid

Borrowing Base Utilization Percentage	<25%	>25% and <50%	>50% and <75%	>75%
ABR Loans	1.00%	1.25%	1.50%	1.75%
Eurodollar Loans	2.00%	2.25%	2.50%	2.75%
Letter of Credit Fee Rate	2.00%	2.25%	2.50%	2.75%
Commitment Fee Rate	0.375%	0.375%	0.50%	0.50%

Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change; provided, however, that if at any time the Borrowers fail to deliver a Reserve Report pursuant to Section 8.12(a), then the “Applicable Margin” means the rate per annum set forth on the grid when the Borrowing Base Utilization Percentage is at its highest level; provided further that the Applicable Margin shall be the Applicable Margin determined without regard to the preceding proviso upon the Borrowers’ delivery of such Reserve Report.

“Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Maximum Credit Amounts represented by such Lender’s Maximum Credit Amount as such percentage is set forth on Annex I or in an Assignment and Assumption Agreement, as the case may be.

“Approved Counterparty” means any Person who at the time a Swap Agreement was entered into was (a) a Lender or any Affiliate of a Lender, (b) Shell Energy North America (US),

L.P. or (c) any other Person whose issuer rating or long term senior unsecured debt rating at the time of entry into the applicable Swap Agreement is A-/A3 by S&P or Moody’s (or their equivalent) or higher (or whose obligations under the applicable Swap Agreement are guaranteed by an Affiliate of such Person meeting such rating standards) and who is acceptable to Administrative Agent in its sole discretion; provided, the obligations and liabilities owed by a Co-Borrower or a Restricted Subsidiary to any Person designed as an “Approved Counterparty” under clause (b) or clause (c) shall be unsecured and any agreement documenting such obligations and liabilities shall not require the posting of any collateral or provide for margin calls.

“Approved Fund” means (a) a CLO or (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Approved Petroleum Engineers” means Ryder Scott Company or any other independent petroleum engineer proposed by the Borrowers and approved by the Administrative Agent.

“Arranger” means RBC Capital Markets

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, in the form of Exhibit E or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the Termination Date.

“Bank Product” means any of the following products, services or facilities extended to any Co-Borrower or its Subsidiary by a Lender or any of its Affiliates: (a) cash management services including but without limitation any services provided in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services; (b) commercial credit card and merchant card services; and (c) leases and other banking products or services as may be requested by any Co-Borrower or its Subsidiary, other than Letters of Credit.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.  The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings.

“Benefiting Loan Party” means a Loan Party for which funds or other support are necessary for such Loan Party to constitute an Eligible Contract Participant.

“Board” means the Board of Governors of the Federal Reserve System of the U.S. or any successor Governmental Authority.

“Board of Directors” means:

(a)                                 with respect to a corporation, the board of directors of the corporation;

(b)                                 with respect to a partnership, the board of directors or body serving similar function of the general partner of the partnership;

(c)                                  with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrowers” has the meaning given in the introductory paragraph.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means at any time an amount equal to the amount determined in accordance with Section 2.07, as the same may be adjusted from time to time pursuant to Section 8.13(c) or Section 9.11.  The initial Borrowing Base is $175,000,000, subject to adjustment as provided in Section 2.07(a).

“Borrowing Base Deficiency” has the meaning assigned to such term in Section 3.04(c)(iii).

“Borrowing Base Utilization Percentage” means, as of any day, the fraction expressed as a percentage, the numerator of which is the sum of the Credit Exposures of the Lenders on such day, and the denominator of which is the Borrowing Base in effect on such day.

“Borrowing Request” means a request by the Borrowers for a Borrowing in accordance with Section 2.03.

“Bridge Loan” means an unsecured single draw term loan of up to $150,000,000 having an initial maturity of one year but providing for extension of such maturity subject to certain conditions, arranged by RBC Capital Markets and Credit Suisse Securities (USA) LLC and agented by RBC to be incurred by Sanchez and guaranteed by the other Borrowers and their Subsidiaries; provided that in lieu of the Bridge Loan or in connection with a refinancing of the Bridge Loan, the Bridge Securities and Takeout Loan may be secured on a second lien basis by the Collateral.

“Bridge Loan Documents” means the credit agreement, if any, among Sanchez, Royal Bank of Canada, as administrative agent, and the lenders party thereto, and all other documents, instruments, and agreements now or hereafter executed and/or delivered by Borrowers in connection with the Bridge Loan.

“Bridge Securities and Takeout Loan” means (i) unsecured or secured (but if secured, secured on a second lien basis by all or substantially all of the assets of Sanchez and the other

Loan Parties), senior or subordinated debt securities of Sanchez and the other Loan Parties privately placed in one or more transactions, the net proceeds of which will be used to provide funds for the refinancing of the Original Credit Agreement, repayment of the Second Lien Loan and for general corporate purposes or if the debt securities are issued after the Bridge Loan has been funded, the net proceeds of which debt securities will be used to refinance the Bridge Loan and for general corporate purposes, and (ii) loans to Sanchez and the other Loan Parties funded by the Bridge Loan lenders in lieu (either wholly or partially) of debt securities issued pursuant to clause (i) of this definition, which loans may be secured on a second lien basis by all or substantially all of the assets of Sanchez and the other Loan Parties.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Houston, Texas or New York, New York, are authorized or required by law to remain closed; and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Eurodollar Loan or a notice by the Borrowers with respect to any such Borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which dealings in dollar deposits are carried out in the London interbank market.

 “Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital One” has the meaning given in the introductory paragraph.

 “Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Borrowers or any of their Subsidiaries having a fair market value in excess of $5,000,000.

“CERCLA” has the meaning set forth in the definition of “Environmental Laws”.

“Change in Control” means the occurrence of any of the following:

(a)                                 the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets (including Equity Interest) of a Co- Borrower and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(b)                                 the adoption of a plan relating to the liquidation or dissolution of a Co-Borrower;

(c)                                  the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), other than one or more members of the Sanchez Group, becomes the Beneficial Owner, directly or indirectly, of more than fifty percent (50%) (or such lower percentage as may be provided for in the corresponding provision of the definition of “Change of Control” in the Senior Unsecured Notes) of the Equity Interest of a Co-Borrower other than, with respect to a merger or consolidation, a transaction in which the Equity Interest of such Co-Borrower outstanding immediately prior to such transaction is converted into or exchanged for Equity Interest (other than Disqualified Capital Stock) of the surviving or transferee Person (or any parent thereof) constituting a majority of the outstanding shares, units or the like, of such Equity Interest of such surviving or transferee Person (or any parent thereof) immediately after giving effect to such transaction; or

(d)                                 Antonio R. Sanchez, III, ceases, for any reason, to be the chief executive officer of Sanchez and Sanchez fails, within ninety (90) days thereof, to retain and hire a replacement reasonably acceptable to the Required Lenders.

 “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 5.01(b)), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or any Governmental Authority with respect to the implementation of the Basel III Accord shall, in each case, be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued, including if such date is before a Lender became a party to this Agreement.

“CLO” means any Person (other than a natural Person) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender.

“Co-Borrower” has the meaning given in the introductory paragraph.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Collateral” means collectively, Property which is pledged to secure Debt pursuant to one or more Security Instruments.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Credit Exposure hereunder, as such commitment may be (a) modified from time to time pursuant to Section 2.06 and (b) modified from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04(b), and “Commitments” means the aggregate amount of the Commitments of all the Lenders.  The amount representing each Lender’s Commitment shall at any time be the lesser of (i) such Lender’s Maximum Credit Amount and (ii) such Lender’s Applicable Percentage of the then effective Borrowing Base.  The aggregate of the Commitments on the Effective Date is $500,000,000.

“Commitment Fee Rate” has the meaning set forth in the definition of “Applicable Margin”.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended and any successor statute.

“Consolidated EBITDA” for any period means, without duplication, the Consolidated Net Income for such period, plus the following, without duplication and to the extent deducted (and not added back) in calculating such Consolidated Net Income:

(a)                                 Consolidated Net Interest Expense;

(b)                                 Consolidated Income Tax Expense;

(c)                                  consolidated depletion, depreciation and amortization expense of the Borrowers and their Restricted Subsidiaries;

(d)                                 other non-cash charges to the extent not included in the foregoing clauses (a)-(c);

(e)                                  fees and expenses expensed and paid in cash in connection with the offering of Sanchez’ Equity Interests and the Original Credit Agreement, the Second Lien Loan, the Bridge Loan, the Senior Unsecured Notes and this Agreement;

and minus all non-cash income to the extent included in determining Consolidated Net Income.

“Consolidated Income Tax Expense” means, with respect to any period, the provision for federal, state, local and foreign taxes (including state franchise taxes) based on income of the Borrowers and their Restricted Subsidiaries for such period as determined in accordance with GAAP, or (for any period in which a Co-Borrower is a partnership or limited liability company) the Tax Amount for such period.

“Consolidated Net Income” means, for any period, the aggregate net income (loss) of the Borrowers and their consolidated Subsidiaries determined in accordance with GAAP and before any reduction in respect of preferred stock dividends of such Person, less (for any period a Co-Borrower is a partnership or limited liability company) the Tax Amount for such period; provided, however, that there will not be included (to the extent otherwise included therein) in such Consolidated Net Income:

(a)                                 any net income (loss) of any Person (other than the Borrowers) if such Person is not a Restricted Subsidiary, except that:

(i)                                     subject to the limitations contained in clauses (c) and (d) below, the Borrowers’ equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Borrowers or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (b) below); and

(ii)                                  the Borrowers’ equity in a net loss of any such Person for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Borrowers or a Restricted Subsidiary during such period;

(b)                                 any net income (but not loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Borrowers, except that:

(i)                                     subject to the limitations contained in clauses (c), (d) and (e) below, the Borrowers’ equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Borrowers or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

(ii)                                  the Borrowers’ equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

(c)                                  any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of any Co-Borrower or its consolidated Subsidiaries which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Equity Interest of any Person;

(d)                                 any extraordinary or nonrecurring gains or losses or nonrecurring other income or expenses, together with any related provision for taxes (and, without duplication, any Restricted Payment for taxes permitted in Section 9.04) on such gains or losses or other income or expenses and all related fees and expenses;

(e)                                  the cumulative effect of a change in accounting principles;

(f)                                   any asset impairment write-downs, including ceiling test writedowns, on oil and gas properties under GAAP or SEC guidelines;

(g)                                  any unrealized non-cash gains or losses or charges in respect of obligations under Swap Agreements (including those resulting from the application of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 815);

(h)                                 income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

(i)                                     all deferred financing costs written off, and premiums paid, in connection with any early extinguishment of Debt;

(j)                                    any depreciation, depletion and amortization expense in excess of capital expenditures;

(k)                                 any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards; and

(l)                                     interest income.

“Consolidated Net Interest Expense” means, for any period, the total consolidated interest expense of the Borrowers and their Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, plus, to the extent not included in such interest expense and without duplication:

(a)                                 interest expense for such period attributable to Capital Lease Obligations and the interest component of any deferred payment obligations;

(b)                                 amortization of debt discount and debt issuance cost (provided that any amortization of bond premium will be credited to reduce Consolidated Net Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Net Interest Expense);

(c)                                  non-cash interest expense;

(d)                                 commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(e)                                  the interest expense on Debt of another Person that is guaranteed by a Co-Borrower or one of its Restricted Subsidiaries or secured by a lien on assets of a Co-Borrower or one of its Restricted Subsidiaries, to the extent such guarantee becomes payable or such lien becomes subject to foreclosure;

(f)                                   costs associated with interest rate obligations under Swap Agreements (including amortization of fees); provided, however, that if such interest rate obligations under Swap Agreements result in net benefits rather than costs, such benefits shall be credited to reduce Consolidated Net Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income;

(g)                                  the consolidated interest expense of the Borrowers and their Restricted Subsidiaries that was capitalized during such period; and

(h)                                 all dividends paid or payable in cash, cash equivalents or Debt or dividends accrued during such period on any series of Disqualified Capital Stock of the Borrowers;

and minus, consolidated interest income and, to the extent included above, write-off of deferred financing costs (and interest) attributable to Dollar-Denominated Production Payments.

“Consolidated Subsidiaries” means each Subsidiary of a Person (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of such Person in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its LC Exposure at such time.

“Debt” means, for any Person, the sum of the following (without duplication):  (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services excluding accounts payable incurred in the ordinary course of business with respect to which no more than 90 days have elapsed since the date of invoice; (d) all Capital Lease Obligations; (e) all obligations under Synthetic Leases; (f) all Debt (as defined in the other clauses of this definition) of others secured by a Lien on any Property of such Person, whether or not such Debt is assumed by such Person; (g) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others, in each case, intended as a means of credit enhancement for creditors of such others and not as a purchase and sale agreement; (i) obligations to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments, other than gas balancing arrangements in the ordinary course of business; (j) any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental

Requirement but only to the extent of such liability; (k) Disqualified Capital Stock; (l) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment; and (m) any deferred put premiums owed under a Swap Agreement.  The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP.  For the sake of clarity, except as provided in clause (m) of the first sentence of this definition, obligations under Swap Agreements shall not constitute Debt.

“Debtor Relief Laws” means the Bankruptcy Code of the U.S., and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the U.S. or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit within three (3) Business Days of the date required to be funded by it hereunder, (b) notified the Borrowers, the Administrative Agent, or the Issuing Bank in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three (3) Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and purchase participations in then outstanding Letters of Credit, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in each case at the option of the holder thereof) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the earlier of (a) the Maturity Date and (b) the date on which there are no Loans, LC Exposure or other obligations hereunder outstanding and all of the Commitments are terminated.

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“dollars” or “$” refers to lawful money of the U.S.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the U.S. or any state thereof or the District of Columbia.

“Eagle Ford Acquisition” means the acquisition by Sanchez (or SN Cotulla, as Sanchez’s assignee), of Oil and Gas Properties from Hess Corporation pursuant to the Eagle Ford PSA.

“Eagle Ford Acquisition Reserve Report” means a report prepared by an Approved Petroleum Engineer, in form and substance reasonably satisfactory to the Arranger and Lenders, setting forth the oil and gas reserves attributable to the proved Oil and Gas Properties proposed to be sold to Sanchez pursuant to the Eagle Ford PSA.

“Eagle Ford PSA” means that certain Purchase and Sale Agreement dated March 18, 2013, together with all schedules, exhibits and annexes thereto, between Hess Corporation, as seller, and Sanchez, as buyer, providing for the sale to Sanchez of Oil and Gas Properties consisting of approximately 43,000 net acres in the Eagle Ford Shale in South Texas for a purchase price (before adjustments) of not more than $265,000,000.

“Eagle Ford PSA Representations” means such of the representations made by Hess Corporation in the Eagle Ford PSA as are material to the interests of the Lenders, but only to the extent that Sanchez (or SN Cotulla, as Sanchez’s assignee) has a right to terminate its obligations under the Eagle Ford PSA as a result of a breach of such representations in the Eagle Ford PSA.

“Eagle Ford PSA Transactions” has the meaning set forth in Section 7.27(b).

“Effective Date” means the date on which the conditions specified in Section 6.01 and Section 6.02 are satisfied (or waived in accordance with Section 12.02).

“Eligible Contract Participant” means an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder.

“Eligible Midstream Assets” means (a) real property, fixtures and personal property (other than cash and investment property) used or useful for gathering, marketing, treating, processing, storage, distribution, selling and/or transportation of Hydrocarbons from the Hydrocarbon Interests of the Borrowers or any Subsidiary and from the Hydrocarbon Interests of third Persons reasonably proximate thereto (that is, in the same fields in which the Borrowers or any Subsidiary are exploring for or producing Hydrocarbons or in the same counties in which the Borrowers or any Subsidiary are exploring for or producing Hydrocarbons or any county adjacent thereto); and (b) easements, rights-of-way, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of the Borrowers or any Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment. For purposes of this definition, the terms “real property,” “fixtures,” “personal property,” “cash” and “investment property” have the meanings given to such terms in the UCC.

“Engineering Reports” has the meaning assigned such term in Section 2.07(c)(i).

“Engineered Value” means the value attributed to the Oil and Gas Properties in the applicable Reserve Report based upon the discounted present value of the estimated net cash flow to be realized from the production of Hydrocarbons from such Oil and Gas Properties as set forth in such applicable Reserve Report.

“Environmental Laws” means any and all Governmental Requirements pertaining in any way to health, safety, the environment or the preservation or reclamation of natural resources, in effect in any and all jurisdictions in which the Borrowers or any Subsidiary are conducting or at any time have conducted business, or where any Property of the Borrowers or any Subsidiary is located, including without limitation, the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection Governmental Requirements.  The term “oil” shall have the meaning specified in OPA, the terms “hazardous substance” and “release” (or “threatened release”) have the meanings specified in CERCLA, the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA and the term “oil and gas waste” shall have the meaning specified in Section 91.1011 of the Texas Natural Resources Code (“Section 91.1011”); provided, however, that (a) in the event either OPA, CERCLA, RCRA or Section 91.1011 is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (b) to the extent the laws of the state or other jurisdiction in which any Property of the Borrowers or any Subsidiary are located establish a meaning for “oil,” “hazardous substance,” “release,” “solid waste,” “disposal” or “oil and gas waste” which is broader than that specified in either OPA, CERCLA, RCRA or Section 91.1011, such broader meaning shall apply with respect to Property located in such state or other jurisdiction.

“Environmental Permit” means any permit, registration, license, notice, approval, consent, exemption, variance, or other authorization required under or issued pursuant to applicable Environmental Laws.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means each trade or business (whether or not incorporated) that, together with a Co-Borrower or a Subsidiary is treated as a “single employer” under Section 414(b) or (c) of the Code, or solely for the proposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of a failure to meet the minimum funding standards under Section 412 or 430 of the Code or Section 303 of ERISA; (c) the incurrence by any Co-Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (d) the receipt by any Co-Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (e) the determination that any Plan is considered an “at risk” plan or a plan in endangered or critical status within the meaning of Section 430 of the Code or Section 303 of ERISA; (f) the incurrence by any Co-Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Co-Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Co-Borrower or any ERISA Affiliate of any notice, concerning the imposition of withdrawal liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned such term in Section 10.01.

“Excepted Liens” means (a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (b) Liens on pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) statutory landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (d) contractual Liens that arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, provided that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrowers or any Subsidiary or materially impair the value of such Property subject thereto; (e) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by Borrowers or any of their Subsidiaries to provide collateral to the depository institution; (f) easements, rights-of-way, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of the Borrowers or any Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Borrowers or any Subsidiary or materially impair the value of such Property subject thereto; (g) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business; (h) judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced; and (i) Liens arising from UCC financing statement filings regarding operating leases entered into by any Co-Borrower and its Subsidiaries in the ordinary course of business covering only the Property under lease; provided, further that Liens described in clauses (a) through (e) shall remain Excepted Liens only for so long as no action to enforce such Lien has been commenced and no intention to subordinate the first priority Lien granted in favor of the Administrative Agent and the Lenders is to be hereby implied or expressed by the permitted existence of such Excepted Liens.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Notes” has the meaning assigned to such term in Section 9.02(b)(iii)

“Excluded Swap Obligation” means, with respect to any Loan Party individually determined on a Loan Party by Loan Party basis, any Swap Obligation, if and to the extent that, all or a portion of the joint and several liability or the guaranty of such Loan Party for, or the grant by such Loan Party of a security interest or other Lien to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an Eligible Contract Participant at the time such guarantee or the grant of such security interest or other Lien becomes effective with respect to, or any other time such Loan Party is by virtue of such guarantee or grant of such security interest or other Lien otherwise deemed to enter into, such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee, security interest or other Lien is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder or under any other Loan Document, (a) income or franchise taxes imposed on (or measured by) its net income by the U.S. or such other jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the U.S. or any similar tax imposed by any other jurisdiction in which a Co-Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrowers under Section 5.04(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 5.03(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 5.03(a) or Section 5.03(c) and (d) any federal withholding Taxes imposed under FATCA.

“Existing First Lien Loan Documents” has the meaning given in Recital M.

“Extended Term Loan” has the meaning assigned to such term in Section 9.02(b)(iii).

“Family” means (a) an individual, (b) such individual’s spouse, (c) any other natural person who is related to such individual or such individual’s spouse within the second degree of kinship and (d) any other natural person who has been adopted by such individual.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FCPA” means the Foreign Corrupt Practices Act of 1977.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, New

York or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means that certain letter agreement dated March 18, 2013 executed in connection herewith by the Original Borrowers and the Arranger pertaining to certain fees payable to the Arranger and Administrative Agent.

“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.  Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of each Co-Borrower.

“Financial Statements” means the financial statement or statements of Sanchez and its Consolidated Subsidiaries (including the other Co-Borrowers) referred to in Section 7.04(a).

“First Lien Collateral Agent” has the meaning assigned such term in Section 12.17.

“First Testing Period Pro Forma Consolidated EBITDA” means pro forma consolidated EBITDA for the three months ending June 30, 2013 calculated to give effect to the Eagle Ford Acquisition as if it had occurred on April 1, 2013.

 “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Loan Parties are located.  For purposes of this definition, the U.S., each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the U.S. as in effect from time to time subject to the terms and conditions set forth in Section 1.05.

“Governmental Authority” means the government of the U.S., any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government over the Borrowers, any Subsidiary, any of their Properties, the Administrative Agent, the Issuing Bank or any Lender.

“Governmental Requirement” means any applicable law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether now or hereinafter in effect, including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

“Guaranty” means the Guaranty to be executed by the Guarantors, substantially in the form of Exhibit G or any other form approved by the Administrative Agent.

“Guarantor” means all Restricted Subsidiaries of Borrowers.  As of the date hereof, the only Guarantor is SN Operating, LLC, a Texas limited liability company.

“Hazardous Materials” means any substance regulated or as to which liability might arise under any applicable Environmental Law and including, without limitation:  (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) Hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and (c) radioactive materials, asbestos containing materials, polychlorinated biphenyls, or radon.

“Hedge Exposure” means, at the time of determination, the amount that would be due, if any, by the Borrowers to a Secured Swap Provider upon termination of all transactions under a Swap Agreement with that Secured Swap Provider.

“Highest Lawful Rate” means, with respect to each Lender, the maximum non-usurious interest rate, if any (or, if the context so requires, an amount calculated at such rate), that at any time or from time to time may be contracted for, taken, reserved, charged, or received by such Lender under applicable laws with respect to an obligation, as such laws are presently in effect or, to the extent allowed by applicable law, as such laws may hereafter be in effect and which allow a higher maximum non-usurious interest rate than such laws now allow.  The determination of the Highest Lawful Rate shall, to the extent required by applicable law, take into account as interest paid, taken, received, charged, reserved or contracted for any and all relevant payments or charges under the Loan Documents.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned such term in Section 12.03(b).

“Initial Reserve Report” means the Reserve Report setting forth, as of December 31, 2012, the oil and gas reserves attributable to the Oil and Gas Properties of the Borrowers.

“Intercreditor Agreement” means that certain intercreditor agreement dated November 15, 2012 by and among the Predecessor Administrative Agent, the Second Lien Administrative Agent and the Original Borrowers, as amended by a First Amendment to Intercreditor

Agreement of even date herewith among Successor Administrative Agent, the Second Lien Administrative Agent and the Borrowers.

“Interest Election Request” means a request by the Borrowers to convert or continue a Borrowing in accordance with Section 2.04.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each calendar quarter and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, as the Borrowers may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interim Redetermination” has the meaning assigned such term in Section 2.07(b)(iii).

“Interim Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to an Interim Redetermination becomes effective as provided in Section 2.07(d).

“Investment” means, for any Person, any of the following: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale) or any capital contribution to any other Person; (b) the making of any deposit with, or advance, loan or capital contribution to, assumption of Debt of, purchase or other acquisition of any other Debt or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person); or (c) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Debt or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Issuance Related Debt” means Debt in connection with the Bridge Loan, the Bridge Securities and Takeout Loan, the Senior Unsecured Notes and the principal amount of any Debt in excess of $50,000,000 under the Second Lien Loan.

“Issuance Related Borrowing Base Adjustment Amount” means an amount equal to 25% of the net proceeds received by the Borrowers in connection with any net increase in Issuance Related Debt upon the Borrowers’ or any of their Subsidiaries’ incurrence of Issuance Related Debt whether comprised of a Second Lien Loan in excess of $50,000,000, a Bridge Loan, a Bridge Securities or Takeout Loan or the issuance of Senior Unsecured Notes after giving effect to any repayment of the Second Lien Loan and/or the Bridge Loan out of the proceeds thereof in accordance with Section 9.02(b)(ii), Section 9.02(b)(iv) or Section 9.02(b)(v) if and as applicable.  By way of example: (a) if the Borrowing Base was $175 million, the outstanding principal amount of the Second Lien Loan was $50 million, the Bridge Loan had not been funded, no Senior Unsecured Notes had been issued and the Borrowers received net proceeds of $20 million from the funding of a Second Lien Loan, the Issuance Related Borrowing Base Adjustment Amount would be $5 million (or 0.25 times the $20 million net proceeds received by the Borrowers in connection with funding of Second Lien Loans in excess of $50 million) and the resulting Borrowing Base would be $170 million (or $175 million minus $5 million); (b) if the Borrowing Base was $175 million, the outstanding principal amount of the Second Lien Loan was $50 million, and the Borrowers received net proceeds of $150 million from the funding of the Bridge Loan, the Issuance Related Borrowing Base Adjustment Amount would be $25 million (or 0.25 times the quantity equal to the excess of the  net proceeds of the $150 million funded over the $50 million of Second Lien Loan repaid) and the resulting Borrowing Base would be $150 million (or $175 million minus $25 million); and (c) if the Borrowing Base was $150 million, the Second Lien Loan had been repaid in full, the outstanding principal amount of the Bridge Loan was $150 million and the Borrowers received net proceeds of $350 million from the issuance of Senior Unsecured Notes, the Issuance Related Borrowing Base Adjustment Amount would be $50,000,000 (or 0.25 times the quantity equal to the excess of the net proceeds of $350 million from the issuance of Senior Secured Notes over the $150 million of Bridge Loan repaid) resulting in a Borrowing Base of $100 million (or $150 million minus $50 million).

“Issuing Bank” means RBC, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.08(i).

“Joinder” means a Joinder to be executed in accordance with Section 8.16 substantially in the form of Exhibit H or any other form approved by Administrative Agent.

“JV Entity” means a Person in which an Unrestricted Subsidiary owns an interest which is insufficient for such Person to constitute a Subsidiary of such Unrestricted Subsidiary.

“LC Commitment” at any time means Twenty Million Dollars ($20,000,000).

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time.  The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Annex I and any Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

 “Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Agreements” means all letter of credit applications and other agreements (including any amendments, modifications or supplements thereto) submitted by the Borrowers or entered into by the Borrowers with the Issuing Bank relating to any Letter of Credit.

“Letter of Credit Fee Rate” has the meaning set forth in the definition of “Applicable Margin”.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period the greater of (a) zero percent (0%) per annum and (b) the rate appearing on Reuters BBA Libor Rates LIBOR01 (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the LIBO Rate with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and, in each case, for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) royalties, production payments and the like payable out of Oil and Gas Properties.  The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, encroachments, exceptions or reservations.  For the purposes of this Agreement, each Co-Borrower and its Subsidiaries shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Liquidate,” “Liquidated” and “Liquidation” when used in reference to any Swap Agreement or any portion thereof have the correlative meanings to the term “Swap Liquidation”.

“Loan Documents” means this Agreement, the Notes, the Letter of Credit Agreements, the Letters of Credit, the Security Instruments, the Guaranties, the Intercreditor Agreement, the Undertaking to Pay Directly and all other agreements, instruments, documents and certificates, other than Swap Agreements, executed and delivered to the Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated hereby.

“Loan Parties” means the Borrowers and each Subsidiary that is a party to any Loan Document.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement, including any True-Up Loans.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, Property or condition (financial or otherwise) of any Co-Borrower and its Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under any Loan Document, (c) the validity or enforceability of any Loan Document or (d) the rights and remedies of or benefits available to the Administrative Agent, the Issuing Bank or any Lender under any Loan Document.

“Material Indebtedness” means (a) the Second Lien Loan, (b) the Bridge Loan, and (c) Debt (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more Co-Borrower and their Subsidiaries in an aggregate principal amount exceeding $10,000,000.00.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrowers or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that a Co-Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means November 16, 2015 but if the Second Lien Loan has been repaid in full on or before November 16, 2015, then the Maturity Date means May 31, 2018.

“Maximum Credit Amount” means, as to each Lender, the amount set forth opposite such Lender’s name on Annex I under the caption “Maximum Credit Amounts,” as the same may be (a) reduced or terminated from time to time in connection with a reduction or termination of the Aggregate Maximum Credit Amounts pursuant to Section 2.06(b), or (b) modified from time to time pursuant to any assignment permitted by Section 12.04(b).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Mortgaged Property” means any Property owned by any Co-Borrower or any Restricted Subsidiary that is subject to the Liens existing and to exist under the terms of the Security Instruments.

“Mortgages” means all mortgages and deeds of trust executed in connection herewith.

“Multiemployer Plan” means a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“New Borrowing Base Notice” has the meaning assigned such term in Section 2.07(d).

“Notes” means the promissory notes of the Borrowers described in Section 2.02(d) and being substantially in the form of Exhibit A, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

 “Obligations” means, without duplication, (a) all Debt evidenced hereunder, (b) the obligation of the Loan Parties for the payment of the fees payable hereunder or under the other Loan Documents, (c) all obligations and liabilities of an Original Loan Party under an Original Secured Swap Agreement between such Original Loan Party and any Person that, at the time such obligation was entered into, was a Lender or Affiliate of a Lender under the Original Credit Agreement, (d) all obligations and liabilities of any Loan Party under any Swap Agreement (i) existing on the date of this Agreement between such Loan Party and any counterparty that is a Lender or an Affiliate of a Lender on the date of this Agreement or (ii) entered into on or after the date of this Agreement between such Loan Party and any Person that, at the time such obligation was entered into, was a Lender or Affiliate of a Lender hereunder, provided that, notwithstanding anything to the contrary, with respect to any Loan Party that is not an Eligible Contract Participant, the Obligations of such Loan Party shall exclude any Excluded Swap Obligations of such Loan Party, (e) the obligations of the Loan Parties relating to Bank Products, and (f) all other obligations and liabilities (monetary or otherwise, whether absolute or contingent, matured or unmatured) of the Loan Parties to the Administrative Agent, the Issuing Bank and the Lenders, including reimbursement obligations with respect to LC Disbursements, in each case now existing or hereafter incurred under, arising out of or in connection with any Loan Document, and to the extent that any of the foregoing includes or refers to the payment of amounts deemed or constituting interest, only so much thereof as shall have accrued, been earned and which remains unpaid at each relevant time of determination.

“OFAC” means the U.S. Treasury Department’s Office of Foreign Assets Control.

“OPA” has the meaning set forth in the definition of “Environmental Laws”.

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to Hydrocarbon Interests; and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Operator” means Sanchez Oil & Gas Corporation, a Delaware corporation.

“Original Borrowers” has the meaning given in the introductory paragraph.

“Original Co-Borrower” has the meaning given in the introductory paragraph.

“Original Credit Agreement” has the meaning given in Recital A.

“Original First Lien Security Documents” has the meaning given in Recital C.

“Original Lenders” has the meaning given in Recital A.

“Original Loan Parties” means the “Loan Parties” under and as defined in the Original Credit Agreement.

“Original Second Lien Security Documents” has the meaning given in Recital D.

“Original Secured Swap Agreements” means Swap Agreements between any Original Loan Party and any Person that, at the time the relevant obligation under such Swap Agreement was entered into, was an Original Lender, an Affiliate of an Original Lender, or a Lender’s Swap Designee (as defined in the Original Credit Agreement).

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement and any other Loan Document; “Other Taxes” shall not include Excluded Taxes.

“Participant” has the meaning set forth in Section 12.04(c)(i).

“Patriot Act” has the meaning set forth in Section 12.15.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

“Permitted Preferred Stock Distributions” means dividends to holders of the Preferred Stock (i) to the extent described and provided for by that certain Certificate of Designations of 4.875% Convertible Perpetual Preferred Stock, Series A of Sanchez dated September 17, 2012 and (ii) to the extent described and provided for by that certain Certificate of Designations of 6.500% Cumulative Perpetual Convertible Preferred Stock, Series B, dated March 26, 2013.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan), subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which a Co-Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Decision Notice Date” has the meaning assigned to such term in Section 3.04(c)(iii).

“Predecessor Administrative Agent” has the meaning given in the introductory paragraph.

“Predecessor Issuing Bank” has the meaning assigned to such term in the introductory paragraph.

“Preferred Stock” means the shares of the series of Sanchez’ preferred stock, par value $0.01, issued pursuant to (i) that certain Certificate of Designations of 4.875% Convertible Perpetual Preferred Stock, Series A of Sanchez dated September 17, 2012, (ii) that certain Certificate of Designations of 6.500% Cumulative Perpetual Convertible Preferred Stock, Series B, dated March 26, 2013 and (iii) any series of preferred stock issued by Sanchez after the date hereof.

“Prime Rate” means for any day, the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its U.S. “prime rate.” Such rate is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Proposed Borrowing Base” has the meaning assigned to such term in Section 2.07(c)(i).

“Proposed Borrowing Base Notice” has the meaning assigned to such term in Section 2.07(c)(ii).

“Proved Reserves” shall have the meaning given that term in the SPE/WPC Definitions.

“Qualified ECP Credit Party” means, with respect to any Benefiting Loan Party in respect of any Swap Obligation, each Loan Party that, at the time of the guaranty by such Benefiting Loan Party of, or grant by such Benefiting Loan Party of a security interest or other Lien securing, such Swap Obligation is entered into or becomes effective with respect to, or at any other time such Benefiting Loan Party is by virtue of such guaranty or grant of a security interest or other Lien otherwise deemed to enter into, such Swap Obligation, constitutes an Eligible Contract Participant and can cause such Benefiting Loan Party to qualify as an Eligible Contract Participant at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“RBC” has the meaning given in the introductory paragraph.

“RCRA” has the meaning set forth in the definition of “Environmental Laws”.

“Redemption” means with respect to any Debt, the repurchase, redemption, prepayment, repayment or defeasance (or the segregation of funds with respect to any of the foregoing) of such Debt.  “Redeem” has the correlative meaning thereto.

“Redetermination Date” means, with respect to any Scheduled Redetermination or any Interim Redetermination, the date that the redetermined Borrowing Base related thereto becomes effective pursuant to Section 2.07(d).

“Register” has the meaning assigned such term in Section 12.04(b)(iv).

“Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Remedial Work” has the meaning assigned such term in Section 8.10(a).

“Required Lenders” means, at any time while no Loans or LC Exposure is outstanding, Lenders having more than fifty percent (50%) of the Aggregate Maximum Credit Amounts; and at any time while any Loans or LC Exposure is outstanding, Lenders holding more than fifty percent (50%) of the outstanding aggregate principal amount of the Loans or participation interests in Letters of Credit (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)); provided, however, for purposes of Section 2.07(c)(iii) and a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, “Required Lenders” shall mean at any time while no Loans or LC Exposure is outstanding, Lenders having at least sixty-six and two thirds percent (66 2/3%) of the Aggregate Maximum Credit Amounts and at any time while any Loans or LC Exposure is outstanding, Lenders holding at least sixty-six and two thirds percent (66 2/3%) of the outstanding aggregate principal amount of the Loans or participation interests in Letters of Credit (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)).

“Reserve Report” means a report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, as of each December 31st or June 30th (or such other date in the event of an Interim Redetermination) the oil and gas reserves attributable to the proved Oil and Gas Properties of the Borrowers and the Restricted Subsidiaries, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon the pricing assumptions consistent with SEC reporting requirements at the time, and reflecting Swap Agreements in place with respect to such production.

“Responsible Officer” means, as to any Person, the Chief Executive Officer, the Chief Operating Officer, the President, any Financial Officer or any Vice President of such Person.  Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of each Co-Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in any Person or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in any Person or any option, warrant or other right to acquire any such Equity Interests in any Person.

“Restricted Subsidiary” means any Domestic Subsidiary that is not an Unrestricted Subsidiary or a Co-Borrower.

“Rolling Period” means (a) for the fiscal quarters ending prior to June 30, 2014, the period commencing on April 1, 2013 and ending on the last day of such fiscal quarter and (b) for the fiscal quarter ending on June 30, 2014, and for each fiscal quarter thereafter, the period of four consecutive fiscal quarters ending on the last day of such fiscal quarter.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

“Sanchez” has the meaning given in the introductory paragraph.

“Sanchez Family” means (a) Antonio R. Sanchez, III and A.R. Sanchez, Jr., (b) any spouse or descendant of any individual named in (a), (c) any other natural person who is a member of the Family of any such individual referenced in (a)-(b) above and (d) any other natural person who has been adopted by any such individual referenced in (a)-(c) above.

“Sanchez Group” means (a) any member of the Sanchez Family, (b) the Operator, Sanchez Energy Partners I, LP, SEP Management I, LLC, SN Cotulla and (c) any Person Controlled by any one or more of the foregoing.

“Scheduled Quarterly Redetermination” has the meaning assigned such term in Section 2.07(b)(i).

“Scheduled Redetermination” has the meaning assigned such term in Section 2.07(b)(ii).

“Scheduled Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to a Scheduled Redetermination becomes effective as provided in Section 2.07(d).

“Scheduled Semi-Annual Redetermination” has the meaning assigned such term in Section 2.07(b)(ii).

“Second Lien” has the meaning set forth in Section 9.03(b).

“Second Lien Administrative Agent” has the meaning given in Recital B.

“Second Lien Credit Agreement” has the meaning given in Recital B.

“Second Lien Lender” means Macquarie Bank Limited and any other Person party to the Second Lien Loan Documents as a lender.

“Second Lien Loan” means the second lien term loan made or to be made by the Second Lien Lender to the Borrowers pursuant to the Second Lien Loan Documents.

“Second Lien Loan Documents” means all documents, instruments, and agreements now or hereafter executed and/or delivered by Borrowers in connection with the Second Lien Loan.

“SEC” means the U.S. Securities and Exchange Commission or any successor Governmental Authority.

“Section 91.1011” has the meaning set forth in the definition of “Environmental Laws”.

“Secured Swap Provider” means any Lender or any Affiliate of a Lender who has entered into a Swap Agreement with a Co-Borrower or its Subsidiaries pursuant to the terms of this Agreement.

“Security Agreement” means the Security and Pledge Agreement executed by Borrowers dated November 15, 2012.

“Security Instruments” means the mortgages, deeds of trust, security agreements, pledge agreements, deposit account control agreements, guaranty agreements and other agreements, instruments or certificates, and any and all other agreements, instruments, certificates or certificates now or hereafter executed and delivered by the Borrowers or any other Person (other than Swap Agreements or participation or similar agreements between any Lender and any other lender or creditor with respect to any Obligations pursuant to this Agreement) in connection with, or as security for the payment or performance of the Obligations, the Notes, this Agreement, or reimbursement obligations under the Letters of Credit, as such agreements may be amended, modified, supplemented or restated from time to time, including, without limitation, the Security Agreement, Mortgages and Transfer Letters.

“Senior Debt” means the sum of the principal balance of the Loans outstanding hereunder plus any deferred put premiums under all Swap Agreements.

“Senior Unsecured Notes” means senior unsecured notes in a principal amount not to exceed $400,000,000 to be issued by Sanchez, and guaranteed by the other Borrowers and their Subsidiaries, in a Rule 144A or other private placement offering.

“Senior Unsecured Loan Documents” means the indenture and all documents, instruments, and agreements now or hereafter executed and/or delivered by Sanchez and any of its Affiliates in connection with the Senior Unsecured Notes.

“SEP” has the meaning given in the introductory paragraph.

“SN Cotulla” has the meaning given in the introductory paragraph.

“SN Marquis” has the meaning given in the introductory paragraph.

“Specified Material Adverse Effect” means since March 18, 2013, there shall have occurred any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances since such date has had a material adverse effect on, or made a material adverse change in (i) the business, operations, assets and properties, liabilities (actual or contingent), or condition (financial or otherwise) of the Borrowers and their respective Subsidiaries, taken as a whole, or (ii) the ability of the Borrowers to perform their obligations under the Eagle Ford PSA; provided, however, that no change, circumstance, effect, event or fact shall be deemed (individually or in the aggregate) to constitute, nor shall any of the foregoing be taken into account in determining whether there has been or may be, a Specified Material Adverse Effect, to the extent that such change, circumstance, effect, event or fact results from, arises out of, or relates to (A) a general deterioration in the economy or changes in Hydrocarbon prices or other changes affecting the oil and gas industry generally; (B) war, the outbreak or escalation of hostilities, the declaration by the U.S. or any other country of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism; (C) the disclosure of the Transactions; (D) the Eagle Ford PSA or the transactions contemplated by the Eagle Ford PSA or the public announcement thereof; (E) any change in accounting or tax requirements or principles imposed by GAAP or any change in applicable laws, or the interpretation thereof; (F) changes in conditions in the capital or financial markets generally, including changes in interest or exchange rates; (G) actions taken by, at the request of, or with the approval of, the party asserting such material adverse effect; (H) compliance with the terms of, or the taking of any action required by, the Eagle Ford PSA; or (I) any other matter only to the extent specifically set forth in a disclosure schedule to the Eagle Ford PSA as of the date thereof (to the extent such disclosure schedules have been provided to the Arranger).

“Specified Representations” means the representations and warranties of Borrowers relating to (i) their corporate existence, power and authority, (ii) their due authorization, execution and delivery and the enforceability of the Loan Documents, (iii) compliance with Federal Reserve margin regulations, (iv) compliance with the Investment Company Act, (v) no required governmental approvals with respect to this Agreement and the Eagle Ford Acquisition that have not been obtained, (vi) no conflicts with applicable law, (vii) their organizational documents, (vii) their solvency, (viii) compliance with directives issued by the Office of Foreign Assets Control and compliance with the Patriot Act and (ix) the validity, priority and perfection of security interests to the extent required by this Agreement.

“SPE/WPC Definitions” means the definitions promulgated by the Society of Petroleum Evaluation Engineers and the World Petroleum Congress and in effect from time to time.

 “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute Eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” of a Person means (a) a corporation, partnership, joint venture, limited liability company or other business entity of which at least a majority of the outstanding Equity Interests having by the terms thereof ordinary voting power to elect a majority of the Board of Directors of such Person (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries, and (b) any partnership of which such Person or any of its Subsidiaries is a general partner.  Unless otherwise indicated herein, each reference to the term “Subsidiary” shall mean a Subsidiary of any Co-Borrower.

“Successor Administrative Agent” has the meaning given in Recital A.

“Successor Issuing Bank” means RBC.

“Swap Agreement” means any transaction or agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, whether or not any such transaction is governed by or subject to any master agreement.  For the avoidance of doubt, (a) a Swap Agreement governed by a master agreement, including any master agreement published by the International Swaps and Derivatives Association, Inc., shall be deemed entered into when such individual Swap Agreement is entered into without regard to the date on which such master agreement is entered into, and (b) any hedge position or hedging arrangement of the type described in the immediately preceding sentence shall be considered a Swap Agreement regardless of whether a written agreement or written confirmation is entered into.

“Swap Liquidation” means the sale, assignment, novation, liquidation, unwind or termination of all or any part of any Swap Agreement (other than, in each case, at its scheduled maturity).

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, including any such obligation comprised of a guaranty or a security interest or other Lien.

“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as Obligations for borrowed money for purposes of U.S. federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, eighty percent (80%) of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.

“Tax Amount” means, for any period, the combined federal, state and local income taxes, including estimated taxes, that would be payable by a Co-Borrower if it were a Texas corporation filing separate tax returns with respect to its Taxable Income for such period; provided that in determining the Tax Amount, the effect thereon of any net operating loss carry-forwards or other carry-forwards or tax attributes, such as alternative minimum tax carry-forwards, that would have arisen if any Co-Borrower were a Texas corporation shall be taken into account; provided, further, that, if there is an adjustment in the amount of the Taxable Income for any period, an appropriate positive or negative adjustment shall be made in the Tax Amount, and if the Tax Amount is negative, then the Tax Amount for succeeding periods shall be reduced to take into account such negative amount until such negative amount is reduced to zero. Notwithstanding anything to the contrary, Tax Amount shall not include taxes resulting from a Co-Borrower’s reorganization as, or change in the status to, a corporation for tax purposes.

“Taxable Income” means, for any period, the taxable income or loss of the Borrowers for such period for U.S. federal income tax purposes.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Termination Date” means the earliest of (a) the Maturity Date, (b) the date of termination of the Commitments pursuant to Section 2.06 and (c) the date of termination of the commitments pursuant to Section 10.02(a).

“Transactions” means the execution, delivery and performance by any Co-Borrower or any Guarantor of this Agreement and each other Loan Document to which it is a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, the grant of Liens by the Borrowers on Mortgaged Properties, other Properties and Collateral pursuant to the Security Instruments.

“Transfer Letters” means, collectively, the letters in lieu of transfer orders executed and delivered by the Borrowers or any Person executing and delivering a Mortgage.

“True-Up Loan” has the meaning given in Section 2.02(a).

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or the Adjusted LIBO Rate.

“UCC” means the Uniform Commercial Code in effect from time to time in the State of New York, or, where applicable as to specific Property, any other relevant state.

“Undertaking to Pay Directly” means the Undertaking to Pay Directly executed by Operator in favor of the Administrative Agent of even date herewith.

“Unrestricted Cash” means Investments of the Borrowers and their Unrestricted Subsidiaries described in Section 9.05(c), Section 9.05(d), Section 9.05(e) and Section 9.05(f) which are subject to no Liens other than Liens in favor of the Lenders, the Second Lien Lender and Secured Swap Providers.

 “Unrestricted Subsidiary” means (a) SN Midstream, LLC, a Delaware limited liability company and (b) each other Subsidiary of a Co-Borrower that is designated by the Board of Directors of such Co-Borrower as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors of Sanchez, but only to the extent that such Subsidiary:

(1)                                 has no Debt other than Debt which is non-recourse to such Co-Borrower;

(2)                                 is not party to any agreement, contract, arrangement or understanding with any Co-Borrower or any Restricted Subsidiary of such Co-Borrower unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to such Co-Borrower or such Restricted Subsidiary than those that might be obtained at the time (or might have been obtained at the time such agreement, contract, arrangement or understanding was entered into) from Persons who are not Affiliates of such Co-Borrower;

(3)                                 is a Person with respect to which neither such Co-Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)                                 has not guaranteed or otherwise directly or indirectly provided credit support for any Debt of such Co-Borrower or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of a Co-Borrower as an Unrestricted Subsidiary shall be made in an officer’s certificate delivered to the Administrative Agent and containing a certification that such designation is in compliance with the terms of this definition.  If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and the other Loan Documents any Debt of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of such Co-Borrower as of such date and any Lien on the assets of such Subsidiary will be deemed to be incurred as of such date and, if such Debt is not permitted to be incurred pursuant to Section 9.02 hereof, or such Lien is not permitted to be incurred as of such date pursuant to Section 9.03 hereof, then in either case, the Borrowers will be in default of the relevant covenant.

“Unrestricted Subsidiary Maximum Cash Investment Amount” at any time means the amount equal to (A) $10,000,000, plus (B) the aggregate amount of dividends and other distributions received by the Borrowers and the Restricted Subsidiaries in cash from Unrestricted Subsidiaries after the Effective Date and to and including such time, minus (C) the aggregate amount drawn under Letters of Credit issued pursuant to Section 9.05(l) which have been drawn and for which the Borrowers have not then been reimbursed by the Persons whose Debt or obligations were supported by such Letters of Credit.

“U.S.” means the United States of America.

“U.S. Tax Compliance Certificate” has the meaning assigned such term in Section 5.03(e)(ii)(1)(C).

“Wholly-Owned Subsidiary” means any Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by a Co-Borrower or one or more of the Wholly-Owned Subsidiaries or by a Co-Borrower and one or more of the Wholly-Owned Subsidiaries.

Section 1.03                            Types of Loans and Borrowings.  For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”.

Section 1.04                            Terms Generally; Rules of Construction.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained herein), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement.  No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

Section 1.05                            Accounting Terms and Determinations; GAAP.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the Financial Statements except for changes in which the Borrowers’ independent certified public accountants concur and which are disclosed to Administrative Agent on the next date on which financial statements are required to be delivered to the Lenders pursuant to Section 8.01(a); provided that, unless the Borrowers and the Required Lenders shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants contained herein is computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods.

ARTICLE II

THE CREDITS

Section 2.01                            Commitments.  Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrowers during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Credit Exposure exceeding such Lender’s Commitment or (b) the total Credit Exposures exceeding the total Commitments.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, repay and reborrow the Loans.

Section 2.02                            Loans and Borrowings.

(a)                                 Borrowings; Several Obligations.  Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments except that, contemporaneously with the amendment and restatement of the Original Credit Agreement pursuant to this Agreement, each Lender whose previously funded Loans are less than its Applicable Percentage of Loans shall remit to the Administrative Agent for the benefit of the other Lenders entitled thereto an amount equal to such deficiency (which remittance shall be referred to as a “True-Up Loan” and shall constitute a Loan for purposes of this Agreement; provided that for purposes of determining whether the condition specified in Section 2.01(b) has been satisfied, the amount of such True-Up Loan shall be deemed to be zero) which shall, notwithstanding anything to the contrary in Section 4.01 or otherwise in this Agreement, be allocated to the other Lenders entitled thereto by the Administrative Agent and constitute a repayment of the Loans of such other Lenders.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)                                 Types of Loans.  Subject to Section 3.03, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrowers may request in accordance herewith.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c)                                  Minimum Amounts; Limitation on Number of Borrowings.  At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount of $1,000,000 or a whole multiple of $100,000 in excess thereof.  At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount of $1,000,000 or a whole multiple of $100,000 in excess thereof; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.08(e).  Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of six (6) Eurodollar Borrowings outstanding.  Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(d)                                 Notes.  Any Lender may request that Loans made by it be evidenced by a single promissory note.  In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender in substantially the form of Exhibit A, dated, in the case of (i) any Lender party hereto as of the date of this Agreement, as of the date of this Agreement, or (ii) any Lender that becomes a party hereto pursuant to an Assignment and Assumption, as of the effective date of the Assignment and Assumption, payable to the order of such Lender in a principal amount equal to its Maximum Credit Amount as in effect on such date, and otherwise duly completed.  If any Lender’s Maximum Credit Amount increases or decreases for any reason (whether pursuant to Section 2.06, Section 12.04(b) or otherwise), the Borrowers shall deliver or cause to be delivered on the effective date of such increase or decrease, a new Note payable to the order of any Lender who requested a Note hereunder in a principal amount equal to its Maximum Credit Amount after giving effect to such increase or decrease, and otherwise duly completed, and such Lender agrees to promptly thereafter return the previously issued Note held by such Lender marked canceled or otherwise similarly defaced.  The date, amount, Type, interest rate and, if applicable, Interest Period of each Loan made by each Lender that receives a Note, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Note, and, prior to any transfer, may be endorsed by such Lender on a schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender.  Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrowers’ rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.

Section 2.03                            Requests for Borrowings.  To request a Borrowing, any of the Borrowers shall notify the Administrative Agent of such request by telephone, email or facsimile request or by delivery of a written Borrowing Request in substantially the form of Exhibit B (each such signed request in the form of Exhibit B, a “written Borrowing Request”):  (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, Houston, Texas time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, Houston, Texas time, one Business Day before the date of the proposed Borrowing.  Each telephonic, email or facsimile request not evidenced by a written Borrowing Request shall be confirmed promptly by delivery to the Administrative Agent of a Borrowing Request signed by an authorized officer of each Co-Borrower whose name and specimen signature are set forth on the certificate delivered pursuant to Section 6.01(b) (or any subsequent certificate delivered to Administrative Agent) which may be delivered by hand, by courier service, by scanned pdf, or by facsimile.    Each such telephonic, email, facsimile and written Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i)                                     the aggregate amount of the requested Borrowing;

(ii)                                  the date of such Borrowing, which shall be a Business Day;

(iii)                               whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)                              in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(v)                                 the amount equal to the lesser of the Aggregate Maximum Credit Amounts and the then effective Borrowing Base, the current total Credit Exposures (without regard to the requested Borrowing) and the pro forma total Credit Exposures (giving effect to the requested Borrowing); and

(vi)                              the location and number of the Borrowers’ account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.  Each Borrowing Request shall constitute a representation that the amount of the requested Borrowing shall not cause the total Credit Exposures to exceed the lesser of the Aggregate Maximum Credit Amounts and the then effective Borrowing Base.  Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04                            Interest Elections.

(a)                                 Conversion and Continuance.  Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrowers may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04.  The Borrowers may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)                                 Interest Election Requests.  To make an election pursuant to this Section 2.04, the Borrowers shall notify the Administrative Agent of such election by telephone or by a written Interest Election Request in substantially the form of Exhibit C signed by an authorized officer of each Co-Borrower whose name and specimen signature are set forth on the certificate delivered pursuant to Section 6.01(b) (or any subsequent certificate delivered to Administrative Agent) (a “written Interest Election Request”) by the time that a Borrowing Request would be required under Section 2.03 if the Borrowers were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each telephonic and written Interest Election Request shall be irrevocable and each telephonic Interest Election Request shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent.

(c)                                  Information in Interest Election Requests.  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)                                     the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(iii) and (iv) shall be specified for each resulting Borrowing);

(ii)                                  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)                               whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)                              if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.

(d)                                 Notice to Lenders by the Administrative Agent.  Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)                                  Effect of Failure to Deliver Timely Interest Election Request and Events of Default on Interest Election.  If the Borrowers fail to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing:  (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be deemed to have requested an ABR Borrowing) and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.05                            Funding of Borrowings.

(a)                                 Funding by Lenders.  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., Houston, Texas time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to the Borrowers in the amount so received, in like funds, to an account of a Co- Borrower maintained either with a Lender or a non-Lender in Houston, Texas and designated by the relevant Co-Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e) shall be remitted by the Administrative Agent to the Issuing Bank that made such LC Disbursement; provided further that if such account is maintained with a non-Lender, such non-Lender shall have entered into an account control agreement in form and substance reasonably satisfactory to the Administrative Agent.

(b)                                 Presumption of Funding by the Lenders.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and each Co-Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.06                            Changes in the Aggregate Maximum Credit Amounts.

(a)                                 Scheduled Termination of Commitments.  Unless previously terminated, the Commitments shall terminate on the Maturity Date.  If at any time the Aggregate Maximum

Credit Amounts or the Borrowing Base is terminated or reduced to zero, then, at the option of the Administrative Agent, the Commitments shall terminate on the effective date of such termination or reduction.  Notwithstanding the foregoing, the parties hereto hereby agree that this Agreement shall not be terminated until all Obligations are paid and performed in full.

(b)                                 Optional Termination and Reduction of Aggregate Credit Amounts.

(i)                                     The Borrowers may at any time terminate, or from time to time reduce, the Aggregate Maximum Credit Amounts; provided that (1) each reduction of the Aggregate Maximum Credit Amounts shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 (or, if less than $1,000,000 or $5,000,000, the entire Aggregate Maximum Credit Amount) and (2) the Borrowers shall not terminate or reduce the Aggregate Maximum Credit Amounts if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.04(c), the total Credit Exposures would exceed the total Commitments.

(ii)                                  The Borrowers shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Maximum Credit Amounts under Section 2.06(b)(i) at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrowers pursuant to this Section 2.06(b)(ii) shall be irrevocable.  Any termination or reduction of the Aggregate Maximum Credit Amounts shall be permanent and may not be reinstated.  Each reduction of the Aggregate Maximum Credit Amounts shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.

Section 2.07                            Borrowing Base.

(a)                                 Initial Borrowing Base.  For the period from and including the Effective Date to but excluding the first Redetermination Date, the amount of the Borrowing Base shall be One Hundred Seventy-Five Million and No/100 Dollars ($175,000,000); provided if the total value of Oil and Gas Properties intended to be acquired in the Eagle Ford Acquisition and not acquired (whether due to title defects, environmental issues, preferential purchase rights, casualty loss or otherwise) is greater than $10,000,000 (as evaluated in the Eagle Ford Acquisition Reserve Report), the Administrative Agent may, by written notice to the Borrowers and the Lenders, reduce the initial Borrowing Base to reflect the exclusion of such Oil and Gas Properties.  Notwithstanding the foregoing, the Borrowing Base may be subject to further adjustments from time to time pursuant to Section 2.07(b)(v), Section 8.13(c), Section 9.02(b)(ii), Section 9.02(b)(iv), Section 9.02(b)(v) or Section 9.11.

(b)                                 Scheduled and Interim Redeterminations.

(i)                                     The Borrowing Base shall be redetermined quarterly in accordance with this Section 2.07(b)(i) (a “Scheduled Quarterly Redetermination”), and, subject to Section 2.07(d), such redetermined Borrowing Base shall become effective and applicable to the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders

on or before October 1, 2013, January 1, 2014 and April 1, 2014  beginning October 1, 2013 or, in each case, such date promptly thereafter as reasonably practicable based on the engineering and other information available to the Lenders.

(ii)                                  The Borrowing Base shall be redetermined semi-annually in accordance with this Section 2.07(b)(ii) (a “Scheduled Semi-Annual Redetermination”; the Scheduled Semi-Annual Redeterminations and Scheduled Quarterly Redetermination each a “Scheduled Redetermination” and collectively, the “Scheduled Redeterminations”), and, subject to Section 2.07(d), such redetermined Borrowing Base shall become effective and applicable to the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders on or before April 1st and October 1st of each year beginning October 1, 2014 or, in each case, such date promptly thereafter as reasonably practicable based on the engineering and other information available to the Lenders.

(iii)                               In addition, the Borrowers may by notifying the Administrative Agent thereof, and the Administrative Agent may, at the direction of the Required Lenders, by notifying the Borrowers thereof, each elect to cause the Borrowing Base to be redetermined once between each Scheduled Quarterly Redetermination and twice between the last Scheduled Quarterly Redetermination and the first Scheduled Semi-Annual Redetermination and between successive Scheduled Redeterminations thereafter (each such redetermination between Scheduled Redeterminations, together with any redetermination described Section 2.07(b)(iv), an “Interim Redetermination”) in accordance with this Section 2.07.

(iv)                              In addition to any Interim Redetermination described in Section 2.07(b)(iii), if at any time the aggregate value of Oil and Gas Properties sold or disposed of pursuant to Section 9.11(e)(4), together with Borrowing Base value (as determined by the Administrative Agent in its reasonable judgment) of Swap Agreements in respect of commodities Liquidated, in any period between redeterminations of the Borrowing Base, exceeds five percent (5%) of the proved developed Oil and Gas Properties included in the most recently delivered Reserve Report, then the Borrowing Base shall be automatically reduced, effective immediately upon such sale, disposition or Swap Liquidation by an amount equal to the Borrowing Base value (as determined by the Administrative Agent in its reasonable judgment) of such Oil and Gas Properties sold or disposed of and Swap Agreements in respect of commodities Liquidated and such new Borrowing Base shall be effective and applicable to the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders until the next redetermination or modification of the Borrowing Base pursuant to this Agreement; provided that for purposes of this Section 2.07(b)(iv), a Swap Agreement shall not be deemed to have been Liquidated if, (x) such Swap Agreement is novated from the existing counterparty to an Approved Counterparty, with a Borrower or the applicable Loan Party being the “remaining party” for purposes of such novation, or (y) upon its termination, it is replaced, in a substantially contemporaneous transaction, with one or more Swap Agreements with approximately the same mark-to-market value and without cash payments to any Loan Party in connection therewith.  Such decrease in the Borrowing Base shall occur without any vote of Lenders or action by Administrative Agent.  Upon any such redetermination, the

Administrative Agent shall promptly deliver a New Borrowing Base Notice to the Borrowers and the Lenders.

(v)                                 In addition to the Scheduled Redeterminations and Interim Redeterminations, the Borrowing Base shall be automatically reduced by the related Issuance Related Borrowing Base Adjustment Amount upon each of (w) any increase in the principal amount of the Second Lien Loan over $50,000,000, (x) the funding of the Bridge Loan, (y) the issuance of Debt in connection with the Bridge Securities and Takeout Loan and (z) the issuance of Senior Unsecured Notes.

(c)                                  Scheduled and Interim Redetermination Procedure.

(i)                                     Each Scheduled Redetermination and each Interim Redetermination shall be effectuated as follows:  upon receipt by the Administrative Agent of (1) the Reserve Report and the certificate required to be delivered by the Borrowers, in the case of a Scheduled Redetermination, pursuant to Section 8.12(a) and (c), and, in the case of an Interim Redetermination, pursuant to Section 8.12(b) and (c), and (2) such other reports, data and supplemental information, including, without limitation, the information provided pursuant to Section 8.12(c), as may, from time to time, be reasonably requested by the Required Lenders (the Reserve Report, such certificate and such other reports, data and supplemental information being the “Engineering Reports”), the Administrative Agent shall evaluate the information contained in the Engineering Reports and shall, in good faith, propose a new Borrowing Base (the “Proposed Borrowing Base”) based upon such information and such other information (including, without limitation, the status of title information with respect to the Oil and Gas Properties as described in the Engineering Reports and the existence of any other Debt) as the Administrative Agent deems appropriate in its sole discretion and consistent with its normal oil and gas lending criteria as it exists at the particular time.  In no event shall the Proposed Borrowing Base exceed the Aggregate Maximum Credit Amounts.

(ii)                                  The Administrative Agent shall notify the Borrowers and the Lenders of the Proposed Borrowing Base (the “Proposed Borrowing Base Notice”):

(1)                                 in the case of a Scheduled Redetermination (A) if the Administrative Agent shall have received the Engineering Reports and other information required to be delivered by the Borrowers pursuant to Section 8.12(a) and (c) in a timely and complete manner, then on or before the March 15th and September 15th of such year following the date of delivery (and on or before December 1, 2013 in the case of the Reserve Report required to be delivered by November 15, 2013) or (B) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrowers pursuant to Section 8.12(a) and (c) in a timely and complete manner, then promptly after the Administrative Agent has received complete Engineering Reports and other information from the Borrowers and have had a reasonable opportunity to determine the Proposed Borrowing Base in accordance with Section 2.07(c)(i), and in any event within fifteen (15) days after the Administrative Agent has received the required Engineering Reports; and

(2)                                 in the case of an Interim Redetermination, promptly, and in any event, within fifteen (15) days after the Administrative Agent has received the required Engineering Reports.

(iii)                               Any Proposed Borrowing Base that would increase the Borrowing Base then in effect must be approved or deemed to have been approved by all of the Lenders as provided in this Section 2.07(c)(iii) and any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect must be approved or be deemed to have been approved by the Administrative Agent and the Required Lenders as provided in this Section 2.07(c)(iii).  Upon receipt of the Proposed Borrowing Base Notice, each Lender shall have fifteen (15) days to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base by proposing an alternate Borrowing Base.  If at the end of such fifteen (15) days, any Lender has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be an approval of the Proposed Borrowing Base.  If, at the end of such 15-day period, all of the Lenders, in the case of a Proposed Borrowing Base that would increase the Borrowing Base then in effect, or the Administrative Agent and Required Lenders, in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, have approved or deemed to have approved, as aforesaid, then the Proposed Borrowing Base shall become the new Borrowing Base, effective on the date specified in Section 2.07(d).  If, however, at the end of such 15-day period, all of the Lenders or the Required Lenders, as applicable, have not approved or been deemed to have approved, as aforesaid, then the Administrative Agent shall (1) notify the Borrowers of the Proposed Borrowing Base and which Lenders have not approved or been deemed to have approved of the Proposed Borrowing Base and (2) poll the Lenders to ascertain the highest Borrowing Base then acceptable to a number of Lenders sufficient to constitute the Required Lenders for purposes of this Section 2.07 and, so long as such amount does not increase the Borrowing Base then in effect, such amount shall become the new Borrowing Base, effective on the date specified in Section 2.07(d).

(d)                                 Effectiveness of a Redetermined Borrowing Base.  After a redetermined Borrowing Base is approved or is deemed to have been approved by all of the Lenders or the Required Lenders, as applicable, pursuant to Section 2.07(c)(iii), the Administrative Agent shall notify the Borrowers and the Lenders of the amount of the redetermined Borrowing Base (the “New Borrowing Base Notice”), and such amount shall become the new Borrowing Base, effective and applicable to the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders:

(i)                                     in the case of a Scheduled Redetermination, (1) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrowers pursuant to Section 8.12(a) and (c) in a timely and complete manner, then on the April 1st or October 1st, as applicable, following such notice (and on January 1, 2014, in the case of the Reserve Report required to be delivered by November 15, 2013), or (2) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrowers pursuant to Section 8.12(a) and (c) in a timely and complete manner, then on the Business Day next succeeding delivery of such notice; and

(ii)                                  in the case of an Interim Redetermination, on the Business Day next succeeding delivery of such notice.

Such amount shall then become the Borrowing Base until the next Scheduled Redetermination Date, the next Interim Redetermination Date or the next adjustment to the Borrowing Base under Section 8.13(c) or Section 9.11, whichever occurs first.  Notwithstanding the foregoing, no Scheduled Redetermination or Interim Redetermination shall become effective until the New Borrowing Base Notice related thereto is received by the Borrowers.

Section 2.08                            Letters of Credit.

(a)                                 General.  Subject to the terms and conditions set forth herein, the Borrowers may request the Issuing Bank to issue Letters of Credit in dollars for its own account or for the account of any of its Restricted Subsidiaries, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Agreement, the terms and conditions of this Agreement shall control.

(b)                                 Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrowers shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (not less than three (3) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice: (i) requesting the issuance of a Letter of Credit or identifying the outstanding Letter of Credit to be amended, renewed or extended; (ii) specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day); (iii) specifying the date on which such Letter of Credit is to expire (which shall comply with Section 2.08(c)); (iv) specifying the amount of such Letter of Credit; (v) specifying the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit; and (vi) specifying the amount of the then effective Borrowing Base, the current total Credit Exposures (without regard to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit) and the pro forma total Credit Exposures (giving effect to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit).  If requested by the Issuing Bank, the Borrowers shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and with respect to each notice provided by the Borrowers above and any issuance, amendment, renewal or extension of each Letter of Credit, the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (1) the LC Exposure shall not exceed the LC Commitment and (2) the total Credit Exposures shall not exceed the total Commitments (i.e. the lesser of the Aggregate Maximum Credit Amounts and the then effective Borrowing Base).

(c)                                  Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of

Credit (or, in the case of any renewal, which renewal may be provided for in the initial Letter of Credit, or extension thereof, one year after such renewal or extension) and (ii) the date that is twenty (20) Business Days prior to the Maturity Date.

(d)                                 Participations.  By the issuance of a Letter of Credit (or an amendment to an existing Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank that issues such Letter of Credit or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrowers on the date due as provided in Section 2.08(e) (but giving effect to the proviso in the first sentence thereof), or of any reimbursement payment required to be refunded to the Borrowers for any reason.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.08(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)                                  Reimbursement.  If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrowers shall reimburse such LC Disbursement by paying the Issuing Bank, through the Administrative Agent, an amount equal to such LC Disbursement (i) not later than 2:00 p.m., Houston, Texas time, on the date such LC Disbursement is made, if the Borrowers shall have received notice of such LC Disbursement prior to 12:00 noon, Houston Texas time, on such date (provided it shall not be an Event of Default if the Borrowers fail to reimburse such LC Disbursement pursuant to this clause (i) if such LC Disbursement is reimbursed on the first Business Day immediately following the day that the Borrowers received notice of such LC Disbursement), or (ii) not later than 12:00 noon, Houston, Texas time, on the first Business Day immediately following the day that the Borrowers received such notice, if such notice in not received prior to 12:00 noon on the date such LC Disbursement was made.  If the Borrowers fail to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof and such Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrowers, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this Section 2.08(e), the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this Section 2.08(e) to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear.  Any payment made by a Lender pursuant to this Section 2.08(e) to reimburse the Issuing Bank for any LC Disbursement shall not constitute a Loan and shall not relieve the Borrowers of their obligation to reimburse such LC Disbursement.

(f)                                   Obligations Absolute.  The Borrowers’ obligation to reimburse LC Disbursements as provided in Section 2.08(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or any Letter of Credit Agreement, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.08(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder.  Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised all requisite care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole reasonable discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)                                  Disbursement Procedures.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Bank shall promptly notify the Administrative Agent and the Borrowers by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)                                 Interim Interest.  If the Issuing Bank shall make any LC Disbursement, then, until the Borrowers shall have reimbursed the Issuing Bank for such LC Disbursement (either with its own funds or a Borrowing under Section 2.08(e)), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to ABR Loans.  Interest accrued pursuant to this Section 2.08(h) shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.08(d) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)                                     Replacement of an Issuing Bank.  The Issuing Bank may be replaced or resign at any time by written agreement among the Borrowers, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such resignation or replacement of the Issuing Bank.  At the time any such resignation or replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 3.05(b).  From and after the effective date of such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the resignation or replacement of the Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)                                    Cash Collateralization.  If (i) any Event of Default shall occur and be continuing and the Borrowers receive notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this Section 2.08(j), or (ii) the Borrowers are required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then the Borrowers shall deposit, in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to, in the case of an Event of Default, the LC Exposure, and in the case of a payment required by Section 3.04(c), the amount of such excess as provided in Section 3.04(c), as of such date plus any accrued and unpaid interest thereon to the extent not otherwise included in such payment; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrowers or any Restricted Subsidiary described in Section 10.01(g) or Section 10.01(h).  The Borrowers hereby grant to the Administrative Agent, for the benefit of the Issuing Bank and the Lenders, an exclusive first priority and continuing perfected security interest in and Lien on such account and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in such account, all deposits or wire transfers made thereto, any and all investments purchased with funds deposited in such account, all interest, dividends, cash, instruments, financial assets and other Property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing, and all proceeds, products, accessions, rents, profits, income and benefits therefrom, and any substitutions and replacements therefor.  The Borrowers’ obligation to deposit amounts pursuant to this Section 2.08(j) shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which the Borrowers or any of their Subsidiaries may now or hereafter have against any such beneficiary, the Issuing Bank, the Administrative Agent, the Lenders or any other Person for any reason whatsoever.  Such deposit shall be held as collateral securing the payment and performance of the Borrowers’ obligations under this Agreement and the other Loan Documents in a “securities account” (within the meaning of Article 8 of the UCC) over which the Administrative Agent shall have “control” (within the meaning of the UCC).  Notwithstanding the foregoing, the Borrowers may direct the Administrative Agent and the “securities intermediary” (within the meaning of the UCC) to invest amounts credited to the securities account, at the Borrowers’ risk and expense, in Investments described in Section 9.05(d) through (g).  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse, on a pro rata basis, the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrowers under this Agreement or the other Loan Documents.  If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, and the Borrowers are not otherwise required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three (3) Business Days after all Events of Default have been cured or waived.

ARTICLE III

PAYMENTS OF PRINCIPAL AND INTEREST; PREPAYMENTS; FEES

Section 3.01                            Repayment of Loans.

Each Co-Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Termination Date.

Section 3.02                            Interest.

(a)                                 ABR Loans.  The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(b)                                 Eurodollar Loans.  The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(c)                                  Post-Default Rate.  Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrowers hereunder or under any other Loan Document is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to two percent (2%) plus the rate applicable to ABR Loans as provided in Section 3.02(a), but in no event to exceed the Highest Lawful Rate.

(d)                                 Interest Payment Dates.  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Termination Date; provided that (i) interest accrued pursuant to Section 3.02(c) shall be payable on demand, (i) in the event of any repayment or prepayment of any Loan (other than an optional prepayment of an ABR Loan prior to the Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (ii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)                                  Interest Rate Computations.  All interest hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.

Section 3.03                            Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)                                 the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate for such Interest Period; or

(b)                                 the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrowers and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 3.04                            Prepayments.

(a)                                 Optional Prepayments.  The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 3.04(b).  Partial optional prepayments pursuant to this Section 3.04 shall be in an aggregate principal amount of $250,000 or any whole multiple of $50,000 in excess thereof.

(b)                                 Notice and Terms of Optional Prepayment.  The Borrowers shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, Houston, Texas time, three (3) Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., Houston, Texas time, on the Business Day of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid.  Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02.

(c)                                  Mandatory Prepayments.

(i)                                     Upon any adjustments to the Borrowing Base pursuant to Section 2.07(b)(iv), Section 9.02(b)(i), Section 9.02(b)(ii), Section 9.02(b)(iv), Section 9.02(b)(v) or Section 9.11, if the total Credit Exposures exceeds the Borrowing Base as adjusted, then the Borrowers shall (A) prepay the Borrowings in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.08(j).  The Borrowers shall be obligated to make such prepayment and/or deposit of cash collateral on the date it receives cash proceeds as a result of such disposition or such incurrence of Debt; provided that all payments required to be made pursuant to this Section 3.04(c)(i) must be made on or prior to the Termination Date.

(ii)                                  If, after giving effect to any termination or reduction of the Aggregate Maximum Credit Amounts pursuant to Section 2.06(b), the total Credit Exposures exceeds the total Commitments, then the Borrowers shall (A) prepay the Borrowings on the date of such termination or reduction in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.08(j).

(iii)                               Upon any redetermination of or adjustment to the amount of the Borrowing Base in accordance with Section 2.07 (other than Section 2.07(b)(iv)) or Section 8.13(c), if the total Credit Exposures exceeds the redetermined or adjusted Borrowing Base, then the Borrowers shall, within ten (10) days after written notice is received from the Agent that the total Credit Exposure exceeds the redetermined or adjusted Borrowing Base (the amount of such excess, a “Borrowing Base Deficiency”), notify Administrative Agent of its decision (the date of such notice, the “Prepayment Decision Notice Date”) to do any (or any combination) of the following which will result in the Borrowing Base Deficiency being eliminated in the applicable time frame(s): (A) prepay Borrowings (i) in a lump sum on or before the date which is twenty (20) days after the Prepayment Decision Notice Date, or (ii) in five (5) equal monthly payments beginning on the one month anniversary of the Prepayment Decision Notice Date and continuing on the corresponding day of the four following months, and in any case, if any Borrowing Base Deficiency remains after prepaying all of the Borrowings as a result of an LC Exposure, deposit with the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.08(j), and/or (B) within ninety (90) days of the Prepayment Decision Notice Date, pledge additional Collateral acceptable to the Lenders to the Administrative Agent for the benefit of the Lenders, which Collateral shall be sufficient in Administrative Agent’s opinion to increase the Borrowing Base and eliminate the Borrowing Base Deficiency.

(iv)                              Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied to outstanding Borrowings first, ratably to any ABR Borrowings then outstanding, and, second, to any Eurodollar Borrowings then outstanding, and if more than one Eurodollar Borrowing is then outstanding, to each such Eurodollar Borrowing in order of priority beginning with the Eurodollar Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar Borrowing with the most number of days remaining in the Interest Period applicable thereto.

(v)                                 Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied ratably to the Loans included in the prepaid Borrowings.  Prepayments pursuant to this Section 3.04(c) shall be accompanied by accrued interest to the extent required by Section 3.02.

(d)                                 No Premium or Penalty.  Prepayments permitted or required under this Section 3.04 shall be without premium or penalty, except as required under Section 5.02.

Section 3.05                            Fees.

(a)                                 Commitment Fees.  The Borrowers agree to pay to the Administrative Agent for the account of each Lender, ratably in accordance with its Applicable Percentage, a commitment fee, which shall accrue at the applicable Commitment Fee Rate on the average daily amount of the unused amount of the Borrowing Base during the period from and including the date of this Agreement to but excluding the Termination Date.  Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the Termination Date, commencing on the first such date to occur after the date hereof.  All commitment fees shall be computed on the basis of a year of 360 days, unless such computation would cause interest to accrue at a rate in excess of the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)                                 Letter of Credit Fees.  The Borrowers agree to pay (i) to the Administrative Agent, for the account of each Lender, ratably in accordance with its Applicable Percentage, an annual Letter of Credit fee on the aggregate LC Exposure, which shall accrue at the Letter of Credit Fee Rate and be payable in arrears on the Termination Date and the last day of each calendar quarter, (ii) to the Issuing Bank, for its own account, a fronting fee equal to the greater of (a) $500 or 0.175% of the face amount of each outstanding Letter of Credit and (iii) to the Issuing Bank, for its own account, its standard and customary fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit issued by such Issuing Bank or processing of drawings thereunder, which shall be payable upon issuance and upon any renewal of such Letter of Credit.  Any other fees payable to an Issuing Bank pursuant to this Section 3.05(b) shall be payable within 10 days after demand.  All Letter of Credit fees and fronting fees (as set forth herein or in the Fee Letter) shall be computed on the basis of a year of 360 days, unless such computation would cause interest to accrue at a rate in excess of the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)                                  Administrative Agent Fees.  The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times specified in the Fee Letter, or otherwise separately agreed upon between the Borrowers and the Administrative Agent.

(d)                                 SN Cotulla and the Fee Letter.  SN Cotulla agrees to be bound by the Fee Letter as if an addressee thereof signatory thereto as an accepting party.

ARTICLE IV

PAYMENTS; PRO RATA TREATMENT; SHARING OF SET-OFFS.

Section 4.01                            Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)                                 Payments by the Borrowers.  The Borrowers shall make each payment required to be made by the Borrowers hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 12:00 noon, Houston, Texas time, on the date when due, in dollars that constitute immediately available funds, without defense, deduction, recoupment, set-off or counterclaim.  Fees, once paid, shall not be refundable under any circumstances absent manifest error (e.g., as a result of a clerical mistake).  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in dollars.

(b)                                 Application of Insufficient Payments.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)                                  Sharing of Payments by Lenders.  If the Administrative Agent or any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply).  The Borrowers consent to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

(d)                                 If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(a), 2.08(d) or (e), 4.02 or 12.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i)apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent or the Issuing Bank to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii)hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections; in the case of each of (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

Section 4.02                            Presumption of Payment by the Borrowers.  Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due.  In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or such Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 4.03                            Certain Deductions by the Administrative Agent.  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(a), 2.08(d) or (e), 4.02 or 12.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (a) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent or the Issuing Bank to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (b) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections; in the case of each of (a) and (b) above, in any order as determined by the Administrative Agent in its discretion.

Section 4.04                            Disposition of Proceeds.  The Security Instruments contain an assignment by the Borrowers unto and in favor of the Administrative Agent for the benefit of (i) the Lenders and (ii) the Secured Swap Providers, of all of the Borrowers’ interest in and to production and all proceeds attributable thereto that may be produced from or allocated to the Mortgaged Property.  The Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Obligations and other obligations described therein and secured thereby.  Notwithstanding the assignment contained in such Security Instruments, until the occurrence of an Event of Default, (a) the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders (including, without limitation, the sending of a Transfer Letter to the purchaser or purchasers of such production), but the Lenders will instead permit such proceeds to be paid to the Borrowers and their Restricted Subsidiaries and (b) the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrowers and/or such Restricted Subsidiaries.  Upon the expiration or termination of the Commitments and the payment in full of the Obligations, the Administrative Agent shall, at the expense of the Borrowers, execute and deliver such documentation as any Co-Borrower shall reasonably request to re-convey to the relevant Co-Borrower or Guarantor any property purportedly conveyed to the Administrative Agent under the Security Instruments.

ARTICLE V

INCREASED COSTS; BREAK FUNDING PAYMENTS; TAXES; ILLEGALITY; DEFAULTING LENDERS

Section 5.01         Increased Costs.

(a)           Eurodollar Changes in Law.  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii)           impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)           Certificates.  A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in Section 5.01(a) or (b) and reasonably detailed calculations therefor shall be delivered to the Borrowers and shall be conclusive absent manifest error.  The Borrowers shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Effect of Failure or Delay in Requesting Compensation.  Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section 5.01 for any increased costs or reductions incurred more than ninety (90) days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 5.02         Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrowers pursuant to Section 5.04(b), then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 and reasonably detailed calculations therefor shall be delivered to the Borrowers and shall be conclusive absent manifest error.  The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

Section 5.03         Taxes.

(a)           Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrowers under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrowers shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.03(a)), the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           Payment of Other Taxes by the Borrowers.  The Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Indemnification by the Borrowers.  The Borrowers shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrowers hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate of the Administrative Agent, a Lender or the Issuing Bank as to the amount of such payment or liability under this Section 5.03 shall be delivered to the Borrowers and shall be conclusive absent manifest error.

(d)           Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Foreign Lenders.

(i)            Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Co-Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or any other Loan Document shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrowers as will permit such payments to be made without withholding or at a reduced rate.

(ii)           Without limiting the generality of the foregoing:

(1)           any Foreign Lender shall deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), whichever of the following is applicable:

(A)          in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the U.S. is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of such tax treaty and (y)

with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)           executed originals of IRS Form W-8ECI;

(C)           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Co-Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(D)          to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W 8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner.

(2)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made.

(f)            FATCA.  If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative

Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)           U.S. Lenders.  Any Lender that is a U.S. Person shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.

(h)           Certifications.  Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

(i)            Tax Refunds.  If the Administrative Agent or a Lender determines, in its reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section 5.03, it shall pay over such refund to the Borrowers (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section 5.03 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrowers, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This Section 5.03 shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrowers or any other Person.

Section 5.04         Mitigation Obligations.

(a)           Designation of Different Lending Office.  If any Lender requests compensation under Section 5.01, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders.  If (i) any Lender requests compensation under Section 5.01, (ii) the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, (iii) any Lender becomes a Defaulting Lender, or (iv) any Lender has not approved (or is not deemed to have approved) an increase in the Borrowing Base proposed by the Administrative Agent pursuant to Section 2.07(c)(iii), then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.04(b)), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that, (1) the Borrowers shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (2) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (3) in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such  assignment and delegation cease to apply.

Section 5.05         Illegality.  Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain Eurodollar Loans either generally or having a particular Interest Period hereunder, then (a) such Lender shall promptly notify the Borrowers and the Administrative Agent thereof and such Lender’s obligation to make such Eurodollar Loans shall be suspended (the “Affected Loans”) until such time as such Lender may again make and maintain such Eurodollar Loans and (b) all Affected Loans which would otherwise be made by such Lender shall be made instead as ABR Loans (and, if such Lender so requests by notice to the Borrowers and the Administrative Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into ABR Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) ABR Loans, all payments of principal which would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its ABR Loans.

Section 5.06         Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)           fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 3.05;

(b)           the Maximum Credit Amount and Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 12.02), provided that any waiver, amendment or modification requiring the consent of all

Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender;

(c)           if any LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i)            all or any part of such LC Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Credit Exposures does not exceed the total of all non-Defaulting Lenders’ Maximum Credit Amounts and (y) the conditions set forth in Section 6.02 are satisfied at such time; and

(ii)           if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.08(j) for so long as such LC Exposure is outstanding;

(iii)          if the Borrowers cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any Letter of Credit fees for the account of such Defaulting Lender pursuant to Section 3.05(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)          if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 3.05 shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; or

(v)           if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to this Section 5.06(c), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 3.05(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is cash collateralized and/or reallocated;

(d)           so long as any Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 5.06(c), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 5.06(c)(i) (and Defaulting Lenders shall not participate therein); and

(e)           In the event that the Administrative Agent, the Borrowers and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such

Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.01         Conditions to Effectiveness.  The amendment and restatement of the Original Credit Agreement and the obligation of each Lender to make Loans (including, without limitation, the True-Up Loans, if any) shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):

(a)           Satisfactory evidence that (i) the Eagle Ford Acquisition has been (or contemporaneously with the initial funding under this Agreement, will be) consummated for a purchase price not to exceed $265,000,000 (subject to adjustment as provided in the Eagle Ford PSA) consistent with the material terms of the Eagle Ford PSA, with no material amendments or waivers not consented to by the Arranger and (ii) any Liens (other than Liens permitted under Section 9.03) on the Oil and Gas Properties acquired in the Eagle Ford Acquisition shall have been or will be released contemporaneously with the initial Loan hereunder. For purposes of satisfying the foregoing requirement, Liens on Oil and Gas Properties acquired pursuant to the Eagle Ford Acquisition shall be deemed released at such time as the relevant Person shall have executed and delivered a release with respect thereto and counsel or agents to the Administrative Agent shall be in the possession of such release for recording;

(b)           The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of each Loan Party setting forth (i) resolutions of its Board of Directors with respect to the authorization of such Loan Party to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of such Loan Party (y) who are authorized to sign the Loan Documents to which such Loan Party is a party and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the Transactions, (iii) specimen signatures of such authorized officers, and (iv) the articles or certificate of incorporation and bylaws or other comparable organizational documents of such Loan Party, certified as being true and complete.  The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Borrowers to the contrary;

(c)           The Administrative Agent shall have received certificates of the appropriate State agencies with respect to the existence, qualification and good standing of each Loan Party;

(d)           The Administrative Agent shall have received a compliance certificate which shall be substantially in the form of Exhibit D, duly and properly executed by a Responsible Officer and dated as of the date of Effective Date;

(e)           The Administrative Agent shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party;

(f)            The Administrative Agent shall have received duly executed Notes payable to the order of each Lender that has requested a Note in a principal amount equal to its Maximum Credit Amount dated as of the date hereof;

(g)           The Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of the Security Instruments granting the Administrative Agent a first priority Lien (subject to Excepted Liens) on (i) the Collateral securing the Existing Credit Agreement, (ii) 100% of the Equity Interest in all Domestic Subsidiaries (including Unrestricted Subsidiaries) and the Borrowers (other than the Equity Interests of Sanchez), (iii) Oil and Gas Properties representing at least eighty percent (80%) by value of the Engineered Value (based on the Eagle Ford Acquisition Reserve Report) of the Oil and Gas Properties acquired pursuant to the Eagle Ford Acquisition, and (iv) substantially all other material personal property of the Loan Parties, including operating equipment, accounts receivable, inventory, contract rights, general intangibles and all products, proceeds and other interests relating to the ownership, operation and/or production of oil and gas properties.  For purposes of satisfying the foregoing requirement, properties acquired pursuant to the Eagle Ford Acquisition shall be deemed mortgaged at such time as the relevant Loan Party shall have executed and delivered a mortgage with respect thereto and counsel or agents to the Administrative Agent shall be in the possession of such mortgage for recording. Notwithstanding anything to the contrary, Liens granted in the Collateral by any Loan Party shall not secure any obligation in respect of any Excluded Swap Obligation;

(h)           The Administrative Agent shall have received, in form and substance reasonably satisfactory to Administrative Agent, an opinion of Akin Gump Strauss Hauer & Feld LLP, counsel to the Loan Parties;

(i)            The Administrative Agent shall have received a certificate of insurance coverage of the Borrowers evidencing that the Borrowers are carrying insurance in accordance with Section 7.12;

(j)            The Administrative Agent shall have received a certificate of a Responsible Officer of each Co-Borrower certifying that the Borrowers have received all consents and approvals required by Section 7.03 or otherwise necessary for the continued operations of the Loan Parties;

(k)           The Administrative Agent shall have received a copy of Sanchez’s first quarter 2013 report on Form 10-Q filed with the SEC;

(l)            The Administrative Agent shall (i) be reasonably satisfied with the title due diligence previously conducted by the Predecessor Administrative Agent and Original Lenders as to the status of title to at least eighty percent (80%) of the Oil and Gas Properties constituting Collateral prior to the Effective Date and (ii) have received title information acceptable to Administrative Agent setting forth the status of title to at least eighty percent (80%) of the total value of the proved Oil and Gas Properties evaluated in the Eagle Ford Acquisition Reserve Report;

(m)          The Administrative Agent shall be reasonably satisfied with the environmental condition of the Oil and Gas Properties of the Borrowers and their Subsidiaries, including Oil and Gas Properties to be acquired in the Eagle Ford Acquisition;

(n)           The Administrative Agent shall have received (i) the Initial Reserve Report accompanied by a certificate covering the matters described in Section 8.12(c) and (ii) the Eagle Ford Acquisition Reserve Report;

(o)           The Administrative Agent shall have received appropriate judgment, tax, bankruptcy and UCC search certificates reflecting no prior judgment or taxes are outstanding or unpaid by the Borrowers or Liens encumbering the Properties of the Borrowers for each of the following jurisdictions: Louisiana, Texas, and any other jurisdiction requested by the Administrative Agent; other than those being assigned or released on or prior to the Effective Date or Liens permitted by Section 9.03;

(p)           The Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of amendments to the Intercreditor Agreement to permit the Transactions;

(q)           The Administrative Agent shall have received all documentation and other information that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act;

(r)            The Administrative Agent shall have received copies of the fully executed Second Lien Loan Documents;

(s)           The Administrative Agent shall have received a copy of the fully executed Undertaking to Pay Directly;

(t)            The Administrative Agent shall have received executed counterparts of the Original Credit Agreement Assignments and Assumptions from the Original Lenders;

(u)           The Administrative Agent shall have received such other documents as the Administrative Agent or its special counsel may reasonably request;

(v)           Administrative Agent, Arranger and the Lenders shall have received all fees and other amounts due and payable, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder;

(w)          No default shall have occurred and be continuing under the Original Credit Agreement or the Second Lien Loan Documents; and

(x)            The Effective Date shall have occurred on or before July 31, 2013.

Section 6.02         Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing (including the initial funding), and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)           The Administrative Agent and the Lenders shall have received all fees and other amounts due and payable, including to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder;

(b)           At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Borrowing Base Deficiency shall have occurred and be continuing;

(c)           At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no event, development or condition that has or could reasonably be expected to have a Material Adverse Effect shall have occurred. Notwithstanding the foregoing, only the absence of a Specified Material Adverse Effect shall be a condition to the availability of Loans under this Agreement on the Effective Date;

(d)           The representations and warranties of the Loan Parties set forth in this Agreement and in the other Loan Documents, including regarding litigation as set forth in Section 7.05, shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except, in each case, to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct as of such specified earlier date.  Notwithstanding the foregoing, the only representations the accuracy of which shall be a condition to the availability of Loans under this Agreement on the Effective Date shall be the Eagle Ford PSA Representations and the Specified Representations.  The failure of any representation or warranty with respect to the Borrowers or any of their respective Subsidiaries (other than the Eagle Ford PSA Representations or the Specified Representations) to be accurate on the Effective Date will not constitute the failure of a condition precedent to the funding of the initial Loan under this Agreement but will instead constitute a Default which may be cured within a period of 10 days after the Effective Date and which will not in and of itself constitute a failure of a condition precedent to funding;

(e)           The making of such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, would not conflict with, or cause any Lender or the Issuing Bank to violate or exceed, any applicable Governmental Requirement, and no Change in Law shall have occurred, and no litigation shall be pending or threatened, which does or, with respect to any threatened litigation, seeks to, enjoin, prohibit or restrain, the making or repayment of any Loan, the issuance, amendment, renewal, extension or repayment of any Letter of Credit or any participations therein or the consummation of the transactions contemplated by this Agreement or any other Loan Document;

(f)            The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03 or a request for a Letter of Credit in accordance with Section 2.08(b), as applicable; and

(g)           In connection with the execution and delivery of the Security Instruments, the Administrative Agent shall be reasonably satisfied that the Security Instruments create first priority, perfected Liens (subject only to Excepted Liens identified in clauses (a) to (d) and (f) of the definition thereof, but subject to the provisos at the end of such definition) on at least eighty percent (80%) of the total value of the proved Oil and Gas Properties evaluated in the initial Reserve Report and the Eagle Ford Acquisition Reserve Report.

Each request for a Borrowing and each issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in Section 6.02(a) through (f).

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

Each Co-Borrower represents and warrants to the Lenders that:

Section 7.01         Organization; Powers.  Each of the Borrowers and the Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect.  Schedule 7.01 is an accurate corporate organizational chart of Borrowers and their Subsidiaries and shows the ownership of all Equity Interests in such Persons.

Section 7.02         Authority; Enforceability.  The Transactions to be entered into by each Loan Party are within such Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder or member action (including, without limitation, any action required to be taken by any class of directors of such Loan Party or any other Person, whether interested or disinterested, in order to ensure the due authorization of the Transactions).  Each Loan Document to which any Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 7.03         Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including members, shareholders or any class of directors, whether interested or disinterested, of any Loan Party or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect other than (i) the recording and filing of any Security Instruments as required by the Loan Documents and (ii) those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder, could not reasonably be expected to have a Material Adverse Effect or do not have an adverse effect on the enforceability of the Loan Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Co-Borrower or any Subsidiary or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Co-Borrower or any Subsidiary or its Properties, or give rise to a right thereunder to require any payment to be made by any Co-Borrower or such Subsidiary and (d) will not result in the creation or imposition of any Lien on any Property of any Co-Borrower or any Subsidiary (other than the Liens created by the Loan Documents).

Section 7.04         Financial Condition; No Material Adverse Change.

(a)           Sanchez has heretofore furnished to the Lenders its (i) audited consolidated balance sheet and statement of income, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2012, all reported on by BDO USA, LLP and (ii) unaudited consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal quarter and the portion of the fiscal year ended March 31, 2013, certified by a Financial Officer.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Sanchez and its Consolidated Subsidiaries (including the other Co-Borrowers) as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the unaudited quarterly financial statements.

(b)           Since March 31, 2013, (i) there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect and (ii) the business of the Borrowers and their Subsidiaries has been conducted only in the ordinary course consistent with past business practices.

(c)           Neither the Borrowers nor any of their respective Subsidiaries has incurred, created, assumed or suffered to exist any Debt except as permitted by Section 9.02.

Section 7.05         Litigation.

(a)           Except as set forth on Schedule 7.05, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrowers, threatened in writing against or affecting any Co-Borrower or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any Loan Document or the Transactions.

(b)           Since the date of this Agreement, there has been no change in the status of the matters disclosed in Schedule 7.05 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Section 7.06         Environmental Matters.  Except as could not reasonably be expected to have a Material Adverse Effect (or with respect to (c), (d) and (e) below, where the failure to take such actions could not be reasonably expected to have a Material Adverse Effect), to the knowledge of Borrowers:

(a)           neither any Property of any Co-Borrower or any Subsidiary nor the operations conducted thereon violate any order or requirement of any court or Governmental Authority or any Environmental Laws.

(b)           no Property of any Co-Borrower or any Subsidiary nor the operations currently conducted thereon or by any prior owner or operator of such Property or operation, are in violation of or subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority or to any remedial obligations under Environmental Laws.

(c)           all Environmental Permits, if any, required to be obtained or filed in connection with the operation or use of any and all Property of each Co-Borrower and each Subsidiary, including, without limitation, past or present treatment, storage, disposal or release of a hazardous substance, oil and gas waste or solid waste into the environment, have been duly obtained or filed, and each Co-Borrower and each Subsidiary are in compliance with the terms and conditions of all such Environmental Permits.

(d)           all hazardous substances, solid waste and oil and gas waste, if any, generated at any and all Property of the Borrowers or any Subsidiary have in the past been transported, treated and disposed of in accordance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws.

(e)           each Co-Borrower has taken all steps reasonably necessary to determine and has determined that no oil, hazardous substances, solid waste or oil and gas waste, have been disposed of or otherwise released and there has been no threatened Release of any oil, hazardous substances, solid waste or oil and gas waste on or to any Property of such Co-Borrower or any Subsidiary except in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment.

(f)            to the extent applicable, all Property of the Borrowers and each Subsidiary currently satisfies all design, operation, and equipment requirements imposed by the OPA, and the Borrowers do not have any reason to believe that such Property, to the extent subject to the

OPA, will not be able to maintain compliance with the OPA requirements during the term of this Agreement.

(g)           neither the Borrowers nor any Subsidiary has any known contingent liability or Remedial Work in connection with any release or threatened release of any oil, hazardous substance, solid waste or oil and gas waste into the environment.

Section 7.07         Compliance with the Laws and Agreements; No Defaults.  Except as could not be reasonably be expected to have a Material Adverse Effect:

(a)           Each of the Co-Borrowers and each Subsidiary is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations (other than Environmental Permits) necessary for the ownership of its Property and the conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect;

(b)           Neither the Borrowers nor any Subsidiary are in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default or would require the Borrowers or a Subsidiary to Redeem or make any offer to Redeem under any indenture, note, credit agreement or instrument pursuant to which any Material Indebtedness is outstanding or by which the Borrowers or any Subsidiary or any of their Properties is bound; and

(c)           No Default has occurred and is continuing.

Section 7.08         Investment Company Act.  Neither the Borrowers nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act.

Section 7.09         Taxes.  Each of the Borrowers and its respective Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrowers or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.  The charges, accruals and reserves on the books of the Borrowers and their Subsidiaries in respect of Taxes and other governmental charges are, in the reasonable opinion of the Borrowers, adequate.  No Tax Lien relating to Taxes described in the first sentence of this Section 7.09 has been filed and, to the knowledge of the Borrowers, no claim is being asserted with respect to any such Tax or other such governmental charge.

Section 7.10         ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $1,000,000.00 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $1,000,000.00 the fair market value of the assets of all such underfunded Plans.

Section 7.11         Disclosure; No Material Misstatements.  The Borrowers have disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which they or any of their Subsidiaries is subject, and all other matters known to them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  To the knowledge of Borrowers, taken as a whole, none of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrowers or any Subsidiary to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, prospect information, geological and geophysical data and engineering projections, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.  To the knowledge of Borrowers there is no fact peculiar to the Borrowers or any Subsidiary which could reasonably be expected to have a Material Adverse Effect or in the future is reasonably likely to have a Material Adverse Effect and which has not been set forth in this Agreement or the Loan Documents or the other documents, certificates and statements furnished to the Administrative Agent or the Lenders by or on behalf of the Borrowers or any Subsidiary prior to, or on, the date hereof in connection with the transactions contemplated hereby.  There are no statements or conclusions known to the Borrowers in the Eagle Ford Acquisition Reserve Report or any Reserve Report which are based upon or include misleading information or fail to take into account material information regarding the matters reported therein, it being understood that projections concerning volumes attributable to the Oil and Gas Properties and production and cost estimates contained in the Eagle Ford Acquisition Reserve Report and each Reserve Report are necessarily based upon professional opinions, estimates and projections and that the Borrowers and the Subsidiaries do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.

Section 7.12         Insurance.  The Borrowers have, and have caused all their respective Subsidiaries to have, (a) all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements and all material agreements and (b) insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Borrowers and their respective Subsidiaries.  The Administrative Agent and the Lenders have been named as additional insureds in respect of such liability insurance policies and the Administrative Agent has been named as loss payee with respect to Property loss insurance.

Section 7.13         Restriction on Liens.  Neither the Borrowers nor any of the Restricted Subsidiaries is a party to any material agreement or arrangement, or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Administrative Agent and the Lenders on or in respect of their Properties to secure the Obligations and the Loan Documents.

Section 7.14         Subsidiaries.  Schedule 7.14 sets forth the name of, and the ownership interest of each Co-Borrower in, each Subsidiary of such Co-Borrower.  As of the Effective Date there are no Unrestricted Subsidiaries other than SN Midstream, LLC, a Delaware limited liability company.

Section 7.15         Location of Business and Offices. The jurisdiction of organization of each Co-Borrower other than SN Cotulla is Delaware; the jurisdiction of organization of SN Cotulla is Texas; the names of the Borrowers as listed in the public records of Delaware or Texas, as applicable, are Sanchez Energy Corporation, SEP Holdings III, LLC, SN Marquis LLC and SN Cotulla Assets, LLC; and the organizational identification number of the Borrowers (other than SN Cotulla) in Delaware are 5027889, 5027789 and 5061848, respectively (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(j) in accordance with Section 12.01).  Each Subsidiary’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization and organizational identification number in its jurisdiction of organization is stated on Schedule 7.14 (or as set forth in a notice delivered pursuant to Section 8.01(j)).

Section 7.16         Properties; Titles, Etc.

(a)           Except as disclosed in Schedule 7.16, each of the Borrowers and the Restricted Subsidiaries has good and defensible title to the proved Oil and Gas Properties evaluated in the Eagle Ford Acquisition Reserve Report and most recently delivered Reserve Report (excluding, to the extent this representation and warranty is deemed to be made after the Effective Date, any such Oil and Gas Properties sold or transferred in compliance with Section 9.11) and good title to all its personal Properties, in each case, free and clear of all Liens except Liens permitted by Section 9.03.  After giving full effect to the Excepted Liens, each Co-Borrower or the Restricted Subsidiary specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the Eagle Ford Acquisition Reserve Report and most recently delivered Reserve Report, and the ownership of such Properties shall not in any material respect obligate such Co-Borrower or such Restricted Subsidiary to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the Eagle Ford Acquisition Reserve Report and most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Borrower’s or such Restricted Subsidiary’s net revenue interest in such Property.

(b)           All material leases and agreements necessary for the conduct of the business of the Borrowers and the Subsidiaries are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or agreement, which could reasonably be expected to result in a Material Adverse Effect.

(c)           The rights and Properties presently owned, leased or licensed by the Borrowers and the Subsidiaries including, without limitation, all easements and rights of way, include all rights and Properties necessary to permit the Borrowers and their Subsidiaries to conduct their business in all material respects in the same manner as its business has been conducted prior to the date hereof.

(d)           All of the material Properties of the Borrowers and their Subsidiaries which are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards.

(e)           Each Co-Borrower and each Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to its business, and the use thereof by such Co-Borrower and such Subsidiary does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  Each Co-Borrower and its Subsidiaries either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.

Section 7.17         Maintenance of Properties.  Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties (and Properties unitized therewith) have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Government Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties.  Specifically in connection with the foregoing, except for those as could not be reasonably expected to have a Material Adverse Effect, (a) no Oil and Gas Property is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (b) to the knowledge of Borrowers,  none of the wells comprising a part of the Oil and Gas Properties (or Properties unitized therewith) is deviated from the vertical more than the maximum permitted by Government Requirements, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties).  All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by a Co-Borrower or any of its Subsidiaries that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing that are operated by such Co-Borrower or any of its Subsidiaries, in a manner consistent with such Co-

Borrower’s or its Subsidiaries’ past practices (other than those the failure of which to maintain in accordance with this Section 7.17 could not reasonably be expect to have a Material Adverse Effect).

Section 7.18         Gas Imbalances, Prepayments.  As of the date hereof, except as set forth on Schedule 7.18 or on the most recent certificate delivered pursuant to Section 8.12(c), on a net basis there are no gas imbalances, take or pay or other prepayments which would require any Co-Borrower or any of the Restricted Subsidiaries to deliver Hydrocarbons produced from the Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

Section 7.19         Marketing of Production.  Except for contracts listed and in effect on the date hereof on Schedule 7.19, and thereafter either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report (with respect to all of which contracts each Co-Borrower represents that it or its Subsidiaries are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity), no material agreements exist which are not cancelable on 60 days’ notice or less without penalty or detriment for the sale of production from such Co-Borrower’s or the Restricted Subsidiaries’ Hydrocarbons (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of longer than six (6) months from the date hereof.

Section 7.20         Swap Agreements.  Schedule 7.20, as of the date hereof, and after the date hereof, each report required to be delivered by the Borrowers pursuant to Section 8.01(d), sets forth, a true and complete list of all Swap Agreements of the Borrowers and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement.

Section 7.21         Use of Loans and Letters of Credit.  The proceeds of the Loans and the Letters of Credit shall be used to (i) refinance Debt existing under the Original Credit Agreement, (ii) pay fees, commissions and expenses in connection with the refinancing of the Debt existing under the Original Credit Agreement, (iii) finance working capital requirements and other general corporate purposes (including financing the Eagle Ford Acquisition, other acquisitions and the development of the Borrowers’ and the other Loan Parties’ oil and gas assets and making Investments permitted under Section 9.05) but repayment of the Second Lien Loan with proceeds of the Loans or Letters of Credit is prohibited.  The Borrowers and their respective Subsidiaries are not engaged principally, or as one of their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board).  No part of the proceeds of any Loan or Letter of Credit will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.

Section 7.22         Solvency.  Before and after giving effect to the Transactions, (a) the aggregate assets, at a fair valuation, of the Borrowers and their Subsidiaries, taken as a whole, will exceed the aggregate debt of the Borrowers on a consolidated basis, (b) none of the

Borrowers nor any Subsidiary has incurred, or has intended to incur, debt beyond its ability to pay such debt as such debt matures and (c) none of the Borrowers nor any Subsidiary will have (nor will have any reason to believe that it will have thereafter) unreasonably small capital for the conduct of its business as such business is now conducted and is now proposed to be conducted following the date hereof.  For purposes of this section, “debt” shall have the meaning given such term under the U.S. Bankruptcy Code.

Section 7.23         Foreign Corrupt Practices.  Neither, the Borrowers nor any of their Subsidiaries, nor any director, officer, agent, employee or Affiliate of the Borrowers or any of their Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a material violation by such Persons of the FCPA, including without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and, the Borrowers, their Subsidiaries and their respective Affiliates have conducted their business in material compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

Section 7.24         Money Laundering.  The operations of the Borrowers and their Subsidiaries are and have been conducted at all times in material compliance with applicable financial recordkeeping and reporting requirements of the money laundering laws, and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Borrowers or any of their Subsidiaries with respect to the money laundering laws is pending or, to the best knowledge of the Borrowers, threatened.

Section 7.25         OFAC.  Neither the Borrowers nor any of their Subsidiaries, nor any director, officer, agent, employee or Affiliate of the Borrowers or any of their Subsidiaries is currently subject to any material U.S. sanctions administered by OFAC, and the Borrowers will not directly or indirectly use the proceeds from the Loans or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

Section 7.26         Purchaser of Production.  Schedule 7.26 sets forth a complete and correct list of all of the Persons that are purchasers of not less than eighty-five percent (85%) of the production from the Mortgaged Properties (or otherwise receiving Borrowers’ share of proceeds of such production), as of the date hereof, together with their addresses and other relevant information.

Section 7.27         Eagle Ford Acquisition Representations. The Borrower represents and warrants to the Administrative Agent and the Lenders as of the later of the Effective Date and the date of the first Borrowing on or after the Effective Date that:

(a)           The copy of the Eagle Ford PSA previously delivered by Sanchez to the Administrative Agent is true, accurate and complete and has not been amended, modified or waived in any manner which would be material and adverse to the Lenders not consented to by the Arranger.

(b)           The transactions contemplated by the Eagle Ford PSA (the “Eagle Ford PSA Transactions”) to be entered into by Sanchez and/or SN Cotulla are within such Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder or member action (including, without limitation, any action required to be taken by any class of directors of such Loan Party or any other Person, whether interested or disinterested, in order to ensure the due authorization of the Eagle Ford PSA Transactions).

(c)           No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is necessary to be obtained or made by Sanchez or any of its Subsidiaries in connection with Sanchez’s and/or SN Cotulla’s execution, delivery and performance of the Eagle Ford PSA or the consummation by Sanchez and/or SN Cotulla of the Eagle Ford PSA Transactions, except for (i) consents, approvals and governmental filings that have been made or obtained and (ii) such governmental consents, qualifications or filings as are customarily obtained or made following the transfer of interests in oil and gas properties, except in each case where the failure to obtain or take such actions, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

ARTICLE VIII

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrowers covenant and agree with the Lenders that:

Section 8.01         Financial Statements; Ratings Change; Other Information.  The Borrowers will furnish to the Administrative Agent and each Lender:

(a)           Annual Financial Statements.  As soon as available, but in any event in accordance with then applicable law and not later than one hundred and twenty (120) days after the end of each fiscal year of Sanchez, its audited consolidated (and, if there are any Unrestricted Subsidiaries, consolidating) balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by BDO USA, LLP or another firm of independent public accountants proposed by Sanchez and approved by the Administrative Agent (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Sanchez and its Consolidated Subsidiaries (including the other Borrowers) on a consolidated basis in accordance with GAAP consistently applied.

(b)           Quarterly Financial Statements.  As soon as available, but in any event in accordance with then applicable law and not later than forty-five (45) days after the end of each fiscal quarters of each fiscal year of Sanchez, its consolidated (and, if there are any Unrestricted Subsidiaries, consolidating) balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Sanchez and its Consolidated Subsidiaries (including the other Borrowers) on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c)           Certificate of Financial Officer — Compliance.  Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer of each Co-Borrower in substantially the form of Exhibit D hereto (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 8.13(b) and Section 9.01 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 7.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

(d)           Certificate of Financial Officer — Swap Agreements.  Concurrently with the delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer of each Co-Borrower, in form and substance reasonably satisfactory to the Administrative Agent, setting forth as of a recent date, a true and complete list of all Swap Agreements of such Co-Borrower and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value therefor, any new credit support agreements relating thereto not listed on Schedule 7.20, any margin required or supplied under any credit support document, and the counterparty to each such agreement.

(e)           Certificate of Insurer — Insurance Coverage.  Concurrently with any delivery of financial statements under Section 8.01(a), a certificate of insurance coverage from each insurer with respect to the insurance required by Section 8.07, in form and substance satisfactory to the Administrative Agent, and, if requested by the Administrative Agent or any Lender, all copies of the applicable policies.

(f)            Other Accounting Reports.  Promptly upon receipt thereof, a copy of each other report or letter (except standard and customary correspondence) submitted to any Co-Borrower or any of its Subsidiaries by independent accountants in connection with any annual, interim or special audit made by them of the books of such Co-Borrower or any such Subsidiary, and a copy of any response by any Co-Borrower or any such Subsidiary, or the Board of Directors of such Co-Borrower or any such Subsidiary, to such letter or report.

(g)           SEC and Other Filings; Reports to Shareholders.  Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Co-Borrower or any Subsidiary with the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be.

(h)           Lists of Purchasers.  Concurrently with the delivery of any Reserve Report to the Administrative Agent pursuant to Section 8.12, a list of Persons purchasing Hydrocarbons from any Co-Borrower or any Subsidiary accounting for at least eighty percent (80%) of the revenues resulting from the sale of all Hydrocarbons in the one year period prior to the “as of” date of such Reserve Report.

(i)            Notice of Casualty Events.  Prompt written notice, and in any event within five (5) Business Days, of the occurrence of any Casualty Event or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event.

(j)            Information Regarding the Loan Parties.  Prompt written notice (and in any event within ten (10) Business Days prior thereto) of any change (i) in any Loan Party’s corporate name or in any trade name used to identify any Co-Borrower in the conduct of its business or in the ownership of its Properties, (ii) in any Loan Party’s identity or corporate structure or in the jurisdiction in which such Loan Party is incorporated or formed, (iii) in any Loan Party’s jurisdiction of organization or any Loan Party’s organizational identification number in such jurisdiction of organization, and (iv) in any Loan Party’s federal taxpayer identification number.

(k)           Production Report and Lease Operating Statements.  Within forty-five (45) days after the end of each fiscal quarter, a report setting forth, for each calendar month during the then current fiscal year to date, the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Oil and Gas Properties, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month, all certified by a Responsible Officer of each Co-Borrower as presenting fairly in all respects the information contained therein, and to the extent applicable, all based on the actual lease operating statements for such Oil and Gas Properties.

(l)            Notices of Certain Changes.  Promptly, but in any event within five (5) Business Days after the execution thereof, copies of any amendment, modification or supplement to (i) the certificate or articles of incorporation, by-laws, any preferred stock designation or any other organizational document of any Co-Borrower or any Subsidiary, (ii) the Intercreditor Agreement or (iii) any Second Lien Loan Documents.

(m)          Other Requested Information.  Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrowers or any Subsidiary (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender may reasonably request.

Section 8.02         Notices of Material Events.  Promptly, and in any event within five (5) Business Days after any Responsible Officer of a Co-Borrower obtains knowledge thereof, such Co-Borrower will furnish to the Administrative Agent written notice of the following:

(a)           the occurrence of any Default or any “Default” under and as defined in the Second Lien Loan Documents;

(b)           the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against any Co-Borrower or any Affiliate thereof not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration previously disclosed to the Lenders that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)           the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(d)           any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer of such Co-Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 8.03         Existence; Conduct of Business.  The Borrowers will, and will cause each Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Oil and Gas Properties are located or the ownership of its Properties requires such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.10.

Section 8.04         Payment of Obligations.  The Borrowers will, and will cause each Subsidiary to, pay its obligations, including Tax liabilities of the Borrowers and all of its Subsidiaries before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and each Co-Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect or result in the seizure or levy of any material Property of any Co-Borrower or any Subsidiary.

Section 8.05         Performance of Obligations under Loan Documents.  The Borrowers will pay the Loans and the Notes according to the reading, tenor and effect thereof, and the Borrowers will, and will cause each Subsidiary to, do and perform every act and discharge all of the obligations to be performed and discharged by them under the Loan Documents, including, without limitation, this Agreement, at the time or times and in the manner specified.

Section 8.06         Operation and Maintenance of Properties.  Each Co-Borrower, at its own expense, will, and will cause each Subsidiary to:

(a)           operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including, without limitation, applicable pro ration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom.

(b)           keep and maintain all Property material to the conduct of its business in good working order and condition (ordinary wear and tear and economic obsolescence excepted), preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear and economic obsolescence excepted) all of its material Oil and Gas Properties and other material Properties, including, without limitation, all equipment, machinery and facilities.

(c)           promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and obligations accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and will do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder.

(d)           promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties which are necessary for the operation of their business and ownership of its Oil and Gas Properties and other material Properties.

(e)           operate its Oil and Gas Properties and other material Properties or cause or make reasonable and customary efforts to cause such Oil and Gas Properties and other material Properties to be operated in accordance with the practices of the industry and in material compliance with all applicable contracts and agreements and in compliance in all material respects with all Governmental Requirements.

(f)            notwithstanding anything to the contrary in this Section 8.06, to the extent any Co-Borrower or one of its Subsidiaries is not the operator of any Property, such Co-Borrower shall not be obligated itself to perform or cause any of its Subsidiaries to perform the covenants in this Section 8.06, but shall use reasonable efforts to cause the operator to comply with this Section 8.06.

(g)           notwithstanding anything to the contrary in this Section 8.06, the Borrowers and their Subsidiaries shall not be required to maintain any lease or interest which is no longer capable of producing Hydrocarbons in paying quantities.

Section 8.07         Insurance.  The Borrowers will, and will cause each Subsidiary to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.  The loss payable clauses or provisions in said insurance policy or policies insuring any of the Collateral for the Loans shall be endorsed in favor of and made payable to the Administrative Agent as its interests may appear and such policies shall name the Administrative Agent and the Lenders as “additional insureds” and provide that the insurer will endeavor to give at least 30 days prior notice of any cancellation to the Administrative Agent.

Section 8.08         Books and Records; Inspection Rights.  The Borrowers will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  The Borrowers will, and will cause each Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested on an individual and aggregate basis.

Section 8.09         Compliance with Laws.  The Borrowers will, and will cause each Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to them or their Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 8.10         Environmental Matters.

(a)           The Borrowers shall at their sole expense: (i) comply, and shall cause their Properties and operations and each Subsidiary and each Subsidiary’s Properties and operations to comply, with all applicable Environmental Laws, the breach of which could be reasonably expected to have a Material Adverse Effect; (ii) not dispose of or otherwise Release, and shall cause each Subsidiary not to dispose of or otherwise release, any oil, oil and gas waste, hazardous substance, or solid waste on, under, about or from any of the Borrowers’ or their Subsidiaries’ Properties or any other Property to the extent caused by any Co-Borrower’s or any of its Subsidiaries’ operations except in compliance with applicable Environmental Laws, the disposal or Release of which could reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file, and shall cause each Subsidiary to timely obtain or file, all Environmental Permits, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of any Co-Borrower’s or its Subsidiaries’ Properties, which failure to obtain or file could reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion, and shall cause each Subsidiary to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future Release or threatened Release of any Hazardous Material on, under, about or from any of the Borrowers’ or their Subsidiaries’ Properties, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect; (v) conduct, and cause each Subsidiary to conduct their respective operations and business in a manner that will not expose any Property or Person to Hazardous Materials in circumstances that could reasonably be expected to form the basis for a claim for damages or compensation; and (vi) establish and implement, and shall cause each Subsidiary to establish and implement, such reasonable procedures as may be necessary to assure that the Borrowers’ and their Subsidiaries’ obligations under this Section 8.10(a) are timely and fully satisfied, which failure to establish and implement could reasonably be expected to have a Material Adverse Effect.  To the extent that the Borrowers or one of their Subsidiaries is not the operator of any Property, the Borrowers shall use reasonable efforts to cause the operator to comply with this Section 8.10(a).

(b)           The Borrowers will promptly, but in no event later than five (5) Business Days of the occurrence of a triggering event, notify the Administrative Agent in writing of any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any landowner or other third party against the Borrowers or their Subsidiaries or their Properties of which the Borrowers have knowledge in connection with any applicable Environmental Laws (excluding routine testing and corrective action) if the Borrowers reasonably anticipate that such action could reasonably result in a Material Adverse Effect.

(c)           The Borrowers will, and will cause each Subsidiary to, provide environmental assessments, audits and tests in accordance with the most current version of the American Society of Testing Materials standards upon request by the Administrative Agent and the Lenders and no more than once per year in the absence of any Event of Default (or as otherwise required to be obtained by the Administrative Agent or the Lenders by any Governmental Authority), in connection with any material acquisitions of producing Oil and Gas Properties after the date hereof.

Section 8.11         Further Assurances.

(a)           Each Co-Borrower at its sole expense will, and will cause each Subsidiary to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of such Co-Borrower or any Subsidiary, as the case may be, in the Loan Documents, including the Notes, or to further evidence and more fully describe the Collateral intended as security for the Obligations, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the sole discretion of the Administrative Agent, in connection therewith.

(b)           The Borrowers hereby authorize the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Mortgaged Property.  A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

Section 8.12         Reserve Reports.

(a)

(i)            Before September 1, 2013, November 15, 2013, and March 1, 2014, the Borrowers shall furnish to the Administrative Agent and the Lenders a Reserve Report evaluating the Oil and Gas Properties of the Borrowers and their Subsidiaries as of the preceding June 30, 2013 (or July 1, 2013), in the case of the Reserve Report required to be delivered by September 1, 2013, as of the preceding September 30, 2013 (or October 1, 2013), in the case of the Reserve Report required to be delivered by November 15, 2013, and as of the preceding December 31, 2013 (or January 1, 2014), in the case of the Reserve Report required to be delivered by March 1, 2014.  The Reserve Reports required to be delivered on or before September 1, 2013 and March 1, 2014 shall be prepared by one or more Approved Petroleum Engineers, and the Reserve Report required to be delivered on or before November 15, 2013 shall be prepared by or under the supervision of the chief engineer of the Borrowers.

(ii)           Commencing with the Reserve Report required to be delivered by September 1, 2014 and thereafter semi-annually on each March 1st and September 1st of each year, the Borrowers shall furnish to the Administrative Agent and the Lenders a Reserve Report evaluating the Oil and Gas Properties of the Borrowers and their Subsidiaries as of the immediately preceding December 31st (or January 1st) and June 30th (or July 1st), as applicable.  The Reserve Report required to be delivered on or before March 1st of each year shall be prepared by one or more Approved Petroleum Engineers, and the Reserve Report required to be delivered on or before September 1st of each year shall be prepared by or under the supervision of the chief engineer of the Borrowers.

(iii)          For each Reserve Report prepared pursuant to clauses (i) and (ii) above, the chief engineer of each Co-Borrower shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding  Reserve Report.

(b)           In the event of an Interim Redetermination, the Borrowers shall furnish to the Administrative Agent and the Lenders a Reserve Report prepared by or under the supervision of the chief engineer of the Borrowers who shall certify such Reserve Report to be to be true and accurate and to have been prepared in accordance with the procedures used in the most recently delivered Reserve Report prepared by an Approved Petroleum Engineer.  For any Interim Redetermination requested by the Administrative Agent or the Borrowers pursuant to Section 2.07(b), the Borrowers shall provide such Reserve Report with an “as of” date as required by the Administrative Agent as soon as possible, but in any event no later than forty-five (45) days following the receipt of such request.

(c)           With the delivery of each Reserve Report, the Borrowers shall provide to the Administrative Agent and the Lenders a certificate from a Responsible Officer from each Co-Borrower certifying that in all material respects: (i) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct, (ii) the Borrowers or their Subsidiaries owns good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Liens permitted by Section 9.03, (iii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 7.18 with respect to its Oil and Gas Properties evaluated in such Reserve Report which would require the Borrowers or any Subsidiary to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of the Borrowers’ and their Subsidiaries’ Oil and Gas Properties have been sold since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which certificate shall list all of its proved Oil and Gas Properties sold and in such detail as reasonably required by the Administrative Agent, (v) attached to the certificate is a list of all marketing agreements entered into subsequent to the later of the date hereof or the most recently delivered Reserve Report which the Borrowers could reasonably be expected to have been obligated to list on Schedule 7.19 had such agreement been in effect on the date hereof and (vi) attached thereto is a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are Collateral and that the Engineered Value of such Oil and Gas Properties represents at least eighty percent (80%) (by value) of the proved Oil and Gas Properties of the Loan Parties evaluated in the Reserve Report delivered to the Administrative Agent most recently prior to the Reserve Report attached to such certificate.

Section 8.13         Title Information.

(a)           On or before the delivery to the Administrative Agent and the Lenders of each Reserve Report required by Section 8.12(a), the Borrowers will deliver title information in form and substance acceptable to the Administrative Agent covering enough of the Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Administrative Agent shall have received together with title information previously delivered, satisfactory title information on at least eighty percent  (80%) of the Engineered Value of the proved Oil and Gas Properties evaluated by such Reserve Report.

(b)           If the Borrowers have provided title information for additional Properties under Section 8.13(a), the Borrowers shall, within sixty (60) days of notice from the Administrative Agent that title defects or exceptions exist with respect to such additional Properties, either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not permitted by Section 9.03 raised by such information, (ii) substitute acceptable Collateral which constitutes Oil and Gas Properties and with no title defects or exceptions except for the Second Lien and Excepted Liens (other than Excepted Liens described in clauses (e), (g) and (h) of such definition) having an equivalent value or (iii) deliver title information in form and substance acceptable to the Administrative Agent so that they shall have received, together with title information previously delivered, satisfactory title information on at least eighty percent (80%) of the value of the proved Oil and Gas Properties evaluated by such Reserve Report.

(c)           If the Borrowers are unable to cure any title defect requested by the Administrative Agent or Lenders to be cured within the 60-day period or the Borrowers do not comply with the requirements to provide acceptable title information covering eighty percent (80%) of the value of the proved Oil and Gas Properties evaluated in the most recent Reserve Report, such default shall not be a Default, but instead the Administrative Agent and/or the Required Lenders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Administrative Agent or the Lenders.  To the extent that the Administrative Agent or the Required Lenders are not satisfied with title to any Mortgaged

Property after the 60-day period has elapsed, such unacceptable Mortgaged Property shall not count towards the eighty percent (80%) requirement, and the Administrative Agent may send a notice to the Borrowers and the Lenders that the then outstanding Borrowing Base shall be reduced by an amount as determined by the Required Lenders to cause the Borrowers to be in compliance with the requirement to provide acceptable title information on eighty percent (80%) of the value of the proved Oil and Gas Properties.  This new Borrowing Base shall become effective immediately after receipt of such notice.

Section 8.14         Additional Collateral.  In connection with each redetermination of the Borrowing Base, the Borrowers shall review the Reserve Report and the list of current Mortgaged Properties (as described in Section 8.12(c)) to ascertain whether the Mortgaged Properties represent at least eighty percent (80%) of the Engineered Value of the proved Oil and Gas Properties owned by Borrowers and the Restricted Subsidiaries and evaluated in the most recently completed Reserve Report after giving effect to exploration and production activities, acquisitions, dispositions and production.  In the event that the Mortgaged Properties do not represent at least eighty percent (80%) of such Engineered Value, then the Borrowers shall, and shall cause its Restricted Subsidiaries to, grant, within thirty (30) days of delivery of the certificate required under Section 8.12(c) to the Administrative Agent as security for the Obligations a first-priority Lien interest (subject only to Excepted Liens of the type described in clauses (a) to (d) and (f) of the definition thereof, but subject to the provisos at the end of such definition) on additional Oil and Gas Properties not already subject to a Lien of the Security Instruments such that after giving effect thereto, the Mortgaged Properties will represent at least eighty percent (80%) of such Engineered Value.  All such Liens will be created and perfected by and in accordance with the provisions of mortgages, deeds of trust, security agreements and financing statements or other Security Instruments, all in form and substance satisfactory to the Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes.

Section 8.15         ERISA Compliance.  In addition to and without limiting the generality of Section 8.09, the Borrowers shall and shall cause each of their respective Subsidiaries to (a) comply in all material respects with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all employee benefit plans (as defined in ERISA), (b) not take any action or fail to take action the result of which could be (i) a liability to the PBGC (other than liability for PBGC premiums) or (ii) a past due liability to any Multiemployer Plan, (c) not participate in any prohibited transaction that could result in any material civil penalty under ERISA or any tax under the Code, (d) operate each employee benefit plan in such a manner that will not incur any material tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code except to the extent such failure to comply could not reasonably be expected to have Material Adverse Effect and (e) furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any employee benefit plan as may be reasonably requested by the Administrative Agent.

Section 8.16         New Subsidiary Requirements.

(a) If either a Domestic Subsidiary that is not a Loan Party on the Effective Date shall be formed or acquired and not be designated an Unrestricted Subsidiary at the time such Domestic

Subsidiary is formed or acquired, or an Unrestricted Subsidiary that is a Domestic Subsidiary shall fail to satisfy the requirements of an Unrestricted Subsidiary, then within 30 days after such event giving rise to a new Restricted Subsidiary the relevant Co-Borrower shall cause to be delivered to the Administrative Agent for the benefit of the Lenders, (i) a Guaranty and a Joinder with respect to the Security Agreement executed by such Restricted Subsidiary, (ii) all documents and instruments, including UCC Financing Statements (Form UCC-1), required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create or perfect the Liens intended to be created under such Security Agreement and to include the Equity Interests of such Domestic Subsidiary as additional Collateral pledged by the owner thereof pursuant to the Security Agreement, (iii) UCC searches, all dated within 15 days of the date of the Joinder and in form and substance satisfactory to the Administrative Agent, and evidence reasonably satisfactory to the Administrative Agent that any Liens indicated in such UCC searches are Excepted Liens, the Second Lien or have been released, (iv) the corporate resolutions or similar approval documents of such Restricted Subsidiary approving the execution and delivery of the Joinder by such Restricted Subsidiary, (v) the corporate resolutions or similar approval documents of such Co-Borrower or other Loan Party approving the addition of the Equity Interests in such Restricted Subsidiary to the collateral pledged under the Security Agreement by such Co-Borrower or other Loan Party, and (vi) if requested, a legal opinion acceptable to the Administrative Agent, opining favorably on the execution, delivery and enforceability of the Joinder and otherwise being in form and substance reasonably satisfactory to the Administrative Agent; provided, that until the requirements of clauses (i) through (vi) shall be met to the reasonable satisfaction of the Administrative Agent, no Loan Party shall advance or contribute any amounts or Property to such Domestic Subsidiary (other than minimum organizational costs such as filing fees).

(b)           Within 30 days after the acquisition or formation of any Domestic Subsidiary which is to be an Unrestricted Subsidiary by any Loan Party and prior to such Loan Party’s advancing or contributing any amounts to or into such Unrestricted Subsidiary (other than minimum organizational costs such as filing fees), such Loan Party shall cause to be delivered to the Administrative Agent for the benefit of the Lenders (i) the corporate resolutions or similar approval documents of such Loan Party approving the addition of the Equity Interests in such Unrestricted Subsidiary to the collateral pledged under the Security Agreement by such Loan Party, (ii) a certificate certifying that such Subsidiary meets the requirements set forth in the definition of “Unrestricted Subsidiary”, and (iii) all documents and instruments, including UCC Financing Statements (Form UCC-1), required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create or perfect the Liens in the Equity Interests of such Domestic Subsidiary as additional Collateral pledged by the owner thereof pursuant to the Security Agreement; provided, that until the requirements of clauses (i) through (iii) shall be met to the reasonable satisfaction of the Administrative Agent, no Loan Party shall advance or contribute any amounts or Property to such Domestic Subsidiary (other than minimum organizational costs such as filing fees).

ARTICLE IX

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrowers covenant and agree with the Lenders that:

Section 9.01         Financial Covenants.

(a)           Current Ratio.  The Borrowers will not permit, at any time, its ratio of (i) consolidated current assets of the Borrowers and the Restricted Subsidiaries (including the unused amount of the total Commitments, but excluding non-cash assets under FAS 133) to (ii) consolidated current liabilities of the Borrowers and the Restricted Subsidiaries (excluding outstanding Obligations hereunder and non-cash obligations under FAS 133) to be less than 1.0 to 1.0.

(b)           Total Leverage Ratio.  The Borrowers will not permit, as of the last day of any fiscal quarter, the ratio of (i) total Debt of the Borrowers and the Restricted Subsidiaries as of such date minus Unrestricted Cash to (ii) Consolidated EBITDA of the Borrowers and the Restricted Subsidiaries for the Rolling Period ending on such day (or, in the case of any such Rolling Period ending before June 30, 2014, Annualized Consolidated EBITDA for such Rolling Period) to exceed 4.0 to 1.0.

Section 9.02         Debt.  The Borrowers will not, and will not permit any Restricted Subsidiary to, incur, create, assume or suffer to exist any Debt, except:

(a)           the Notes or other Obligations arising under the Loan Documents or any guaranty of or suretyship arrangement for the Notes or other Obligations arising under the Loan Documents;

(b)

(i)            Debt of Borrowers and their respective Subsidiaries with respect to the Second Lien Loan; provided that (A) the principal amount outstanding under Tranche A (as defined in the Second Lien Loan Documents) of the Second Lien Loan, shall not, at any time, exceed $50,000,000 and (B) Borrowers shall not borrow any funds under Tranche B (as defined in the Second Lien Loan Documents) of the Second Lien Loan without the prior written consent of the Administrative Agent and the Required Lenders (which consent shall not be unreasonably withheld or delayed); provided the Borrowing Base shall be adjusted as of the date the outstanding principal balance of the Second Lien Loan exceeds $50,000,000 by the Issuance Related Borrowing Base Adjustment Amount and if the total Credit Exposures exceeds the Borrowing Base as adjusted, the Borrowers shall comply with Section 3.04(c)(i);

(ii)           Debt of Sanchez and its Subsidiaries with respect to the Bridge Loan; provided that (A) the principal amount outstanding under the Bridge Loan, shall not, at any time, exceed $150,000,000, (B) the Bridge Loan is unsecured, (C) the proceeds of the Bridge Loan are used to prepay first, the Second Lien Loan in full, and second, to finance general corporate purposes including financing the Acquisition and related transaction costs, (D) the Bridge Loan will not be funded if at least $150,000,000 of Senior Unsecured Notes have been issued and (E) the Borrowing Base shall be adjusted as of the date of the funding of the Bridge Loan by the Issuance Related Borrowing Base Adjustment Amount, if any, and if the total Credit Exposures exceeds the Borrowing Base as adjusted, the Borrowers shall comply with Section 3.04(c)(i);

(iii)          Debt of Sanchez and its Subsidiaries in connection with the extension of the maturity of the Bridge Loan by the issuance of loans (any such extended maturity Bridge Loan, an “Extended Term Loan”) or Debt of Sanchez and its Subsidiaries in connection with the refinancing of any Extended Term Loan by the issuance of notes (the “Exchange Notes”) in exchange for such Extended Term Loan, in each case in an equal principal amount as the Bridge Loan so extended or the Extended Term Loan so exchanged, subject to the proviso that the Extended Term Loan and the Exchange Notes shall also be senior unsecured Debt of Sanchez and the other Loan Parties.

(iv)          Debt of Sanchez and its Subsidiaries with respect to the Bridge Securities and Takeout Loan; provided that (A) the principal amount outstanding under the Bridge Securities and Takeout Loan, shall not, at any time, exceed the lesser of (a) if the Bridge Securities and Takeout Loan is issued in lieu of the Bridge Loan, $150,000,000 and (b) the outstanding principal amount of the Bridge Loan, if the Bridge Loan has been funded, (B) if secured, the Bridge Securities and Takeout Loan is secured on a second lien basis to the Lien securing the Notes and other Obligations, (C) the proceeds of the Bridge Securities and Takeout Loan are used to prepay first, the Second Lien Loan in full, if then outstanding, and second, to refinance the Bridge Loan and for general corporate purposes and related transaction costs, (D) the Bridge Securities and Takeout Loan will not be funded if at least $150,000,000 of Senior Unsecured Notes have been issued and (E) if the Borrowing Base had not previously been adjusted in connection with the Bridge Loan by the Issuance Related Borrowing Base Adjustment Amount, the Borrowing Base shall be adjusted as of the date of the funding of the Bridge Securities and Takeout Loan by the Issuance Related Borrowing Base Adjustment Amount, if any, and if the total Credit Exposures exceeds the Borrowing Base as adjusted, the Borrowers shall comply with Section 3.04(c)(i);

(v)           Debt of Borrowers and their respective Subsidiaries with respect to the Senior Unsecured Notes; provided that (A) the principal amount outstanding under the Senior Unsecured Notes, shall not, at any time, exceed $400,000,000, (B) the Senior Unsecured Notes are unsecured, (C) proceeds of the Senior Notes are used to prepay the Second Lien Loan (if then outstanding) in full or if no Second Lien Loan is then outstanding, to prepay the Bridge Loan in full and to repay other Debt of the Borrowers and to finance general corporate purposes including financing transaction costs, and (D) the Borrowing Base shall be adjusted as of the date of the issuance of the Senior Unsecured Notes by the Issuance Related Borrowing Base Adjustment Amount, if any,

and if the total Credit Exposures exceeds the Borrowing Base as adjusted, the Borrowers shall comply with Section 3.04(c)(i);

(c)           Debt of the Borrowers and their respective Subsidiaries existing on the date hereof that is reflected in the Financial Statements and described on Schedule 9.02;

(d)           Debt associated with worker’s compensation claims, performance, bid, surety or similar bonds or surety obligations required by Governmental Requirements or third parties, including, guarantees and obligations of the Borrowers and their respective Subsidiaries with respect to letters of credit supporting such obligations (in each case other than an obligation for money borrowed), in connection with the operation of the Oil and Gas Properties in the ordinary course of business;

(e)           intercompany Debt between any Co-Borrower and any Restricted Subsidiary or between Restricted Subsidiaries to the extent permitted by Section 9.05; provided that such Debt is not held, assigned, transferred, negotiated or pledged to any Person other than such Co-Borrower or one of its Restricted Subsidiaries;

(f)            endorsements of negotiable instruments for collection in the ordinary course of business;

(g)           Debt incurred in the ordinary course of Co-Borrower’s business in connection with Swap Agreements provided they are permitted under Section 9.17 of this Agreement;

(h)           Debt in the form of guarantees and other Debt of the type described in clause (g) of the definition of debt with respect to debt permitted under this Section 9.02;

(i)            unsecured Debt not otherwise permitted by the foregoing clauses of this Section 9.02; provided that the principal amount of such Debt shall not exceed five percent (5%) of the Borrowing Base then in effect; and

(j)            refinancings, extension, renewals and refundings of Debt permitted by this Section 9.02; provided the principal amount of such Debt does not exceed the principal amount of the Debt being refinanced, extended, renewed or refunded (plus all accrued interest on such Debt and the amount of all expenses and premiums incurred in connection therewith).

Section 9.03         Liens.  The Borrowers will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(a)           Liens securing the payment of any Obligations;

(b)           Liens securing the Second Lien Loan that are permitted by the Intercreditor Agreement (the “Second Lien”);

(c)           Excepted Liens; and

(d)           Liens described on Schedule 9.03.

Section 9.04         Dividends, Distributions and Redemptions.  The Borrowers will not, and will not permit any Restricted Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to its Equity Interest holders or make any distribution of its Property to its Equity Interest holders, except (a) Restricted Subsidiaries may declare and pay dividends or distributions with respect to their Equity Interests payable solely in additional Equity Interests (other than Disqualified Capital Stock), (b) each Co-Borrower or Subsidiary of a Co-Borrower may make Restricted Payments to any other Co-Borrower and to any Subsidiary of such Co-Borrower that are Guarantors, (c) payments (including the netting of Equity Interests) in connection with the satisfaction of employees’ (at any of the Borrowers, Restricted Subsidiaries or Operator) tax withholding obligations pursuant to employee benefit plans or outstanding awards (and payment of any requisite amounts to appropriate Governmental Authorities) arising out of the sale of employees’ vested stock in Sanchez, which payments are made, directly or indirectly, from the proceeds of the sale of such vested stock (or, in the case of such payments made on or before July 31, 2013, may be made with cash available from any source and need not be made, directly or indirectly, from the proceeds of the sale of such vested stock) and (d) Permitted Preferred Stock Distributions; provided, Restricted Payments made under this Section 9.04, other than (x) pursuant to clause (c) above and (y) Permitted Preferred Stock Distributions comprised solely of common stock of Sanchez, may be made only so long as no Default or Event of Default exists or will exist after giving effect to such Restricted Payment.

Section 9.05         Investments, Loans and Advances.  The Borrowers will not, and will not permit any Restricted Subsidiary to, make or permit to remain outstanding any Investments in or to any Person, except that the foregoing restriction shall not apply to:

(a)           Any Investment in (i) a Co-Borrower, (ii) any Restricted Subsidiary, or (iii) any Unrestricted Subsidiary if, after giving effect to such Investment, such Unrestricted Subsidiary becomes a Restricted Subsidiary and complies with the requirements of Section 8.16;

(b)           Investments reflected in the Financial Statements or which are disclosed to the Lenders in Schedule 9.05;

(c)           accounts receivable arising in the ordinary course of business;

(d)           direct obligations of the U.S. or any agency thereof, or obligations guaranteed by the U.S. or any agency thereof, in each case maturing within one year from the date of creation thereof;

(e)           commercial paper maturing within one year from the date of creation thereof rated no lower than A1 or P1 by S&P or Moody’s;

(f)            deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any office located in the U.S. of any other bank or trust company which is organized under the laws of the U.S. or any state thereof, has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively;

(g)           deposits in money market funds investing primarily in Investments described in Section 9.05(d), Section 9.05(e) or Section 9.05(f);

(h)           any Investments received (i) in compromise or resolution of obligations of trade creditors or customers that were incurred in the ordinary course of business of the Borrowers or the Restricted Subsidiaries, including (A) obligations of financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and (B) pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, (ii) in compromise or resolution of litigation, arbitration or other disputes, or (iii) on account of any claim against, or an interest in, any other Person (A) acquired in good faith in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of such other Person or (B) as a result of a bona fide foreclosure by the Borrowers or any of the Restricted Subsidiaries with respect to any claim against any other Person;

(i)            any Investment consisting of extensions of credit including, without limitation, accounts receivables or notes receivables arising from the grant of trade credit or prepayments or similar transactions, if created or acquired in the ordinary course of business and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(j)            subject to the limits in Section 9.06, Investments in direct ownership interests in additional Oil and Gas Properties, gas gathering, processing and transportation systems and all other assets contemplated by the permitted business of a Co-Borrower located within the geographic boundaries of the U.S.;

(k)           entry into operating agreements, working interests, royalty interests, mineral leases, processing agreements, farm-out agreements, contracts for the sale, transportation or exchange of oil and natural gas, unitization agreements, pooling arrangements, area of mutual interest agreements, production sharing agreements or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into in the ordinary course of the oil and gas business, excluding, however, Investments in other Persons;

(l)            Letters of Credit issued hereunder to support Debt or other obligations of any Unrestricted Subsidiary or any JV Entity in an aggregate face amount at any time outstanding not exceeding the remainder of (i) the Unrestricted Subsidiary Maximum Cash Investment Amount minus (ii) the aggregate amount of Investments of cash in Unrestricted Subsidiaries pursuant to Section 9.05(m); and

(m)          Investments in Unrestricted Subsidiaries (excluding letters of credit to support Debt or other obligations of Unrestricted Subsidiaries and JV Entities, which shall be permitted only to the extent permitted under Section 9.05(l)) comprised of (i) Eligible Midstream Assets and (ii) cash in an aggregate amount at any time outstanding not exceeding the remainder of (A)

the Unrestricted Subsidiary Maximum Cash Investment Amount minus (B) the aggregate face amount outstanding of Letters of Credit issued pursuant to Section 9.05(l);

provided, however, that none of the foregoing shall involve the incurrence of any Debt not permitted by Section 9.02.

Section 9.06         Nature of Business; International Operations.  The Borrowers will not, and will not permit any Restricted Subsidiary to, allow any material change to be made in the character of its business as an independent oil and gas exploration and production company.  From and after the date hereof, a Co-Borrower and its Restricted Subsidiaries will not acquire or make any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties not located within the geographical boundaries or territorial waters of the U.S. and will not acquire or form any Foreign Subsidiaries.

Section 9.07         Limitation on Leases.  The Borrowers will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any obligation for the payment of rent or hire of Property of any kind whatsoever (real or personal but excluding Capital Leases and leases of Hydrocarbon Interests), under leases or lease agreements which would cause the aggregate amount of all payments made by any Co-Borrower and the Restricted Subsidiaries pursuant to all such leases or lease agreements, including, without limitation, any residual payments at the end of any lease, to exceed $1,000,000 in any period of twelve (12) consecutive calendar months during the life of such leases.

Section 9.08         Proceeds of Notes/Loans.  The Borrowers will not permit the Loans or the proceeds of the Loan to be used for any purpose other than those permitted by Section 7.21.  Neither the Borrowers nor any Person acting on behalf of the Borrowers has taken or will take any action which might cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect.  If requested by the Administrative Agent, the Borrowers will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulations U, T or X of the Board, as the case may be.

Section 9.09         Sale or Discount of Receivables.  Except for receivables obtained by the Borrowers or any Restricted Subsidiary out of the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, neither the Borrowers nor any Restricted Subsidiary will discount or sell (with or without recourse) to any other Person that is not a Co-Borrower any of its notes receivable or accounts receivable.

Section 9.10         Mergers, Etc.  Neither the Borrowers nor any Restricted Subsidiary will merge into or with or consolidate with any other Person, or sell, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person (any such transaction, a “consolidation”); provided that (a) any Subsidiary may participate in a consolidation with a Co-Borrower (provided that a Co-Borrower shall be the continuing or surviving corporation) or any Restricted Subsidiary (provided that such Restricted Subsidiary shall be the continuing or surviving Person) and (b) in the case of an Unrestricted Subsidiary merging into a Co-Borrower, no Default or Event of Default shall result.

Section 9.11         Sale of Assets.  The Borrowers will not, and will not permit any Restricted Subsidiary to, sell, assign, farm-out, convey or otherwise transfer any asset, including, without limitation, Property containing Proved Reserves constituting a portion of the Borrowing Base or to issue or sell any Equity Interests in a Co-Borrower or any of its Restricted Subsidiaries except (i) an issuance or sale of Equity Interests in or Preferred Stock of Sanchez, in each case whether as a Permitted Preferred Stock Distribution or otherwise and without regard to whether or not there is any Default or Event of Default or (ii) the following sales, assignments, farm-outs, conveyances and/or transfers; provided, no Default or Event of Default exists or will exist after giving effect to such sale, assignment, conveyance, farm-out or transfer:

(a)           a transfer of assets between or among Borrowers or a Co-Borrower and its Restricted Subsidiaries;

(b)           an issuance or sale of Equity Interests in a Restricted Subsidiary to a Co-Borrower or to another Restricted Subsidiary;

(c)           the sale, lease or other disposition of produced Hydrocarbons, equipment, inventory, accounts receivable or other properties or assets in the ordinary course of business, including, without limitation, any abandonment, farm-in, farm-out, lease or sublease of any oil and gas properties or the forfeiture or other disposition of such properties pursuant to standard form operating agreements, in each case in the ordinary course of business in a manner customary in the oil and gas business;

(d)           the sale or other disposition of cash or cash equivalents;

(e)           subject to the mandatory prepayment requirements in Section 3.04(c), the sale or other disposition (including Casualty Events) of any Oil and Gas Property or any interest therein or any Restricted Subsidiary owning Oil and Gas Properties; provided that

(1)           Borrowers shall provide the Administrative Agent at least ten (10) days prior written notice of any sale, assignment, conveyance or transfer hereunder,

(2)           100% of the consideration received in respect of such sale or other disposition shall be cash,

(3)           the consideration received in respect of such sale or other disposition shall be equal to or greater than the fair market value of the Oil and Gas Property, interest therein or the Restricted Subsidiary subject of such sale or other disposition (as reasonably determined by the Board of Directors of the Borrowers and, if requested by the Administrative Agent, the Borrowers shall deliver a certificate of a Responsible Officer of each Co-Borrower certifying to that effect),

(4)           if such sale or other disposition of Oil and Gas Property when combined with any other sales under this Section 9.11(e) occurring between Scheduled Redetermination Dates results in a sale of more than five percent (5%), in the aggregate, of the proved developed Oil and Gas Properties included in the most recently delivered Reserve Report, such sale or disposition shall be subject to the written consent of the Administrative Agent, not to be unreasonably withheld, and the Borrowing Base may be immediately redetermined pursuant to Section 2.07 and the Borrowers shall pay  any Borrowing Base Deficiency in accordance with Section 3.04(c), and

(5)           if any such sale or other disposition is of a Restricted Subsidiary owning Oil and Gas Properties, such sale or other disposition shall include all the Equity Interests of such Restricted Subsidiary; and

(f)            the sale, conveyance, transfer, lease or other disposition of (i) Eligible Midstream Assets and (ii) cash to an Unrestricted Subsidiary pursuant to Section 9.05(m).

Section 9.12         Environmental Matters.  The Borrowers will not, and will not permit any Restricted Subsidiary to, cause or permit any of its Property to be in violation of, or do anything or permit anything to be done which will subject any such Property to any Remedial Work under any applicable Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such violations or remedial obligations could reasonably be expected to have a Material Adverse Effect.

Section 9.13         Transactions with Affiliates.  The Borrowers will not, and will not permit any Restricted Subsidiary to, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate unless such transactions are otherwise permitted under this Agreement and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate.

Section 9.14         Subsidiaries.  The Borrowers shall not, and shall not permit any Restricted Subsidiary to, create or acquire any additional Subsidiary without the prior written consent of the Administrative Agent and the Required Lenders, other than the creation or acquisition by a Co-Borrower of Subsidiaries in compliance with the definition of “Unrestricted Subsidiary” or Section 8.16.  The Borrowers shall not, and shall not permit any Restricted Subsidiary to, sell, assign or otherwise dispose of any Equity Interests in any Subsidiary except in compliance with Section 9.11.  Neither the Borrowers nor any Restricted Subsidiary shall have any Foreign Subsidiaries.

Section 9.15         Negative Pledge Agreements; Dividend Restrictions.  The Borrowers will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any contract, agreement or understanding which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Administrative Agent and the Lenders, restricts any Loan Party from paying dividends or making distributions to any other Loan Party, restricts any Loan Party from making loans or advances to any other Loan Party, or restricts any Loan Party from transferring any of its properties or assets to any other Loan Party or which requires the consent of or notice to other Persons in connection therewith; provided, however, that the preceding restrictions will not apply to encumbrances or restrictions arising under or by reason of (a) this Agreement or the Security Instruments, (b) the Second Lien Loan Documents, the Bridge Loan Documents or the Senior Unsecured Loan Documents, (c) applicable law, rule, regulation or order, (d) any instrument governing Debt or Equity Interests of a Person acquired by any Co-Borrower or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Debt or Equity Interests were incurred or issued in connection with such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those instruments; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend, distribution and other payment restrictions than those contained in those instruments; provided, that, in the case of Debt, such Debt was permitted by the terms hereof to be incurred; (e) customary non-assignment provisions in contracts and leases entered into in the ordinary course of business and consistent with past practices; (f) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the transfer of any of its properties to any Loan Party, (g) any agreement for the sale or other disposition of a Restricted Subsidiary of a Co-Borrower that restricts distributions by that Restricted Subsidiary pending its sale or other disposition, (h) agreements governing other Debt of the Borrowers and one or more Restricted Subsidiaries permitted herein; provided that the restrictions in the agreements governing such Debt are not materially more restrictive, taken as a whole, than those provided herein, (i) Liens permitted to be incurred under Section 9.03 hereof that limit the right of the debtor to dispose of the assets subject to such Liens, (j) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, and stock sale agreements entered into in the ordinary course of business, and (k) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Section 9.16         Gas Imbalances, Take-or-Pay or Other Prepayments.  The Borrowers will not allow gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Borrowers or any Restricted Subsidiary that would require the Borrowers or such Restricted Subsidiary to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor.

Section 9.17         Swap Agreements.  The Borrowers will not, and will not permit any Restricted Subsidiary to, enter into any Swap Agreements with any Person other than (a) Swap Agreements in respect of commodities (other than floor or put options) (i) with an Approved Counterparty, (ii) (A) during the first 2 years of this Agreement limited to no more than the greater of (a) ninety percent (90%) of the value of proved developed producing reserves included on the most recently delivered Reserve Report and (b) fifty percent (50%) of Borrowers’ total

Proved Reserves (such amounts computed on a semi-annual basis and calculated on a product-by-product basis), (B) during years 3 and 4 of this Agreement to no more than the greater of (a) eighty-five percent (85%) of the value of proved developed producing reserves included on the most recently delivered Reserve Report and (b) fifty percent (50%) of Borrowers’ total Proved Reserves (such amounts computed on a semi-annual basis and calculated on a product-by-product basis), and (C) after the 4th year no commodity hedging permitted; provided that the aggregate amount of all such commodity hedging transactions (other than floor or put options) shall not exceed the most recent month’s actual production, calculated separately on a product-by-product basis, in any given month, (b) Swap Agreements in respect of interest rates with an Approved Counterparty, as follows: (i) Swap Agreements effectively converting interest rates from fixed to floating, the notional amounts of which (when aggregated with all other Swap Agreements of the Borrowers and their Restricted Subsidiaries then in effect effectively converting interest rates from fixed to floating) do not exceed 75% of the then outstanding principal amount of the Borrowers’ Debt for borrowed money which bears interest at a fixed rate and (ii) Swap Agreements effectively converting interest rates from floating to fixed, the notional amounts of which (when aggregated with all other Swap Agreements of the Borrowers and their respective Restricted Subsidiaries then in effect effectively converting interest rates from floating to fixed) do not exceed 75% of the then outstanding principal amount of the Borrowers’ Debt for borrowed money which bears interest at a floating rate and (c) those certain Swap Agreements existing on the date hereof and described on Schedule 9.17 between SEP and Shell Energy North America (US), L.P. and between SEP and Macquarie Bank Limited.  The Borrowers will not, and will not permit any other Loan Party to, Liquidate any Swap Agreement in respect of commodities unless (x) if such Swap Liquidation would result in an automatic redetermination of the Borrowing Base pursuant to Section 2.07(b)(iv), the Borrowers deliver reasonable prior written notice thereof to the Administrative Agent, and (y) if a Borrowing Base Deficiency would result from such Swap Liquidation as a result of an automatic redetermination of the Borrowing Base pursuant to Section 2.07(b)(iv), the Borrowers prepay Borrowings, prior to or contemporaneously with the consummation of such Swap Liquidation to the extent that such prepayment would have been required under Section 3.04(c)(i) after giving effect to such automatic redetermination of the Borrowing Base.

Section 9.18         Sale and Leaseback Transactions.  The Borrowers will not, and will not permit any Restricted Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

Section 9.19         ERISA.  Except where non-compliance, in each case or in combination with all other instances of non-compliance with the provisions of this Section 9.19, could not reasonably be expected to result in a Material Adverse Effect, the Borrowers will not, and will not permit any of the Guarantors to, at any time:

(a)           engage in, or permit any ERISA Affiliate to engage in, any transaction in connection with which a Co-Borrower, any of its Subsidiaries or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of Section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code.

(b)           fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, a Co-Borrower, any of its Subsidiaries or any ERISA Affiliate is required to pay as contributions thereto.

(c)           contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to (i) any employee welfare benefit plan, as defined in Section 3(1) of ERISA, which may not be terminated by such entities in their sole discretion at any time without any material liability, including, without limitation, any such plan that is maintained to provide benefits to former employees of such entities (other than benefits mandated by Title I, Part 6 of ERISA and Section 4980B of the Code), or (ii) any employee pension benefit plan, as defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.

Section 9.20         Change in Business.

(a)           Each of the Co-Borrowers and the Guarantors shall not, and shall not permit any Subsidiary of such Co-Borrower to, engage in any business or activity other than (i) the business of the exploration for, and development, acquisition, and the production of Hydrocarbons produced from its Oil and Gas Properties, (ii) the business of marketing, processing, treating, gathering, and upstream transportation of such Hydrocarbons produced by such Co-Borrower and its Subsidiaries; (iii) developing raw land acquired or leased by such Co-Borrower or its Subsidiaries in conjunction with the activities described in clause (i) or (ii) above, and remediating such land for resale; and (iv) the business of providing services to support any of the Borrower’s or its Subsidiaries’ activities described in clause (i), (ii) or (iii) above.  Each Co-Borrower shall not, and shall not permit any of its Subsidiaries to engage in any activity or business, or acquire or make any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties or businesses, in any event, which are not located within the geographical boundaries of the U.S. or the offshore area in the Gulf of Mexico over which the U.S. asserts jurisdiction.

(b)           Each of the Co-Borrowers and the Guarantors shall not, and shall not permit any Subsidiary of such Co-Borrower to, alter, amend or modify in any manner materially adverse to the Lenders any of its Organizational Documents.  In any event, a Co-Borrower shall not permit any of its Subsidiaries to (i) if such Subsidiary is a limited liability company, amend its limited liability company agreement to “opt in” to “security” status in accordance with Section 8.103 of the UCC or (ii) evidence its Equity Interests with a certificate without, in each case, the prior consent of the Administrative Agent.

(c)           Except as set forth in Section 1.05, the Borrowers and the Guarantors shall not, and shall not permit any of their respective Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Borrowers or of any of its Subsidiaries.

ARTICLE X

EVENTS OF DEFAULT; REMEDIES

Section 10.01       Events of Default.  The occurrence and continuation of one or more of the following events shall constitute an “Event of Default”:

(a)           the Borrowers shall fail to pay any interest on or principal of any Loan or any reimbursement obligation in respect of any LC Disbursement or any fee or other amount when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise;

(b)           any representation or warranty made or deemed made by or on behalf of the Borrowers or any Subsidiary in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been false, incorrect or misleading in any material respect when made or deemed made;

(c)           any Co-Borrower or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 3.04(c), Section 8.01, Section 8.02, Section 8.03, Section 8.12, Section 8.15, or ARTICLE IX;

(d)           any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a)  or Section 10.01(c)) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) notice thereof from the Administrative Agent to the Borrowers (which notice will be given at the request of any Lender) or (ii) a Responsible Officer of the Borrowers or such Subsidiary otherwise becoming aware of such default;

(e)           any Co-Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, after the expiration of any applicable period of grace and/or notice and cure;

(f)            any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require any Co-Borrower or any Subsidiary to make an offer in respect thereof;

(g)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Co-Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Co-Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)           any Co-Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(g), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Co-Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(i)            any Co-Borrower or any Subsidiary shall become unable, admit in writing its inability, or fail generally to pay its debts as they become due;

(j)            one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000.00 (to the extent not covered by independent third party insurance provided by insurers of the highest claims paying rating or financial strength as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding) shall be rendered against any Co-Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrowers or any Subsidiary to enforce any such judgment;

(k)           any Loan Document after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with its terms against any Co-Borrower or a Guarantor party thereto or shall be repudiated by any of them, or cease to create a valid and perfected Lien of the priority required thereby on any of the Collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or any Co-Borrower, any Guarantor or any Subsidiary or any of their Affiliates shall so state in writing;

(l)            an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m)          a Change in Control shall occur;

(n)           the occurrence of an event of default (as defined therein) under the Second Lien Loan or the Undertaking to Pay Directly; and

(o)           the Intercreditor Agreement shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with its terms against any party thereto or any holder of Debt covered thereby or shall be repudiated by any of them.

Section 10.02       Remedies.

(a)           In the case of an Event of Default other than one described in Section 10.01(g), Section 10.01(h) or Section 10.01(i), at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Notes and the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(j)), shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrowers and each Guarantor; and in case of an Event of Default described in Section 10.01(g), Section 10.01(h) or Section 10.01(i), the Commitments shall automatically terminate and the Notes and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Borrowers and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(j)), shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers and each Guarantor.

(b)           In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

(c)           All proceeds realized from the liquidation or other disposition of Collateral or otherwise received after maturity of the Loans or the Notes, whether by acceleration or otherwise, shall be applied:  first, to payment or reimbursement of expenses and indemnities provided for in this Agreement and the Security Instruments; second, to accrued interest on the Loans; third, to fees referred to in clause (b) of the definition of Obligations; fourth, pro rata to principal outstanding on the Loans and other Obligations referred to in clauses (c) and (d) of the definition of Obligations; fifth, to any other Obligations; sixth, to serve as cash collateral to be held by the Administrative Agent to secure the LC Exposure; and any excess shall be paid to the Borrowers or as otherwise required by any Governmental Requirement.  Notwithstanding the foregoing, amounts received from the Borrowers or any Loan Party that is not an Eligible Contract Participant shall not be applied to any Excluded Swap Obligations owing to a Secured Swap Provider (it being understood, that in the event that any amount is applied to Obligations other than Excluded Swap Obligations as a result of this clause, the Administrative Agent shall make such adjustments as it determines are appropriate to distributions pursuant to clause fourth above from amounts received from Eligible Contract Participants to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to Obligations described in clause fourth above by Secured Swap Providers that are the holders of any Excluded Swap Obligations are the same as the proportional aggregate recoveries with respect to other Obligations pursuant to clause fourth above).

ARTICLE XI

THE ADMINISTRATIVE AGENT

Section 11.01       Appointment; Powers.

Each of the Lenders and the Issuing Bank hereby irrevocably (subject to Section 11.06) appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Section 11.02       Duties and Obligations of Administrative Agent.  The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03, and (c) except as expressly set forth herein, shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Subsidiaries that is communicated to or obtained by the bank serving as the Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to it by the Borrowers or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in ARTICLE VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to it or as to those conditions precedent specifically required to be to its satisfaction, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrowers and its Subsidiaries or any other obligor or guarantor, or (vii) any failure by the Borrowers or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein.  For purposes of determining compliance with the conditions specified in ARTICLE VI, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed closing date specifying its objection thereto.

Section 11.03       Action by Administrative Agent.  The Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that it is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) and in all cases it shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Required Lenders or the Lenders, as applicable (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action.  The instructions as aforesaid and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.  If a Default has occurred and is continuing, then the Administrative Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders.  In no event, however, shall the Administrative Agent be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, the Loan Documents or applicable law.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), and otherwise the Administrative Agent shall not be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct.

Section 11.04       Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon and each of the Borrowers, the Lenders and the Issuing Bank hereby waives the right to dispute the Administrative Agent’s record of such statement, except in the case of gross negligence or willful misconduct by the Administrative Agent.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.  The Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.

Section 11.05       Subagents.  The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent, including without limitation a collateral agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding Sections of this ARTICLE XI shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 11.06       Resignation or Removal of Administrative Agent.  Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 11.06, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrowers, and the Administrative Agent may be removed at any time with or without cause by the Required Lenders.  Upon any such resignation or removal, and so long as there are Lenders hereunder, the Required Lenders shall have the right, in consultation with and upon the approval of the Borrowers (so long as no Event of Default has occurred and is continuing), which approval shall not be unreasonably withheld, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation or removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in Houston, Texas, or an Affiliate of any such bank.  If upon such resignation by the Administrative Agent there are no Required Lenders (i) because all of the Loans have been repaid, (ii) the LC Exposure extinguished, and (iii) the Commitments terminated, but Obligations remain under the Swap Agreements that are secured by the Security Instruments, such appointment of a successor shall be made by the then current Administrative Agent if it is a counterparty under a Swap Agreement and if it is not, such appointment shall be made by the Secured Swap Providers holding more than 50% of the Hedge Exposure on the date of such Administrative Agent’s resignation notice.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, the retiring Administrative Agent shall execute such instruments as may be reasonably necessary to give effect to such succession, and the retiring Administrative Agent shall be discharged from any further duties and obligations hereunder.  The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this ARTICLE XI and Section 12.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Section 11.07       Administrative Agent as Lender.  The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

Section 11.08       No Reliance.  (a) Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder.  The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrowers or any of their Subsidiaries of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of the Borrowers or their Subsidiaries.  Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrowers (or any of its Affiliates) which may come into the possession of the Administrative Agent or any of its Affiliates.  In this regard, each Lender acknowledges that Thompson & Knight LLP is acting in this transaction as special counsel to the Administrative Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document.  Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

(b)           The Lenders acknowledge that the Administrative Agent is acting solely in an administrative capacity with respect to structuring and syndication of this facility and has no duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than its administrative duties, responsibilities and liabilities specifically as set forth in the Loan Documents and in its capacity as a Lender.  In structuring, arranging or syndicating this Agreement, each Lender acknowledges that the Administrative Agent may be an agent or lender under these Notes, other loans or other securities and waives any existing or future conflicts of interest associated with its role in such other debt instruments.

Section 11.09       Authority to Release Collateral and Liens.  Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to release any Collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents.  Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to execute and deliver to the Borrowers, at the Borrowers’ sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrowers in connection with any sale or other disposition of Property to the extent such sale or other disposition is permitted by the terms of Section 9.11 or is otherwise authorized by the terms of the Loan Documents.

Section 11.10       Filing of Proofs of Claim.  In case of any Default or Event of Default under Section 10.01(f), Section 10.01(g) or Section 10.01(h), the Administrative Agent (regardless of whether the principal of any Loan or LC Exposure shall then be due and payable and regardless of whether the Administrative Agent has made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)           to (i) file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure and all other Obligations that is owing and unpaid and (ii) file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 3.03 and Section 12.03) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

Each Lender hereby authorizes any custodian, receiver, assignee, trustee, conservator, sequestrator or other similar official in any such judicial proceeding: (i) to make such payments to the Administrative Agent; and (ii) if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 3.03 and Section 12.03.  Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.  Each Lender retains its right to file and prove a claim separately.

ARTICLE XII

MISCELLANEOUS

Section 12.01       Notices.

(a)           Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)            if to the Borrowers, to it at Sanchez Energy Corporation, 1111 Bagby Street, Suite 1800, Houston, Texas 77002, Attention: Alfredo Gutierrez (Telecopy No. (713) 756-2784), with a copy to Akin Gump Strauss Hauer & Feld LLP, 1111 Louisiana Street, 44th Floor, Houston, Texas 77002, Attention: David Elder (Telecopy No. (713) 236-0822);

(ii)           if to the Administrative Agent, to it at Royal Bank of Canada Agency Services Group, 4th Floor, 20 King Street West, Toronto, Ontario, Canada M5H 1C4, Attention Manager Agency (Fax No. (416) 842-4023), with a copy to 2800 Post Oak Boulevard, Suite 3900, Houston, Texas 77056, Attention Mark Lumpkin (Fax No. (713) 403-5624), and for all correspondence related to Letter of Credit requests One Liberty Plaza, 3rd Floor, New York, New York 10006-1404, Attention Manager Trade Products (Telephone No. (212) 428-6235) (Fax No. (212) 428-6332);

(iii)          if to any other Lender, in its capacity as such, or any other Lender in its capacity as an Issuing Bank, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)           Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to ARTICLE II, ARTICLE III, ARTICLE IV and ARTICLE V unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)           Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 12.02       Waivers; Amendments.

(a)           No failure on the part of the Administrative Agent, the Issuing Bank or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrowers therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b)           Neither this Agreement nor any provision hereof nor any Security Instrument nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment or the Maximum Credit Amount of any Lender without the written consent of such Lender, (ii) increase the Borrowing Base without the written consent of each Lender, decrease or maintain the Borrowing Base without the consent of the Administrative Agent and the Required Lenders, or modify Section 2.07 in any manner adverse to the Lenders without the consent of each Lender (other than a Defaulting Lender), (iii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Obligations hereunder or under any other Loan Document, without the written consent of each Lender affected thereby, (iv) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or any other Obligations hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Termination Date without the written consent of each Lender affected thereby, (v) change Section 4.01(b) or Section 4.01(c) in a manner that would alter the pro rata sharing of payments required thereby in a manner adverse to any Lender, without the written consent of each Lender or change the pro rata share of any Lender (other than as a result of the occurrence of any reallocation as a result of a Lender becoming or ceasing to be a Defaulting Lender without the written consent of each Lender, (vi) waive or amend Section 8.14, without the written consent of each Lender, (vii) release any Guarantor, release any of the Collateral (other than as provided in Section 11.09), or reduce the percentage set forth in Section 8.14 to less than eighty percent (80%), without the written consent of each Lender, or (viii) change any of the provisions of this Section 12.02(b) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender (other than a Defaulting Lender); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Issuing Bank, as the case may be.  Notwithstanding the foregoing, any supplement to Schedule 7.14 (Subsidiaries) shall be effective simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders.

Section 12.03       Expenses, Indemnity; Damage Waiver.

(a)           The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Arranger, Administrative Agent and its Affiliates, including, without limitation, the reasonable fees, charges and disbursements of counsel and other outside consultants for the Administrative Agent, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, and the cost of environmental audits and surveys and appraisals, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, documentation, execution, delivery, syndication and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all costs, expenses, Taxes, assessments and other charges incurred by the Administrative Agent or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, (iii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit issued by such Issuing Bank or any demand for payment thereunder, (iv) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 12.03, or in connection with the Loans made or Letters of Credit issued hereunder, including, without limitation, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)           THE BORROWERS SHALL INDEMNIFY THE ADMINISTRATIVE AGENT, THE ISSUING BANK AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER, THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT OR ANY ENFORCEMENT OR COLLECTION ACTIONS IN CONNECTION THEREWITH, (ii) THE FAILURE OF ANY CO-BORROWER OR ANY OF THE GUARANTORS TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (iii) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF ANY CO-BORROWER OR ANY OF THE GUARANTORS SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (iv) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM, INCLUDING, WITHOUT LIMITATION, (1) ANY REFUSAL BY THE ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH

DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT, OR (2) THE PAYMENT OF A DRAWING UNDER ANY LETTER OF CREDIT NOTWITHSTANDING THE NON-COMPLIANCE, NON-DELIVERY OR OTHER IMPROPER PRESENTATION OF THE DOCUMENTS PRESENTED IN CONNECTION THEREWITH, (v) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, (vi) THE OPERATIONS OF THE BUSINESS OF THE BORROWERS AND THE GUARANTORS BY THE BORROWERS AND THE GUARANTORS, (vii) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (viii) ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWERS OR ANY OF THE GUARANTORS OR ANY OF THEIR PROPERTIES, INCLUDING WITHOUT LIMITATION, THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON ANY OF THEIR PROPERTIES, (ix) THE BREACH OR NON-COMPLIANCE BY THE BORROWERS OR ANY OF THE GUARANTORS WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWERS OR ANY OF THE GUARANTORS, (x) THE PAST OWNERSHIP BY THE BORROWERS OR ANY OF THE GUARANTORS OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (xi) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE BORROWERS OR ANY OF THE GUARANTORS OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWERS OR ANY OF THE GUARANTORS, (xii) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWERS OR ANY OF THE GUARANTORS, OR (xiii) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, OR (xiv) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY

FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE.

(c)           To the extent that the Borrowers fail to pay any amount required to be paid by them to the Administrative Agent or the Issuing Bank under Section 12.03(a) or Section 12.03(b), each Lender severally agrees to pay to the Administrative Agent or the Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Bank in its capacity as such.

(d)           To the extent permitted by applicable law, the Borrowers and the Indemnitees shall not assert, and hereby waive, any claim against each other, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)           All amounts due under this Section 12.03 shall be payable not later than ten (10) days after written demand therefor.

Section 12.04       Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Co-Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           (i)            Subject to the conditions set forth in Section 12.04(b)(ii), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:  (1) the Borrowers, provided that no consent of any Co-Borrower shall be required for an assignment to (A) a Lender that is not a Defaulting Lender, (B) an Affiliate of a Lender that is not a Defaulting Lender, (C) an Approved Fund (other than an Approved Fund that is administered by or managed by a Defaulting Lender or an Affiliate of a Defaulting Lender) or (D) if an Event of Default has occurred and is continuing, any other commercial bank with primary capital of not less than $250,000,000; provided, further, that Borrowers’ failure to respond to a Lender’s request for consent to an assignment within five (5) Business Days of such request shall be deemed to constitute Borrowers’ written consent to such request; and (2) the Administrative Agent (such consent not to be unreasonably withheld or delayed), provided that no such consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender that is not a Defaulting Lender immediately prior to giving effect to such assignment.

(ii)           Assignments shall be subject to the following additional conditions:  (1) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $2,500,000 (which minimum amount may be comprised of concurrent assignments from more than one Lender), and the Commitments of any assigning Lender remaining a party hereto after giving effect to the assignment shall be at least $2,500,000, unless, in each case, each of the Borrowers, the Administrative Agent otherwise consents, provided that no such consent of the Borrowers shall be required if an Event of Default has occurred and is continuing;  (2) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; (3) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; (4) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and shall deliver notice of the Assignment and Assumption to the Borrowers; and (5) in the case of an assignment to a CLO, the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement, provided that the Assignment and Assumption between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver described in the first proviso to Section 12.02 that affects such CLO.

(iii)          Subject to Section 12.04(b)(iv) and the acceptance and recording thereof, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 12.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).

(iv)          The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and

Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Maximum Credit Amount of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrowers, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.  In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Annex I and forward a copy of such revised Annex I to the Borrowers, the Issuing Bank and each Lender.

(v)           Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.04(b) and any written consent to such assignment required by Section 12.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).

(c)           (i)            Any Lender may, without the consent of the Borrowers, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the loans owing to it); provided that (1) such Lender’s obligations under this Agreement shall remain unchanged, (2) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (3) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 12.02 that affects such Participant.  In addition such agreement must provide that the Participant be bound by the provisions of Section 12.03.  Subject to Section 12.04(c)(ii), the Borrowers agree that each Participant shall be entitled to the benefits of Section 5.01, Section 5.02 and Section 5.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant agrees to be subject to Section 4.01(c) as though it were a Lender.

(ii)           A Participant shall not be entitled to receive any greater payment under Section 5.01 or Section 5.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.03 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 5.03(e) as though it were a Lender.

(d)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank, and this Section 12.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)           Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrowers to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.

Section 12.05       Survival; Revival; Reinstatement.

(a)           All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 and ARTICLE XI shall survive and remain in full force and effect regardless of the consummation of the Transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

(b)           To the extent that any payments on the Obligations or proceeds of any Collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s, and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect.  In such event, each Loan Document shall be automatically reinstated and the Borrowers shall take such action as may be reasonably requested by the Administrative Agent or the Lenders to effect such reinstatement.

Section 12.06       Counterparts; Integration; Effectiveness.

(a)           This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b)           This Agreement, the other Loan Documents and the Fee Letter constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(c)           This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy, facsimile, photocopy or by sending a scanned copy by electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 12.07       Severability.  Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 12.08       Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including, without limitations obligations under Swap Agreements) at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrowers or any Subsidiary against any of and all the obligations of the Borrowers or any Subsidiary owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured.  The rights of each Lender under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have.

Section 12.09       GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a)           THIS AGREEMENT AND THE LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CHOICE-OF-LAW PROVISIONS THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION; PROVIDED, TO THE EXTENT ANY OF THE SECURITY INSTRUMENTS RECITE THAT THEY ARE GOVERNED BY THE LAW OF ANOTHER JURISDICTION, OR ANY ACTION OR EVENT TAKEN THEREUNDER (SUCH AS FORECLOSURE OF THE MORTGAGED PROPERTY) REQUIRES APPLICATION OF OR COMPLIANCE WITH THE LAW OF ANOTHER JURISDICTION, SUCH PROVISIONS AND CONCEPTS SHALL APPLY.

(b)           ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE LOAN DOCUMENTS SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.  THIS SUBMISSION TO JURISDICTION IS NON-EXCLUSIVE AND DOES NOT PRECLUDE A PARTY FROM OBTAINING JURISDICTION OVER ANOTHER PARTY IN ANY COURT OTHERWISE HAVING JURISDICTION.

(c)           EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 12.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 12.01 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.

(d)           EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT

MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (iii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OF COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iv) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.09.

Section 12.10       Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 12.11       Confidentiality.  Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or self-regulatory body, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; provided, unless prohibited by applicable laws or regulations, Borrowers have been given reasonable advance notice thereof and been afforded an opportunity to limit or protest the disclosure, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to the Borrowers and their obligations, (g) with the consent of the Borrowers or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.11 or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrowers.  For the purposes of this Section 12.11, “Information” means all information received from the Borrowers or any Subsidiary relating to the Borrowers or any Subsidiary and their businesses, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrowers or a Subsidiary.  Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  Notwithstanding anything herein to the contrary, any party hereto (and each employee, representative or other agent of such party) may disclose without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to that party relating to such tax treatment or tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transactions, as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the transactions contemplated hereby.

Section 12.12       EXCULPATION PROVISIONS.  EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS AND CONDITIONS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY RESULT, SUBJECT TO THE TERMS HEREOF AND THEREOF AND APPLICABLE LAW, IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY.  EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

Section 12.13       No Third Party Beneficiaries.  This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans and the Issuing Bank to issue, amend, renew or extend Letters of Credit hereunder are solely for the benefit of the Borrowers, and no other Person (including, without limitation, any Subsidiary of a Co-Borrower, any obligor, contractor, subcontractor, supplier or materialmen) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, the Issuing Bank or any Lender for any reason whatsoever.  There are no third party beneficiaries.

Section 12.14       Collateral Matters; Swap Agreements.  The benefit of the Security Instruments and of the provisions of this Agreement relating to any collateral securing the Obligations shall also extend to and be available to (in addition to Lenders and their Affiliates) and any Person which was a Lender or Affiliate of a Lender when it entered into any Swap Agreement with the Borrowers or any of its Subsidiaries.  No Approved Counterparty shall have any voting rights under any Loan Document as a result of the existence of obligations owed to it under any such Swap Agreements.

Section 12.15       US Patriot Act Notice.  Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Patriot Act.

Section 12.16       Interest Rate Limitation.  It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it.  Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the U.S. and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Notes, it is agreed as follows:  (a) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Notes shall under no circumstances exceed the maximum non-usurious amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Debt (or, to the extent that the principal amount of the Debt shall have been or would thereby be paid in full, refunded by such Lender to the Borrowers); and (b) in the event that the maturity of the Notes is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Debt (or, to the extent that the principal amount of the Debt shall have been or would thereby be paid in full, refunded by such Lender to the Borrowers).  All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans evidenced by the Notes until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law.  If at any time and from time to time (a) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.16 and (b) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.16.

Section 12.17       Intercreditor Agreement.  Notwithstanding anything herein to the contrary (i) the Liens granted to the Predecessor Administrative Agent pursuant to the Original Credit Agreement and under the Security Instruments and (ii) the Liens granted to the Administrative Agent pursuant to this Agreement and under the Security Instruments (in such capacity, the “First Lien Collateral Agent”) and the exercise of any right or remedy by the First Lien Collateral Agent hereunder or thereunder are subject to the provisions of the Intercreditor Agreement.  In an event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.

Section 12.18       Termination and Release.  To the extent that a Loan Document provides for the termination of such Loan Document or the release of any Lien thereunder upon the payment in full of the Obligations, or words of similar effect, notwithstanding anything to the contrary in such Loan Document, such Loan Document shall terminate and the Administrative Agent shall release such Liens upon payment in full of the Obligations other than contingent Obligations which are intended to survive the termination of such Loan Document and with respect to which the contingency giving rise to such Obligation has not occurred.

Section 12.19       Release.

As additional consideration for the execution, delivery and performance of this Agreement by the parties hereto and to induce the Administrative Agent and the Lenders to enter into this Agreement, the Borrowers warrant and represent to the Administrative Agent and the Lenders that no facts, events, statuses or conditions exist or have existed which, either now or with the passage of time or giving of notice, or both, constitute or will constitute a basis for any claim or cause of action against the Predecessor Administrative Agent or any Original Lender or any defense to (i) the payment of Obligations under the Notes and/or the Loan Documents, or (ii) the performance of any of their respective obligations with respect to the Notes and/or the Loan Documents.  In the event any such facts, events, statuses or conditions exist or have existed, Borrowers unconditionally and irrevocably hereby RELEASE, RELINQUISH and forever DISCHARGE Predecessor Administrative Agent and the Original Lenders, as well as their predecessors, successors, assigns and Related Parties, of and from any and all claims, demands, actions and causes of action of any and every kind or character, past or present, which any Borrower may have against any of them or their predecessors, successors, assigns and Related Parties arising out of or with respect to (a) any right or power to bring any claim for usury or to pursue any cause of action based on any claim of usury, and (b) any and all transactions relating to the Loan Documents occurring prior to the Effective Date hereof, including any loss, cost or damage, of any kind or character, arising out of or in any way connected with or in any way resulting from the acts, actions or omissions of any of them, and their predecessors, successors, assigns and Related Parties, including any breach of fiduciary duty, breach of any duty of fair dealing, breach of confidence, breach of funding commitment, undue influence, duress, economic coercion, conflict of interest, negligence, bad faith, malpractice, intentional or negligent infliction of mental distress, tortious interference with contractual relations, tortious interference with corporate governance or prospective business advantage, breach of contract, deceptive trade practices, libel, slander or conspiracy, but in each case only to the extent permitted by applicable law.

Section 12.20       Resignation of Predecessor Administrative Agent and Predecessor Issuing Bank; Appointment of Successor Administrative Agent and Successor Issuing Bank; Assignment.

(a)           Pursuant to and in accordance with Section 11.06 of the Original Credit Agreement, effective upon the Effective Date, (i) Capital One, the Predecessor Administrative Agent, resigns as Administrative Agent under the Original Credit Agreement and Loan Documents, (ii) the Borrowers and the Lenders waive the requirement of prior notice of such resignation, (iii) RBC is appointed successor administrative agent for the Lenders under this Agreement, the Loan Documents and the Intercreditor Agreement (in such capacity, the “Successor Administrative Agent” and herein and therein the “Administrative Agent”), (iv) the Borrowers consent to the appointment of the Successor Administrative Agent as “Administrative Agent” under this Agreement, the Loan Documents and the Intercreditor Agreement, and (v) RBC accepts its appointment as Successor Administrative Agent and Administrative Agent, and Capital One is relieved of all duties and obligations as Administrative Agent.

(b)           Pursuant to and in accordance with Section 2.08(i) of the Original Credit Agreement, effective upon the Effective Date (i) Capital One, the Predecessor Issuing Bank, resigns as Issuing Bank under the Original Credit Agreement, (ii) RBC is appointed successor Issuing Bank under this Agreement (in such capacity, the “Successor Issuing Bank” and herein the “Issuing Bank”)), (iii) RBC accepts its appointment as Successor Issuing Bank and Issuing Bank, and Capital One is relieved of all duties and obligations as Issuing Bank.

(c)           Effective as of the Effective Date, Capital One assigns all of the Liens held by it in its capacity as Administrative Agent under the Original Credit Agreement to RBC, as Successor Administrative Agent.  The Lenders authorize Capital One to execute such documents as may be required to effectuate such assignment. In furtherance of the foregoing, following the Effective Date, Capital One agrees to promptly deliver all possessory collateral held by it to RBC and execute and deliver all agreements and documents as may be reasonably requested by RBC or Borrowers to evidence such assignment of the Collateral and the associated Security Instruments.

(d)           Capital One’s rights to be indemnified and to be reimbursed for costs pursuant to this Agreement, including Section 12.03, shall extend to actions taken in its capacity as resigning Administrative Agent.

Section 12.21       Amendment and Restatement.

(a)           Pursuant to the Original Credit Agreement Assignments and Assumptions, on the Effective Date the outstanding amount of principal and interest owing by the Borrowers under the Original Credit Agreement and the notes issued pursuant thereto have been refinanced, renewed, rearranged and extended by Loans under this Agreement.

(b)           The parties hereto agree that this Agreement amends, restates and rearranges the Original Credit Agreement in its entirety and that all Loans outstanding under the Original Credit Agreement on the Effective Date shall be and be deemed to be Loans (of the same Type and having the same Interest Periods) made and Letters of Credit issued under this Agreement, and shall thereafter be evidenced and governed by the terms and conditions of this Agreement. Article XI and Section 12.03 of the Original Credit Agreement shall survive and inure to the benefit of the Predecessor Administrative Agent with respect to events and conditions that occurred or existed prior to the Effective Date.  The Lenders are subrogated to the rights of the Original Lenders under the Original Credit Agreement to the extent of the Obligations renewed and rearranged hereby.  All Liens created and existing in connection with the Original Credit Agreement, except as otherwise provided in this Agreement with respect to Excluded Swap Obligations, shall continue in force and effect to secure the Obligations of the Borrowers to the Lenders pursuant to the Notes and this Agreement, and each Borrower hereby ratifies, adopts and confirms all such prior Liens.

Section 12.22       Termination of Commitment under Original Credit Agreement

As of the Effective Date, the Commitments under the Original Credit Agreement are hereby terminated and the Predecessor Administrative Agent and the Lenders hereby waive any right to receive prior notice of such termination.  Each Lender agrees upon the Effective Date to return to the Borrowers within 30 days all “Notes” as defined under the Original Credit Agreement which were delivered by the Borrowers in exchange for new Notes to be issued pursuant to this Agreement, and, to the extent such Notes are not returned within such time period, the Borrowers shall be entitled to receive a lost note affidavit containing customary indemnities in favor of the Borrowers.

Section 12.23       No Novation, Etc.

To the extent of the Commitment outstanding under the Original Credit Agreement in the amount of $95,000,000, nothing contained herein shall be deemed a novation of or a repayment or new advance of any obligation of the Borrowers thereunder.  Only to the extent of an increase in the Commitment over that amount shall there be deemed to be a new advance by the Lenders to the Borrowers under this Agreement.  The Obligations owing under the Original Credit Agreement are renewed, rearranged, extended and carried forward by this Agreement and all of the Liens securing the “Obligations” as defined in the Original Credit Agreement (other than Excluded Swap Obligations) are carried forward and secure, without interruption or loss or priority, the Obligations under this Agreement.

Section 12.24       Joint and Several Liability

(a)           Each of the Borrowers acknowledges and agrees that it is the intent of the parties that each such Borrower be primarily liable for the Obligations as a joint and several obligor. It is the intention of the parties that with respect to liability of any Borrower hereunder arising solely by reason of its being jointly and severally liable for the Loans and LC Exposure, the obligations of such Borrower shall be absolute, unconditional and irrevocable irrespective of:

(i)            any lack of validity, legality or enforceability of this Agreement, any Note, or any other Loan Document as to any other Borrower, as the case may be;

(ii)           the failure of the Administrative Agent, the Issuing Bank or any Lender or any holder of any Note;

(a)           to enforce any right or remedy against any other Borrower, as the case may be, or any other Person (including any Guarantor) under the provisions of this Agreement, such Note, any other Loan Document or otherwise; or

(b)           to exercise any right or remedy against any Guarantor of, or Collateral securing, the Obligations;

(iii)          any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of any other Borrower, or any other extension, compromise or renewal of any Obligations of any other Borrower;

(iv)          any reduction, limitation, impairment or termination of any Obligations with respect to any other Borrower, as the case may be, for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and each of the Borrowers hereby waives any right to or claim of) any defense (other than the defense of payment in full of the Obligations) or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, non-genuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Obligations with respect to any other Borrower, as the case may be;

(v)           any addition, exchange, release, surrender or non-perfection of any Collateral, or any amendment to or waiver or release or addition of, or consent to departure from, any Guaranty, held by any Lender or any holder of the Notes or any security interest or Lien securing any of the Obligations; or

(vi)          any other circumstance which might otherwise constitute a defense (other than the defense of payment in full of the Obligations) available to, or a legal or equitable discharge of, any Borrower, as the case may be, or any Guarantor.

(b)           Each of the Borrowers agrees that its joint and several liability hereunder shall continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Obligations is rescinded or must be restored by any Lender or any holder of any Note, upon the insolvency, bankruptcy or reorganization of any other Borrower, as the case may be, as though such payment had not been made;

(c)           Each of the Borrowers hereby expressly waives: (i) notice of the Lenders’ acceptance of this Agreement; (ii) notice of the existence or creation or non-payment of all or any of the Obligations other than notices expressly provided for in this Agreement; (iii) presentment, demand, notice of dishonor, notice of intent to accelerate, notice of acceleration, protest, and all other notices whatsoever other than notices expressly provided for in this Agreement; (iv) any claim or defense based on an election of remedies; and (v) all diligence in collection or protection of or realization upon the Obligations or any part thereof, any obligation hereunder, or any security for or guaranty of any of the foregoing.

(d)           No delay on any of the Administrative Agent’s, Issuing Bank’s or any Secured Swap Provider’s part in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by any of the foregoing of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy.

(e)           Each of the Borrowers hereby represents and warrants to each of the Administrative Agent and Lenders that it now has and will continue to have independent means of obtaining information concerning the other Borrower’s affairs, financial condition and business. Neither the Administrative Agent nor any Lender shall have any duty or responsibility to provide any Borrower with any credit or other information concerning such other Borrower’s affairs, financial condition or business which may come into the Administrative Agent’s or Lender’s possession.

(f)            Each of the Borrowers represents and warrants (i) that the business operations of the Borrowers are interrelated and that the business operations of the Borrowers complement one another, and such entities have a common business purpose, and (ii) that, to permit their uninterrupted and continuous operations, such entities now require and will from time to time hereafter require funds and credit accommodations for general business purposes and (iii) that the proceeds of Loans and LC Disbursements hereunder will directly or indirectly benefit the Borrowers hereunder, severally and jointly, regardless of which Borrower receives part or all of the proceeds of such Loan or LC Disbursement.

(g)           Notwithstanding anything to the contrary contained herein, it is the intention of the Borrowers, the Administrative Agent, Issuing Bank and the Lenders that the amount of the respective Borrower’s obligations hereunder shall be in, but not in excess of, the maximum amount thereof not subject to avoidance or recovery by operation of any applicable Debtor Relief Law.  To that end, but only in the event and to the extent that the Borrowers’ respective obligations hereunder or any payment made pursuant thereto would, but for the operation of the foregoing proviso, be subject to avoidance or recovery under any applicable Debtor Relief Law, the amount of the Borrowers’ respective obligations hereunder shall be limited to the largest amount which, after giving effect thereto, would not, under applicable Debtor Relief Laws, render the Borrower’s respective obligations hereunder unenforceable or avoidable or subject to recovery under applicable Debtor Relief Laws.  To the extent any payment actually made hereunder exceeds the limitation contained in this Section 12.07(g), then the amount of such excess shall, from and after the time of payment by the Borrowers (or any of them), be reimbursed by the Lenders upon demand by such Borrowers.  The foregoing proviso is intended solely to preserve the rights of the Administrative Agent, Issuing Bank and the Lenders hereunder against the Borrowers to the maximum extent permitted by applicable Debtor Relief Laws and neither any Borrower nor any Guarantor nor any other Person shall have any right or claim under this Section 12.07(g) that would not otherwise be available under applicable Debtor Relief Laws.

Section 12.25       Keepwell.

(a)           Each Borrower that is a Qualified ECP Credit Party hereby jointly and severally guarantees the payment and performance of all Obligations of each Loan Party (other than such Borrower) and absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Benefitting Loan Party in order for such Benefitting Loan Party to honor its obligations (without giving effect to Section 12.25(b)) under the Guaranty and any other Security Instrument including obligations with respect to Swap Agreements (provided, however, that a Borrower shall only be liable under this Section 12.25(a) for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 12.25(a), or otherwise under this Agreement or any Loan Document, as it relates to such Benefitting Loan Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of the Borrowers under this Section 12.25(a) shall remain in full force and effect until all Obligations are paid in full to the Lenders, the Administrative Agent and all Secured Swap Providers, and all of the Lenders’ Commitments are terminated. The Borrowers intend that this Section 12.25(a) constitute, and this Section 12.25(a) shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Benefitting Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

(b)           Notwithstanding any other provisions of this Agreement or any other Loan Document, Obligations guaranteed by any Loan Party, or secured by the grant of any Lien by any Loan Party under any Security Instrument, shall exclude all Excluded Swap Obligations with respect to such Loan Party.

[Signatures Begin Next Page]

The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWERS:

SANCHEZ ENERGY CORPORATION,
a Delaware corporation

By:	/s/ Michael G. Long
Michael G. Long
Senior Vice President — Chief Financial Officer

SEP HOLDINGS III, LLC,
a Delaware limited liability company

By:	/s/ Michael G. Long
Michael G. Long
Senior Vice President — Chief Financial Officer

SN MARQUIS LLC,
a Delaware limited liability company

By:	/s/ Michael G. Long
Michael G. Long
Senior Vice President — Chief Financial Officer

SN COTULLA ASSETS, LLC,
a Delaware limited liability company

By:	/s/ Michael G. Long
Michael G. Long
Senior Vice President — Chief Financial Officer

Signature Page to Credit Agreement

ADMINISTRATIVE AGENT:

ROYAL BANK OF CANADA

By:	/s/ Ann Hurley
Name:	Ann Hurley
Title:	Manager, Agency

PREDECESSOR ADMINISTRATIVE AGENT AND PREDECESSOR ISSUING BANK:

CAPITAL ONE, NATIONAL ASSOCIATION

By:	/s/ Michael Higgins
Name:	Michael Higgins
Title:	Vice President

LENDERS:

ISSUING BANK AND LENDER:

ROYAL BANK OF CANADA

By:	/s/ Mark Lumpkin, Jr.
Name:	Mark Lumpkin, Jr.
Title:	Authorized Signatory

CAPITAL ONE, NATIONAL ASSOCIATION

By:	/s/ Michael Higgins
Name:	Michael Higgins
Title:	Vice President

Signature Page to Credit Agreement

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ Vipul Dhadda	/s/ Michael Spaight
Name:	Vipul Dhadda	Michael Spaight
Title:	Authorized Signatory	Authorized Signatory

COMPASS BANK

By:	/s/ Ian Payne
Name:	Ian Payne
Title:	Vice President

SUNTRUST BANK

By:	/s/ John Kovarik
Name:	John Kovarik
Title:	Vice President

ING CAPITAL LLC

By:	/s/ Charles Hall
Name:	Charles Hall
Title:	Managing Director

BRANCH BANKING AND TRUST COMPANY

By:	/s/ James Giordano
Name:	James Giordano
Title:	Vice President

IBERIABANK

By:	/s/ Moni Collins
Name:	Moni Collins
Title:	Vice President

Signature Page to Credit Agreement

UNION BANK, N.A.

By:	/s/ Damien G. Melburger
Name:	Damien G. Melburger
Title:	Senior Vice President

SOCIÉTÉ GENÉRALÉ

By:	/s/ David M. Bornstern
Name:	David M. Bornstern
Title:	Director

Signature Page to Credit Agreement